Exhibit 99.11

VOLUME

1

PUBLIC ACCOUNTS 2019-2020

CONSOLIDATED FINANCIAL STATEMENTS OF THE GOUVERNEMENT DU QUÉBEC

Fiscal year ended March 31, 2020

Finances Québec

Public Accounts 2019-2020 - Volume 1

Legal deposit - Bibliothèque et Archives nationales du Québec
December 2020

ISSN 0706-2850 (Print version)
ISSN 1925-1823 (PDF)

© Gouvernement du Québec, 2020

His Honour the Honourable J. Michel Doyon

Lieutenant-Governor of Québec

Parliament Building

Québec

Your Honour,

I am pleased to present you with the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2020.

Eric Girard

Minister of Finance

Québec, December 2020

Mr. Eric Girard

Minister of Finance

Parliament Building

Québec

Dear Minister,

In accordance with the commission entrusted to me, I have the honour of presenting the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2020. These accounts have been prepared under section 86 of the Financial Administration Act (CQLR, chapter A-6.001), in accordance with the Government's accounting policies.

Respectfully yours,

Simon-Pierre Falardeau, CPA, CA

Comptroller of Finance

Québec, December 2020

PUBLIC ACCOUNTS 2019-2020	7

8	PUBLIC ACCOUNTS 2019-2020

Appendices to the consolidated financial statements

1. National Assembly, appointed persons, government departments and bodies whose financial transactions were conducted from the general fund of the Consolidated Revenue Fund	157

2. Government bodies and special funds	159

3. Organizations in the Government's health and social services and education networks	162

4. Government enterprises	167

5. Government business and non-business partnerships	168

6. Properties held and fiduciary transactions	170

7. Segment disclosures	172

8. Fiduciary transactions conducted by the Government	177

Glossary	181

PUBLIC ACCOUNTS 2019-2020	9

Presentation of the Public Accounts

The 2019-2020 Public Accounts present the results and financial position of the Gouvernement du Québec. They present a financial analysis to increase their usefulness and transparency. The analysis presents the changes in the main trends for the major consolidated financial statement items.

The Ministère des Finances considers that the use of indicators is efficient for studying changes in the state of the Government's finances. Therefore, ten indicators are presented in the section "Analysis of the consolidated financial statements".

The 2019-2020 Public Accounts present information on the actual results for the fiscal year ended March 31, 2020. The initial forecasts of the results for this fiscal year were presented in Budget 2019-2020 on March 21, 2019 and revised in the Update on Québec's Economic and Financial Situation - Fall 2019 on November 7, 2019. Preliminary results were presented in Budget 2020-2021 on March 10, 2020. The comparative analysis with the Budget that appears in the present publication was made using the initial forecasts presented in Budget 2019-2020 on March 21, 2019, according to the standards adopted by the Public Sector Accounting Board.

The Public Accounts for the fiscal year ended March 31, 2020 have been prepared by the Comptroller of Finance for the Minister of Finance in accordance with the accounting policies adopted by the Conseil du trésor and pursuant to the provisions of section 86 of the Financial Administration Act (CQLR, chapter A-6.001). They are published in two volumes.

Preparing the Public Accounts requires the participation and collaboration of many employees from different government departments, funds, bodies, and organizations in the health and social services and education networks as well as employees from government enterprises. We would like to thank all of them for their help in preparing these documents.

Volume 1 - Consolidated financial statements of the Gouvernement du Québec

Volume 1 presents the consolidated financial statements of the Gouvernement du Québec, as well as a financial analysis that facilitates understanding of the transactions carried out in fiscal 2019-2020.

The information presented in the financial analysis reflects the portfolios and responsibilities set out in the 2019-2020 Expenditure Budget. The only portfolio whose name was changed in the 2020-2021 Expenditure Budget is the following:

  Immigration, Diversité et Inclusion which became Immigration, Francisation et Inclusion.
PUBLIC ACCOUNTS 2019-2020	11

Presentation of the Public Accounts (cont'd)

The consolidated financial statements consist of many items.

  A consolidated statement of operations and accumulated deficit, which accounts for the annual surplus or deficit arising from operations during the fiscal year. It presents the Government's revenue, the cost of services and other expenses for the year. It also shows the change in the accumulated deficit taking into consideration the results for the fiscal year, items charged directly to it and various restatements stemming from accounting changes.

  A consolidated statement of financial position, which presents the financial resources of the Gouvernement du Québec as well as its obligations. It establishes the net debt, which consists of the accumulated deficit and non-financial assets.

  A consolidated statement of change in net debt, which accounts for the combined effect on the net debt of the results for the fiscal year, the change in non-financial assets, items charged directly to the accumulated deficit and restatements stemming from accounting changes.

  A consolidated statement of cash flow, which provides information on the cash flow generated by or used during the fiscal year within the context of operating, equity investment, fixed asset investment and financing activities.

  Notes provide additional information on the items of the consolidated financial statements and which are an integral part of these statements. They also include a summary of the main accounting policies used to prepare the consolidated financial statements.

  Appendices provide the list of bodies that make up the Government's reporting entity, partnership stakes, property held and the Government's fiduciary transactions, as well as consolidated information on operations by government mission. They are an integral part of the consolidated financial statements.

In accordance with the Auditor General Act (CQLR, chapter V-5.01), the Auditor General of Québec prepares an Independent Auditor's Report included with the Government's consolidated financial statements and in which she expresses her opinion on the financial statements.

Volume 2 - Financial information on the Consolidated Revenue Fund: general fund and special funds

Volume 2 presents the financial information on the Consolidated Revenue Fund, which is made up of the general fund and the special funds. This volume is divided into two parts. The first part reports on the revenue of government departments and budget-funded bodies, their authorized appropriations, the expenses and other costs charged to each of these appropriations and, lastly, the financial operations of the specified purpose accounts they administer. The second part presents the revenue of the special funds as well as their approved and realized expenses and investments.

12	PUBLIC ACCOUNTS 2019-2020

SECTION

A

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS

1. Highlights for the 2019-2020 fiscal year

Consolidated operations

FISCAL YEAR ENDED MARCH 31, 2020

(millions of dollars, unless stated otherwise)

Note: Based on the data presented in the "Summary of consolidated operations" table on page 20. The proportions expressed in percentages are determined on the basis of total revenue.

(1) Own-source revenue includes Generations Fund revenue of $2 504 M, $2 606 M and $3 477 M for Budget 2019-2020 of March 21, 2019, for actual 2019-2020 results and for actual 2018-2019 results, respectively.

Budget balance

In Budget 2019-2020 of March 21, 2019 (hereinafter "the Budget"), the Government forecast an annual surplus of $2 504 million for fiscal 2019-2020. Within the meaning of the Balanced Budget Act1 and taking into account the allocation of $2 504 million in revenue to the Generations Fund, a balanced budget was forecast.

The results for fiscal 2019-2020 show an annual surplus of $2 610 million. Taking into account the deposits of $2 606 million in dedicated revenues in the Generations Fund, the budget balance as at March 31, 2020 is $4 million. This sum has been allocated in its entirety to the stabilization reserve, in accordance with the Balanced Budget Act.

_____________________________________

1  CQLR, chapter E-12.00001

PUBLIC ACCOUNTS 2019-2020	15

1. Highlights for the 2019-2020 fiscal year (cont'd)

Consolidated revenue

Total consolidated revenue stands at $116 974 million, which represents an upward adjustment of $1 336 million or 1.2% compared with the Budget forecast. Relative to fiscal 2018-2019, this revenue is up by $2 228 million, or 1.9%.

  Budget 2019-2020 forecast a growth rate of 1.8% for consolidated revenue, whereas the actual rate was 1.9%. This higher-than-anticipated growth is attributable to upward adjustments in revenue of $1 319 million in income and property taxes, $306 million in duties and permits, $282 million as for miscellaneous revenue and $304 million in federal government transfers, which were partially offset by downward revisions of $516 million in consumption taxes and $359 million in revenue from government enterprises.

  The increase of $2 228 million in revenue for the current fiscal year relative to the previous fiscal year can be attributed to revenue increases of $1 314 million in income and property taxes, $347 million in consumption taxes, $174 million in duties and permits and $2 108 million in federal government transfers, which were partially offset by decreases of $586 million in miscellaneous revenue and $1 129 million in revenue from government enterprises.

Consolidated expenditure

Consolidated expenditure stands at $114 364 million, which represents an upward adjustment of $1 330 million, or 1.2%, compared with the Budget forecast. Relative to the previous fiscal year, consolidated expenditure is up by $7 898 million, or 7.4%.

  The difference between expenditure of the current fiscal year and the figure announced in the initial Budget can be explained by upward spending adjustments of $1 869 million for the "Economy and Environment" mission, $94 million for the "Support for Individuals and Families" mission and $1 507 million for the "Administration and Justice" mission, which were in good part offset by a downward spending adjustment of $730 million for the "Health and Social Services" mission, $90 million for the "Education and Culture" mission and $1 320 million for "Debt service".

  The increase of $7 898 million in expenditure for fiscal 2019-2020 relative to the previous fiscal year is due to spending increases of $2 177 million for the "Health and Social Services" mission, $1 380 million for the "Education and Culture" mission, $2 563 million for the "Economy and Environment" mission, $831 million for the "Support for Individuals and Families" mission, and $1 993 million for the "Administration and Justice" mission and to a decrease of $1 046 million in spending for the "Debt service" mission.

16	PUBLIC ACCOUNTS 2019-2020

2. Overview of Budget 2019-2020

Own-source revenue

Own-source revenue, excluding that from government enterprises, was expected to grow by 1.0%. This growth reflected forecasts of economic activity in Québec and the impacts of measures implemented, for example, in various budgets, such as the school tax reform, the enhancement of the tax credit for career extension and the effect of accelerated depreciation measures to encourage business investments.

Revenue from government enterprises

Revenue from government enterprises in 2019-2020 was expected to fall by 5.8%. This was attributed chiefly to Hydro-Québec's anticipated results, which declined due to the non-recurrence of gains related to the partial sale of the Hydro-Québec TM4 subsidiary in 2018-2019.

Federal government transfers

Federal government transfer revenue was expected to increase by 6.5% in 2019-2020. This change was due mainly to a 11.9% increase in equalization revenue due partly to the equalization envelope, which is growing across Canada at the same rate as Canada's norminal GDP, and partly to an increase in the gaps in average fiscal capacity among the ten provinces compared to 2018-2019.

Consolidated expenditure

Budget 2019-2020 anticipated a 5.0% growth in consolidated expenditure, excluding debt service. The budget forecast an increase of $2 451 million in spending for the "Health and Social Services" mission, $1 651 million in spending for the "Education and Culture" mission, $632 million in spending for the "Support for Individuals and Families" and $635 million in spending for the "Administration and Justice" mission as well as a decrease of $383 million in spending for the "Economy and Environment" mission.

Consolidated debt service

Debt service was expected to climb by 1.1%. This change was attributed mainly to the anticipated growth in interest rates, the level of the debt and government investments in fixed assets financed by borrowing.

PUBLIC ACCOUNTS 2019-2020	17

3. Risks and uncertainties

The following factors are elements of risk and uncertainty that are not directly dependent on the Government but that can cause actual results to differ from forecast results, particularly:

  the economic forecasts the Government uses to determine its annual budgetary revenue, particularly those concerning changes in economic growth, employment and the Consumer Price Index. For example, a 1.0% difference in nominal GDP has an impact of about $750 million on the Government's own-source revenue;

  the level of spending, whose cost is related to the economic situation. For example, changes in the labour market affect the cost of employment assistance and income security programs. Similarly, in the health sector, the aging of the population raises the risk of cost overruns for medication and public services. To this must be added the public capital investment completion rate which affects expenditures related to the depreciation of fixed assets;

  revenue from government enterprises which varies according to assumptions concerning such things as weather conditions, which are hard to predict. For example, a variation of 1ºC in winter temperatures compared to normal temperatures has a nearly $50-million impact on Hydro-Québec's net earnings;

  the economic, taxation and population data the Government uses to determine revenue from federal government transfers, as well as the negotiations carried out regularly with the federal government. These data and negotiations can both affect federal government transfer revenue;

  unforeseen situations such as a pandemic, natural catastrophes or work stoppages;

  the change in interest rates and in returns of the Retirement Plans Sinking Fund, which have an impact on debt service;

  the risk that a financial intermediary will default on its contractual obligations (credit risk);

  the settlement of certain claims and lawsuits pending against the Government before the courts.

The consolidated financial statements also set forth in its notes the uncertainties to which the estimates needed to prepare these statements are subject.

To reduce its exposure to risk, the Government develops management strategies for some of these variables. With the help of economic, fiscal and budgetary policies, the Government can influence its revenue and expenditure, other than debt service, by:

  using economic forecasts that do not anticipate overly high or overly low revenue-a situation that could lead to inappropriate policy decisions;

  monitoring economic, budgetary and financial indicators, including the monthly reports on its budgetary revenue and expenditure, and monitoring the results of the consolidated entities;

  implementing economic support measures.

18	PUBLIC ACCOUNTS 2019-2020

3. Risks and uncertainties (cont'd)

A government cannot prevent a recession or the impact of an economic slowdown single-handedly. However, it has the necessary means to play a stabilizing role in order to offset the effects of an economic slowdown and speed up the recovery.

In addition, financing policies lead the Government to have an impact on its debt service through various strategies.

PUBLIC ACCOUNTS 2019-2020	19

4. Variance analysis

Summary of consolidated operations

FISCAL YEAR ENDED MARCH 31, 2020

(millions of dollars)

		Actual			Actual	Change
		results			results	compared with
		as at	Change		as at	actual results for
	Budget	March 31,	compared		March 31,	the previous
	2019-2020 (1)	2020	with Budget		2019 (2)	fiscal year
			M$	%		M$	%

REVENUE

Income and property taxes	49 163	50 482	1 319	2.7	49 168	1 314	2.7

Consumption taxes	21 864	21 348	(516)	(2.4)	21 001	347	1.7

Duties and permits	4 229	4 535	306	7.2	4 361	174	4.0

Miscellaneous revenue	10 680	10 962	282	2.6	11 548	(586)	(5.1)

Revenue from government enterprises	4 778	4 419	(359)	(7.5)	5 548	(1 129)	(20.3)

Own-source revenue	90 714	91 746	1 032	1.1	91 626	120	0.1

Federal government transfers	24 924	25 228	304	1.2	23 120	2 108	9.1

Total revenue	115 638	116 974	1 336	1.2	114 746	2 228	1.9

EXPENDITURE

Health and Social Services	44 429	43 699	(730)	(1.6)	41 522	2 177	5.2

Education and Culture	25 357	25 267	(90)	(0.4)	23 887	1 380	5.8

Economy and Environment	15 424	17 293	1 869	12.1	14 730	2 563	17.4

Support for Individuals and Families	10 832	10 926	94	0.9	10 095	831	8.2

Administration and Justice	7 996	9 503	1 507	18.8	7 510	1 993	26.5

Sub-total	104 038	106 688	2 650	2.5	97 744	8 944	9.2

Debt service	8 996	7 676	(1 320)	(14.7)	8 722	(1 046)	(12.0)

Total expenditure	113 034	114 364	1 330	1.2	106 466	7 898	7.4

Contingency reserve	(100)	0	100	(100.0)	0	0

ANNUAL SURPLUS	2 504	2 610	106	―	8 280	(5 670)	―

(1) Based on the data presented in Budget 2019-2020 of the Ministère des Finances tabled on March 21, 2019.

(2) Certain figures for 2018-2019 have been reclassified for consistency with the presentation adopted as at March 31, 2020.

20	PUBLIC ACCOUNTS 2019-2020

4. Variance analysis (cont'd)

4.1 Comparison of actual results with the Budget

Consolidated revenue

Consolidated revenue for fiscal 2019-2020 was $1 336 million higher than forecast in the Budget, owing to an upward adjustment of $1 032 million in own-source revenue and $304 million in federal government transfers.

Own-source revenue

The upward adjustment of $1 032 million in own-source revenue compared with the Budget results from:

  revenue from income and property taxes that was $1 319 million higher than expected, due in particular to:

- a $1 316 million increase in personal income tax revenue, due in part to the level of taxable income in 2019, including the level of wages and salaries that was higher than expected,

- a $74-million decrease in contributions dedicated to health services, reflecting lower-than-expected source deductions in spite of a higher level of wages and salaries,

- higher-than-expected corporate tax revenue of $91 million, notably owing to higher instalment payments;

  a $516-million downward adjustment in consumption tax revenue, stemming notably from the fact that revenue from the sales tax was lower than forecast, partly as a result of a lower growth in in household consumption for the fiscal year;

  a $306-million upward adjustment in duties and permits revenue, arising in particular from higher-than-expected revenue from emission allowances under Québec's cap-and-trade system for greenhouse gas emission allowances as well as an increase in mining revenue;

  miscellaneous revenue that was $282 million higher than forecast, due primarily to:

- an $178-million increase in income from Natural Resources and Energy Capital Fund, mainly due to the disposal of shares,

- A $48-million increase in realized portfolio investment revenue of the Generations Fund;

• a $359-million downward adjustment in revenue from government enterprises, owing primarily to the lower-than-anticipated results of:

- Hydro-Québec, due to a decrease in demand in Quebec and a decrease in the value of electricity exports,

- Investissement Québec, due to the increased allowance for losses and downward reassessment of some investments following the COVID-19 crisis.

PUBLIC ACCOUNTS 2019-2020	21

4. Variance analysis (cont'd)

4.1 Comparison of actual results with the Budget (cont'd)

Consolidated revenue (cont'd)

Federal government transfers

Federal government transfers were $304 million higher than forecast in the Budget. The main changes were as follows:

  a $340-million increase in revenue from the Disaster Financial Assistance Arrangements federal program for the 2019 spring flooding in Québec;

  a $250-million increase in financial compensation for costs relating to the influx of asylum claimants in 2017 and 2018;

  a $150-million decrease in revenue from the Public Transit Infrastructure Fund program and the Integrated Bilateral Agreement;

  a $61-million decrease in revenue from the Low Carbon Economy Leadership Fund and the program for processing organic matter using biomethanation and composting a $55-million decrease in federal gas tax revenues recognized for municipal infrastructure funding.

Consolidated expenditure

Total consolidated expenditure for fiscal 2019-2020, excluding debt service, stands at $106 688 million, which represents an upward adjustment of $2 650 million compared with the Budget forecast.

This upward adjustment is essentially due to the "Economy and Environment" and "Administration and Justice" missions and is partially offset by savings in the "Health and Social Services" mission.

The differences in the consolidated expenditure in each mission can be attributed to:

  a decrease of $730 million in spending for the "Health and Social Services" mission, stemming notably from the evolution in medical services provided by physicians;

  a $90-million decrease in spending for the "Education and Culture" mission, resulting mainly from:

- a $126-million decrease in the cost of financial assistance for students, due mainly to requests for assistance being lower than expected,

- the cost of the tax credit for film production and of the Quebec education saving incentive tax credit, which was $60 million higher than forecast;

• a $1 869-million increase in spending for the "Economy and Environment" mission, stemming notably from:

- a $1 686-million increase in expenditures for the Economic Development Fund, due to a loss on the disposal of investments, and other than temporary declines in the value of financial assets, particularly government investments in Airbus Canada Limited Partnership, and a higher allowance for losses attributable to the COVID-19 pandemic among other things,

22	PUBLIC ACCOUNTS 2019-2020

4. Variance analysis (cont'd)

4.1 Comparison of actual results with the Budget (cont'd)

Consolidated expenditure (cont'd)

- a $335-million enhancement in contribution to the holders of taxi owner's permits under the Program to compensate taxi permit holders,

- a $308-million increase due to support for Greater Montréal,

- a $192-million increase in expenditures due to larger transfers for public transit projects,

- a $157-million decrease in Green Fund expenditures, mainly due to the slower-than-expected pace of implementing the 2013-2020 Climate Change Action Plan,

- a decrease of $105 million caused mainly by lower transfers to municipal bodies, owing to the fact that their investments in municipal infrastructure, in particular public transit infrastructure, were lower than forecast;

  a $94-million increase in spending for the "Support for Individuals and Families" mission, resulting in particular from:

- the cost of the Family allowance, due to the enhancement of that credit, which was $151 million higher than forecast,

- the cost of the work premium tax credit, which was $69 million lower than forecast;

  a $1 507-million increase in spending for the "Administration and Justice" mission, owing in particular to:

- a $1 160-million increase in expenditures to cover new labour conditions for public servants, including the financial impacts of the government proposals as part of collective agreement renewals,

- a $340-million increase due to the Disaster Financial Assistance Arrangements for the 2019 spring flooding in Québec,

- a $188-million increase in expenditures for doubtful accounts, mainly due to the effects of the COVID-19 pandemic on individuals' and companies' credit risks,

- a $167-million increase in expenditures for the Compensation in Lieu of Taxes and Support to Municipalities program.

Debt service was $1 320 million less than forecast in the Budget, mainly because of lower-than-expected interest rates and the higher than forecast returns of the Retirement Plans Sinking Fund (RPSF). RPSF revenue is deducted from the debt service.

PUBLIC ACCOUNTS 2019-2020	23

4. Variance analysis (cont'd)

4.2 Comparison of actual results with the previous fiscal year

Consolidated revenue

The Government's total revenue for fiscal 2019-2020 was up $2 228 million from the previous fiscal year, as a result of an increase of $120 million in own-source revenue and of $2 108 million in federal government transfers.

Own-source revenue

The increase of $120 million, or 0.1%, in own-source revenue is due to:

  a $1 314-million climb in revenue from income and property taxes, caused in particular by:

- an increase of $2 041 million in personal income tax revenue, stemming mainly from growth in average weekly remuneration and number of jobs compared with the previous fiscal year,

- a $163-million rise in contributions dedicated to health services, stemming mainly from the growth in average weekly remuneration and number of jobs compared to the previous fiscal year, that increase was partially offset by a reduction in the contribution rate for all Québec SMBs,

- a $576-million drop in corporate income taxes, due mainly to the accelerated depreciation deduction and the gradual lowering of corporate taxes,

- a decrease of $314 million in school property tax revenue due to the gradual implementation of the school tax system reform, which essentially aims to reduce school taxes in Québec;

  a $347-million increase in revenue from consumption taxes, resulting essentially from the sales tax revenue which is attributable largely to an increase in taxable sales and to revenue from digital enterprises outside Québec, offset in part by higher refunds related to the solidarity tax credit and the gradual elimination of the restrictions on input tax refunds for large businesses;

  a $174-million increase in revenue from duties and permits, due mainly to the rise in revenues under Québec's cap-and-trade system for greenhouse gas emission allowances resulting from an increase in the cost of allowances;

  a $586-million decrease in miscellaneous revenue, due mainly to:

- a $931 million decrease in revenue from the Generations Fund, resulting largely from larger gains realized in 2018-2019 on the disposal of investments totalling $8 billion in 2018-2019 compared to $2 billion in 2019-2020 in order to repay government debts,

- a $166-million increase in revenue after the sale of shares of Minerai de fer Québec inc.;

  a $1 129-million decrease in revenue from government enterprises, owing essentially to:

- the $809-million decrease in Hydro-Québec's net results, due in particular to the effect of weather, the impact of the partial sale of its TM4 subsidiary in 2018-2019 and the drop in net exports of electricity,

- the $377-million decrease in net earnings of Investissement Québec, mainly due to gains from the sale of shares of Corporation Développement Knowlton inc. in 2018-2019 and the impact of COVID-19 on the recoverable value of loans and the value of investments.

24	PUBLIC ACCOUNTS 2019-2020

4. Variance analysis (cont'd)

4.2 Comparison of actual results with the previous fiscal year (cont'd)

Consolidated revenue (cont'd)

Federal government transfers

The increase of $2 108 million in federal government transfers can be explained by:

  a $1 392-million rise in equalization revenue, stemming essentially from the increase in the Canadian equalization envelope, which is growing across Canada at the same rate as Canada's nominal GDP, and to a wider gap in average fiscal capacity among the ten provinces compared to 2018-2019;

  a climb of $311 million in health transfer revenue, explained in particular by the increase in the Canada Health Transfer (CHT) cash envelope, which grows at the same rythm as the nominal canadian GDP thoughout Canada, and by additional CHT payments related to the COVID-19 pandemic, that increase was partially offset by an increase of the value of the special Québec abatement;

  a $459-million increase in transfer revenue for other programs, explained mainly by:

- a $343-million increase in the revenue from the Disaster Financial Assistance Arrangements for the flooding that occurred in Québec in spring 2019,

- a $250-million increase in financial compensation for costs related to the influx of asylum seekers in 2017 and 2018 mainly due to the agreement entered with the federal government in August 2019,

- a $154-million decrease in revenue from Canada Mortgage and Housing Corporation (CMHC) for the expenditures of various housing programs like the Shelter Allowance Program and AccèsLogis Québec,

- a $111-million decrease in revenu owing to a slower rythm of the works realized for the Fuel Tax Program and Québec's contribution, which funds drinking water and public transit infrastructure, compared to the previous year.

Consolidated expenditure

The increase of $8 944 million, or 9.2%, in consolidated expenditure excluding debt service can be attributed to the following changes:

  an increase of $2 177 million, or 5.2%, in spending for the "Health and Social Services" mission, resulting from:

- growth of $934 million in the remuneration expenditure of organizations' employees in the health and social services network, attributable primarily to the wage indexation and to wage relativity provided for in the collective agreements and effective for the April 1, 2019 to March 31, 2020 period, to payroll increases to implement the new investments and to update those announced previously as well as to additional costs directly linked to the COVID-19 pandemic,

PUBLIC ACCOUNTS 2019-2020	25

4. Variance analysis (cont'd)

4.2 Comparison of actual results with the previous fiscal year (cont'd)

Consolidated expenditure (cont'd)

- growth of $546 million in the operating expenses of organizations in the health and social services network, attributable primarily to the increase in the cost of drugs, in particular those related to the oncology sector, the increase in the remuneration paid to non-institutional resources, as well as increased spending on medical and surgical supplies and to additional costs directly linked to the COVID-19 pandemic,

- growth of $164 million in the expenditures stemming from the increased costs of drugs and pharmaceutical services for persons aged 65 and older and the increased costs of technical and financial assistance, which is mainly due to the new program to pay for glasses for children,

- growth of $136 million in the expenditures for retirement plans for health care workers,

- growth of $93 million in transfer expenditures, especially for the overall mission of the financial assistance for community organizations program, aimed at the most vulnerable, and the rising costs of pre-hospital emergency services;

  an increase of $1 380 million, or 5.8%, in spending for the "Education and Culture" mission, resulting in particular from:

- a $566-million increase in the remuneration expenditure for school boards' employees, attributable to wage indexation and to the hiring of more teachers to respond to the increase in the number of students,

- a $149-million increase in the remuneration expenditure for CEGEP employees, attributable to wage relativity, the hiring of more school staff and seniority,

- an increase of $132 million in school board operating expenses, mainly as a result of reassessing the liabilities for contaminated sites and the increased costs of services, fees and contracts,

- a $123-million increase spending in the pension plans for education network employees,

- a $71-million increase in transfer expenditures from various financial assistance programs aimed at welcoming immigrants and teaching them French;

  an increase of $2 563 million, or 17.4%, in spending for the "Economy and Environment" mission, due in particular to:

- losses of $1 037 million in government investments in Airbus Canada Limited Partnership, $745 million of which stem from Bombardier's withdrawal from the Airbus A220 program, and $292 million due to the impacts of the COVID-19 pandemic,

- an increase of $782 million in expenditures on doubtful debts and other allowances for long-term declines on investments, as well as the increase of various allowances for loans, investments, accounts receivable and guaranteed financing, due mainly to the COVID-19 pandemic,

26	PUBLIC ACCOUNTS 2019-2020

4. Variance analysis (cont'd)

4.2 Comparison of actual results with the previous fiscal year (cont'd)

Consolidated expenditure (cont'd)

- a $237-million increase in transfer expenditures attributable to grants to the Ville de Montréal to accelerate its investments into green infrastructure for water management and to support its growth and its role as Québec's metropolis,

- a $198-million increase in land transportation expenditures, attributable primarily to:

- an increase of $117 million in expenditures under Phase 3 of the Réno-Systèmes program of the Société de transport de Montréal for modernizing the equipment of the Montréal metro and the financial assistance program under the Public Transit Infrastructure Fund,

- a $89-million increase in grants to municipalities for the financial assistance program for local roadwork, mainly for its local road infrastructure recovery and local road network investment acceleration components; the increase is offset by reduced costs for the local road maintenance component,

- an additional contribution of $86 million to support taxi permit holders,

- partial reimbursement of $169 million of the Farm Income Stabilization Insurance Fund (FISI Fund) deficit,

- the $112-million increase in transfer expenditures attributable mainly to the program for the development of bioenterprises, training and food quality, including the increase for refunding property taxes and compensations for farm businesses;

  an increase of $831 million, or 8.2%, in spending for the "Support for Individuals and Families" mission, resulting in particular from:

- a $350-million increase in the Family Allowance, due to enhanced assistance to families for second and third children as well as to the complete enhancement of the allowance which grants the same amount for each child, no matter its rank in the family, starting January 2020,

- a $194-million increase in childcare subsidy following the elimination of the additional contribution for parents for childcare services in January 2019,

- a $45-million grant to the Commission des normes, de l'équité, de la santé et de la sécurité du travail (CNESST) to administer the Pay Equity Act and the Act respecting labour standards,

- a $44-million increase in grants for the last-resort financial assistance program and for the Temporary Aid for Workers Program;

PUBLIC ACCOUNTS 2019-2020	27

4. Variance analysis (cont'd)

4.2 Comparison of actual results with the previous fiscal year (cont'd)

Consolidated expenditure (cont'd)

  an increase of $1 993 million, or 26.5%, in spending for the "Administration and Justice" mission, due notably to:

- a $1 010-million increase in remuneration expenditures for enhanced labour conditions for civil servants, including the financial impacts of government proposals as part of collective agreement renewals,

- a $314-million increase in financial assistance as a result of the spring 2019 floods,

- a $263-million increase in expenditures for doubtful debts, mainly due to the effects of the COVID-19 pandemic on individuals' and companies' credit risks,

- a $128-million increase attributable to higher compensations in lieu of taxes and support grants to municipalities,

- a $75-million increase in remuneration expenditures for civil service pension plans,

- a $58-million increase in grants to the Cree Nation of Québec to fund various measures aimed at lowering the cost of living in Nunavik and for the contribution to the realization of the Cree-Québec Sustainable Infrastructure Development Program.

Lastly, debt service was down $1 046 million, or 12.0%, from 2018-2019. This decrease is mainly due to growth in the income from the sinking funds relating to borrowings and the RRRF which is used to reduce the debt service. The decrease is partially offset by higher interest rates on pension plan bonds.

28	PUBLIC ACCOUNTS 2019-2020

5. Balanced Budget Act

Budget balance

The purpose of the Balanced Budget Act is to balance the budget of the Québec government. It stipulates that the Government may not incur a budgetary deficit.

Fiscal 2019-2020 ended with a budget balance of $4 million, which takes into account the allocation of $2 606 million to the Generations Fund.

Budget balance within the meaning of the Balanced Budget Act

FISCAL YEAR ENDED MARCH 31, 2020

(millions of dollars)

	2020		2019

		Actual	Actual
	Budget	results	results

Annual surplus	2 504	2 610	8 280

Revenue of the Generations Fund	(2 504)	(2 606)	(3 477)

Budget balance	─	4	4 803

PUBLIC ACCOUNTS 2019-2020	29

5. Balanced Budget Act (cont'd)

Stabilization reserve

The Act provides for the establishment of a stabilization reserve to facilitate the Government's multi-year budget planning. From an accounting standpoint, this reserve has no impact on the annual surplus.

The stabilization reserve is used to maintain a balanced budget; its balance is reduced by the amount needed to achieve that objective. In addition, the Government may, on the conditions it determines, use the stabilization reserve to deposit sums in the Generations Fund. Its balance is reduced by the amount deposited in the Fund.

The sums allocated annually to the stabilization reserve correspond to the amount of the recorded surplus for that fiscal year, i.e. a budget balance that is greater than zero, established in accordance with the provisions of the Balanced Budget Act.

The surplus of $4 million recorded in 2019-2020 has thus been allocated to the stabilization reserve, bringing the balance of the reserve to $11 981 million as at March 31, 2020.

Stabilization reserve

FISCAL YEAR ENDED MARCH 31, 2020

(millions of dollars)

	2020	2019

Opening balance	11 977	7 174

Surplus for the year	4	4 803

Closing balance	11 981	11 977

30	PUBLIC ACCOUNTS 2019-2020

5. Balanced Budget Act (cont'd)

Budget balance and stabilization reserve

Change in budget balance and stabilization reserve(1)

(millions of dollars)

(1) From an accounting standpoint, this reserve has no impact on the annual surplus.

In 2010-2011, the financial crisis and global recession that had held sway since 2008-2009 led to a substantial deterioration in the Government's financial balances. The provisions of the Balanced Budget Act passed on April 21, 2015 and prohibiting a budgetary deficit, did not apply to the 2010-2011 to 2014-2015 fiscal years. Over that period, the Government showed budgetary deficits annually in compliance with the Act.

Since 2015-2016, the Government has shown budgetary surpluses that have been allocated to the stabilization reserve. The budget balance for fiscal 2019-2020 is $4 million and it is allocated to the stabilization reserve, bringing the latter to $11 981 million as at March 31, 2020.

Generations Fund

The purpose of the Generations Fund, created under the Act to reduce the debt and establish the Generations Fund, is to reduce the Government's debt. In accordance with this Act, the fund's assets are used exclusively to repay the Government's gross debt. The statement of change in the balance of the Generations Fund is presented in Note 11 "Generations Fund".

Budget 2019-2020 forecast that the revenue of the Generations Fund amounted to $2 504 million. The fund's actual revenue is $2 606 million, or $102 million more than forecast. Taking into account the amount of $2 billion used to repay debts, the fund's balance is $8 899 million as at March 31, 2020.

PUBLIC ACCOUNTS 2019-2020	31

6. Analysis of main trends

The main trends analysis presented in this section uses financial information from the consolidated financial statements of the Gouvernement du Québec.

The data presented put into perspective the trends observed over the past ten years for the following main items:

  the annual surplus (deficit);

  consolidated revenue by source;

  consolidated expenditures by mission;

  the net book value of fixed assets;

  the Government's gross debt.

Annual surplus (deficit)

Change in annual surplus (deficit)

(millions of dollars)

From 2010-2011 to 2013-2014, the deficits presented gradually decreased following the introduction of a cap on program spending growth, except in 2012-2013 owing to the recording of a loss of $1 876 million arising from discontinued operations following the closure of the Gentilly-2 nuclear generating station. From 2014-2015 to 2018-2019, the Government has generated increasing annual surpluses, which reached $8 280 million in 2018-2019.

In 2019-2020, initiatives targeted in the March 2020 budget and the COVID-19 pandemic, that entailed revenue losses and additional expenditures for the Government, were part of the factors contributing to the decrease of surpluses amounting to $2 610 million.

32	PUBLIC ACCOUNTS 2019-2020

6. Analysis of main trends (cont'd)

Revenue

Change in consolidated revenue

REVENUE BY SOURCE

(millions of dollars)

(1) Other revenue includes revenue from duties and permits as well as miscellaneous revenue.

The Government's consolidated revenue rose from $82.9 billion to $117.0 billion from fiscal 2010-2011 to fiscal 2019-2020. The annual average growth of this revenue was 3.9%, while that of GDP was 3.8% over the same period.

Total revenue has grown constantly since 2010-2011.

PUBLIC ACCOUNTS 2019-2020	33

6. Analysis of main trends (cont'd)

Revenue (cont'd)

Change in consolidated revenue (cont'd)

Income and property taxes

Revenue from income and property taxes rose from $35 486 million in 2010-2011 to $50 482 million in 2019-2020. On average, it grew by 4.0% per year over that period, owing in particular to an increase in the average wage and the number of jobs in Québec.

Consumption taxes

Revenue from consumption taxes has grown regularly since 2010-2011, going from $14 807 million in 2010-2011 to $21 348 million in 2019-2020. The average annual growth rate for the period was 4.1% owing to sustained growth in retail sales, the two successive one-percentage-point increases in the QST rate as of January 1, 2011 and January 1, 2012, and the harmonization of the QST with the GST as of January 1, 2013 for financial institutions.

Federal government transfers

Federal government transfer revenue rose from $17 493 million in 2010-2011 to $25 228 million in 2019-2020. Federal government transfer revenue grew by an average of 4.2% per year over that period. It had been reduced in 2011-2012 mainly due to a decline in equalization revenue because of Québec's relatively good economic performance. Federal government transfer revenue grew in 2012-2013 and 2013-2014, notably because of payments totalling $2 200 million in federal compensation for harmonization of the sales taxes. Since 2014-2015, this revenue has grown by 6.4% on average annually to reach $25 228 million in 2019-2020. This growth is due to an increase in all types of federal transfers.

Government enterprises

Revenue from government enterprises, which consists mainly of the results of Hydro-Québec, Loto-Québec and the Société des alcools du Québec, went from $4 838 million in 2010-2011 to $4 419 million in 2019-2020, which corresponds to an average negative growth of 1.0% per year during that period. That negative growth rate is strongly influenced by a decrease in revenue estimated at $431 million in 2019-2020 due to the COVID-19 pandemic.

34	PUBLIC ACCOUNTS 2019-2020

6. Analysis of main trends (cont'd)

Revenue (cont'd)

Change in consolidated revenue (cont'd)

Other revenue

Lastly, other revenue grew substantially from 2010-2011 to 2019-2020 owing to, among other things:

  the auction, since 2013-2014, of greenhouse gas emission allowances under Québec's cap-and-trade system for greenhouse gas emission allowances;

  growth in the income of the Generations Fund, in particular income from portfolio investments;

  growth in revenue from registration fees;

  an increase in revenue from user contributions in the health and social services and education networks.

PUBLIC ACCOUNTS 2019-2020	35

6. Analysis of main trends (cont'd)

Expenditure

Change in consolidated expenditure

EXPENDITURE BY MISSION

(millions of dollars)

(1) The other missions are "Economy and Environment", "Support for Individuals and Families" and "Administration and Justice".

Between 2010-2011 and 2019-2020, th Government's consolidated expenditure increased by $29.1 billion, from $85.3 billion to $114.4 billion. The average annual growth of this spending was 3.3%.

Health and Social Services and Education and Culture

The expenditures of the "Health and Social Services" and "Education and Culture" missions are constantly climbing, and this trend has been even more pronounced in the health sector. As at March 31, 2020, spending for health and education account for 60.3% of consolidated expenditure and, of that share, 38.2% is for the "Health and Social Services" mission and 22.1% for the "Education and Culture" mission.

36	PUBLIC ACCOUNTS 2019-2020

6. Analysis of main trends (cont'd)

Expenditure (cont'd)

Change in consolidated expenditure (cont'd)

Other missions

The expenditures of all the other missions have also increased in recent years, particularly because of:

  the increase in spending related to investments in road network improvement, development and maintenance, and in transportation systems;

  growth in spending on municipal affairs and housing, particularly to improve access to housing and to contribute to the repair and construction of water supply and sewer systems and the treatment of municipal wastewater in all regions of Québec;

  growth in financial support for childcare centres and other day care services;

  increased action on environmental protection, sustainable development and climate change;

  the increase in the budgets allocated to public safety, notably to cover costs related to the Sûreté du Québec, correctional services and policing affairs.

Debt service

Debt service increased by an average of 5.9% per year between 2010-2011 and 2013-2014. Since 2014-2015, it has decreased by an average of 5.2% per year to $7 676 million in 2019-2020.

PUBLIC ACCOUNTS 2019-2020	37

6. Analysis of main trends (cont'd)

Fixed assets

Change in the net book value of fixed assets

(millions of dollars)

Fixed assets can be broken down into several different categories, including complex networks, which consist mainly of net investments in road infrastructure. Such investments accounted for 36.2% of the total net book value of fixed assets as at March 31, 2020.

The net book value of fixed assets increased by $3.8 billion over the past year, from $71.3 billion as at March 31, 2019 to $75.1 billion as at March 31, 2020. This shows that investments in fixed assets outstrip the related depreciation of the Government's fixed assets as a whole.

38	PUBLIC ACCOUNTS 2019-2020

6. Analysis of main trends (cont'd)

Gross debt

Government's gross debt

FISCAL YEAR ENDED MARCH 31, 2020

(millions of dollars)

	Actual results	Actual results
	as at	as at
	March 31, 2020	March 31, 2019

Debts before deferred foreign exchange gains (losses)	200 963	195 188
Less
Debt contracted by the Financing Fund to finance government entreprises	- (1)	(210)
	200 963	194 978

Plus
Pension plans and other employee future benefits	14 716	18 362

Less
Generations Fund	(8 899)	(8 293)

Gross debt including advance borrowings	206 780	205 047
Less
Advance borrowings	(7 988)	(5 949)

Gross debt	198 792	199 098

As a % of nominal GDP	43.2%	45.1%

(1) Starting in 2019-2020, after a change in the definition of "gross debt" in the Act to reduce the debt and establish the Generations Fund, gross debt includes the debts of the Financing Fund, which funds government enterprises and bodies outside the Government's reporting entity.

Change in the Government's gross debt

(millions of dollars)

Note: The value of the gross debt as at March 31, 2014 was increased by $709 M to reflect the taking over by Financement-Québec of loans belonging to the Financing Fund made to entities not included in the Government's reporting entity.

PUBLIC ACCOUNTS 2019-2020	39

6. Analysis of main trends (cont'd)

Gross debt (cont'd)

Increase of the gross debt from March 31, 2010 to March 31, 2020

Gross debt as at March 31, 2010 stood at $163.3 billion. It amounted to $198.8 billion as at March 31, 2020. Accordingly, for fiscal 2010-2011 to 2019-2020, the Government's gross debt rose by $35.5 billion. This increase is due to:

  investments of $35.2 billion by the Government in its fixed assets;

  investments, loans and advances totalling $15.4 billion, some of which were made to government enterprises;

  budgetary deficits of $1.2 billion;

  change in other factors which decreased the gross debt by $0.8 billion.

The increase in the gross debt is offset by:

  deposits in the Generations Fund, which reduced the gross debt by $17.2 billion.

Factors responsible for growth in the Government's gross debt from March 31, 2010 to March 31, 2020

(millions of dollars)

(1) The budgetary deficits (surpluses) include the loss of $1 876 M arising from discontinued operations following the closure of the Gentilly-2 nuclear generating station in 2012-2013.

(2) Other factors include, in particular, the change in "Other accounts", such as accounts receivable and accounts payable.

40	PUBLIC ACCOUNTS 2019-2020

6. Analysis of main trends (cont'd)

Net financial surpluses (requirements) and financing transactions

Net financial surpluses or requirements represent the gap between the Government's revenues and expenditures. More specifically, they mark the Government's available or required cash flow levels after it has conducted all its activities during a given fiscal year.

Net financial surpluses or requirements include the financial impacts of the entire government reporting entity, whether they be budget operations (consolidated statement of operations) or non-budget operations (consolidated statements of financial position).

The primary objective of determining net financial surpluses or requirements is to provide the Ministère des Finances with the most accurate information so that it can make decisions about changes in government borrowing.

Generally, the impact of net financial surpluses or requirements will have a corresponding impact on gross debt, i.e. increases in net financial requirements will entail borrowing, thereby increasing gross debt, while net financial surpluses lead to loan repayments, thereby reducing gross debt.

Financing transactions

Financing transactions show the loans contracted (repaid) and the cash flow generated (used) for all government activities during the fiscal year.

Net financial surpluses (requirements) and financing transactions

(millions of dollars)

	Fiscal year ended March 31

	2020	2019

Cash flow provided by operating activities	3 433	3 948

Cash flow used for investments activities(1)	1 151	2 681

Cash flow used for fixed asset investment activities	(7 545)	(6 772)

Net financial surplus (requirements)(2)	(2 961)	(143)

Cash flow used for financing activities(1)	6 768	185

Change in cash flow during the fiscal year	(3 807)	(42)

Financing transactions	2 961	143

(1) Cash flows used for investment activities included anticipated titles repurchasings totalling $3 000 M ($4 000 M as at March 31, 2019) and withdrawals from the Generations Funds for the repayment of debts totalling $2 000 M ($8 000 M as at March 31, 2019). For the purposes of the net financial surpluses (requirements) and financing transactions, those transactions are presented in the cash flows used for financing activities.

(2) The net financial surpluses (requirements) include financial requirements related to the payment of revenues dedicated to the Generations Fund totalling $2 606 M in 2019-2020 ($3 477 M in 2018-2019)

PUBLIC ACCOUNTS 2019-2020	41

7. Results of the indicator analysis

The financial indicator analysis aims primarily to clarify and explain the information contained in the consolidated financial statements.

Those indicators are established based on financial information published in the consolidated financial statements since 2015-2016.

The Gouvernement du Québec presents ten indicators based on those established by the Public Sector Accounting Board in a Statement of Recommended Practice. These indicators are intended to measure a government's sustainability, flexibility and vulnerability:

  sustainability refers to the degree to which the government can meet its existing financial obligations without increasing, in relative terms, the debt or tax burden on the economy;

  flexibility is the extent to which the government can change its debt burden or the tax burden of its citizens to meet its existing financial obligations without compromising its ability to meet its future obligations;

  vulnerability is the degree to which the government is dependent on sources of funding outside its control or influence.

Indicator's evolution since 2015-2016

(percent)

	2015-2016	2016-2017	2017-2018	2018-2019	2019-2020
Sustainability
1. Assets / Liabilities	53.9	56.6	59.3	60.5	63.3
2. Gross debt / Total revenue	203.1	197.4	185.5	173.5	169.9
3. Expenditures by mission / Consolidated expenditure
3a. Expenditure for the "Health and Social Services" mission / Consolidated expenditure	38.9	39.2	38.8	39.0	38.2
3b. Expenditure for the "Education and Culture" mission / Consolidated expenditure	21.8	22.1	22.0	22.4	22.1
3c. Expenditure for the "Debt service" mission / Consolidated expenditure	10.4	9.7	8.9	8.2	6.7
3d. Expenditure for the other missions / Consolidated expenditure	29.0	29.0	30.2	30.4	33.0
4. Gross debt / GDP	52.5	51.0	48.0	45.1	43.2
5. Debt representing accumulated deficits / GDP	30.4	28.3	25.7	22.8	20.7
6. Consolidated expenditure / GDP	22.3	22.3	22.5	22.1	23.2
Flexibility
7. Debt service / Total revenue	10.0	9.2	8.5	7.6	6.6
8. NBV of fixed assets / Cost of fixed assets	57.2	56.8	56.1	56.0	56.0
9. Own-source revenue / GDP	21.0	20.8	20.5	20.8	19.9
Vulnerability
10. Federal government transfers / Total revenue	18.9	19.6	20.7	20.1	21.6

In this section, gross domestic product (GDP) corresponds to nominal GDP as of November 10, 2020.

42	PUBLIC ACCOUNTS 2019-2020

7. Results of the indicator analysis (cont'd)

Indicator 1: Assets to total liabilities

This indicator illustrates the extent to which the Government finances its current operations through liabilities. A ratio of over 100% indicates that a surplus was accumulated in the past and that the value of the Government's financial and non-financial assets is higher than that of its liabilities. A ratio of less than 100% indicates that a deficit was accumulated in the past and that the value of the Government's financial and non-financial assets is lower than that of its liabilities. An upward ratio illustrates a favourable trend.

Financial and non-financial assets

(percentage of total liabilities)

The ratio of financial and non-financial assets to total liabilities was 48.2% in 2010-2011. The ratio stood at 63.3% as at March 31, 2020. Taking the accumulated deficit into account, the value of assets is still lower than that of liabilities. In addition, an improvement can be observed in the ratio, showing that assets have climbed at a faster rate than liabilities. Over the past years, borrowings have been used mainly to finance fixed asset acquisitions.

PUBLIC ACCOUNTS 2019-2020	43

7. Results of the indicator analysis (cont'd)

Indicator 2: Gross debt to total revenue

This indicator is intended to put the size of the Government's gross debt into perspective by comparing it with the Government's revenue. A declining ratio indicates a decrease in the relative weight of the gross debt.

Gross debt

(percentage of total revenue)

(1) The increase in the ratio in 2012-2013 is due mainly to the recording of the loss of $1 876 M arising from discontinued operations following the closure of Hydro-Québec's Gentilly-2 nuclear generating station, which reduced revenue accordingly. Excluding this loss, the ratio amounts to 213.7%.

(2) The value of the gross debt as at March 31, 2014 was increased by $709 M to reflect the taking over by Financement-Québec of loans belonging to the Financing Fund made to entities not included in the Government's reporting entity.

In 2010-2011, the gross debt as a percentage of total revenue stood at 209.3%. From 2010-2011 to 2012-2013, the ratio rose, reaching 218.3%. It settled at 169.9% as at March 31, 2020, declining for the fifth year in a row.

44	PUBLIC ACCOUNTS 2019-2020

7. Results of the indicator analysis (cont'd)

Indicator 3: Expenditures by mission to consolidated expenditure

This indicator illustrates the change in the breakdown of the Government's consolidated expenditure among the missions.

Expenditures by mission

(millions of dollars and percentage of consolidated expenditure)

(1) Other missions are "Economy and Environment", "Support for Individuals and Families" and "Administration and Justice".

The expenses of the "Health and Social Services" mission have shown an average annual progression of 3.8% from 2010-2011 to 2019-2020, compared with 3.3% for consolidated expenditure. This indicator reflects the growing proportion of expenditures for this mission which went from 36.6% to 38.2% over the past ten years. It reflects, in particular, the increase in the needs entailed by the aging of the population.

This indicator also shows that the proportion of expenditures devoted to the "Education and Culture" mission grew, going from 21.9% to 22.1%. The higher expenditures for this mission reflect the growing number of students. Regarding the other mission expenditures, their share in consolidated expenditure went from 31.1% in 2010-2011 to 33.0% in 2019-2020.

The share of expenditure devoted to "Debt service" fell from 10.5% in 2010-201 to 6.7% in 2019-2020. Debt service grew at an average annual rate of 5.9% between 2010-2011 and 2013-2014. Since 2014-2015, it has instead decreased by an average annual rate of 5.2%.

PUBLIC ACCOUNTS 2019-2020	45

7. Results of the indicator analysis (cont'd)

Indicator 4: Gross debt to GDP

This indicator puts the Government's gross debt and its ability to pay into perspective, as measured by GDP. A downward trend in this ratio reflects a decline in the relative weight of the gross debt.

Gross debt

(percentage of GDP)

(1) The value of the gross debt as at March 31, 2014 was increased by $709 M to reflect the taking over by Financement-Québec of loans belonging to the Financing Fund made to entities not included in the Government's reporting entity.

In 2010-2011, the ratio of gross debt to GDP stood at 52.7%. It stood at 43.2% as at March 31, 2020, declining for the fifth year in a row.

46	PUBLIC ACCOUNTS 2019-2020

7. Results of the indicator analysis (cont'd)

Indicator 5: Debt representing accumulated deficits to GDP

This indicator relates the debt representing accumulated deficits, or the debt not used to finance assets, with the Government's ability to pay, as measured by GDP. A downward trend in this ratio means a reduction in the relative weight of the debt representing accumulated deficits.

Debt representing accumulated deficits

(percentage of GDP)

Note: Before taking into account the stabilization reserve.

In 2010-2011, the ratio of the debt representing accumulated deficits to GDP stood at 34.0%. The ratio of the debt representing accumulated deficits to GDP has constantly decreased over the last seven years, falling from 34.5% to 20.7%.

PUBLIC ACCOUNTS 2019-2020	47

7. Results of the indicator analysis (cont'd)

Indicator 6: Consolidated expenditure to GDP

This indicator makes it possible to compare the growth of government spending with that of the economy over the years. A decline in this indicator means that spending is growing less rapidly than the economy. The indicator shows the change in the relative weight of the cost of public services in the economy.

Expenditures (excluding debt service)

(percentage of GDP)

Spending grew at a rate below that of GDP from 2010-2011 to 2012-2013, with the result that its relative weight in the economy fell from 23.2% to 22.7%. In 2013-2014, high growth in spending raised the ratio to 23.1%. The ratio gradually decreased to 22.1% in 2018-2019. In 2019-2020 the ratio reached 23.2% due to the high growth in expenses which is notably explained by certain intermittent costs including those related to the COVID-19 pandemic, to the new labour conditions for public servants and to the loss on the investment in the Airbus Canada inc. limited partnership.

48	PUBLIC ACCOUNTS 2019-2020

7. Results of the indicator analysis (cont'd)

Indicator 7: Debt service to total revenue

This indicator illustrates the share of government revenue that must be allocated to debt service. A decline in this ratio over time means that a larger share of revenue can be devoted to other mission expenditures.

Debt service

(percentage of total revenue)

Overall, the proportion of revenue devoted to debt service has fallen since 2010-2011, from 10.8% to 6.6% in 2019-2020. This part is steadily declining over the past six years.

PUBLIC ACCOUNTS 2019-2020	49

7. Results of the indicator analysis (cont'd)

Indicator 8: Net book value of fixed assets to the cost of fixed assets

This indicator shows the extent to which the estimated remaining useful life of tangible assets will enable the Government to supply products and services in the future. An increase in this ratio indicates that on average the age of fixed assets is lower, and thus that their remaining useful life is longer. The fixed assets can thus be used for a longer period of time before they need to be replaced.

Net book value of fixed assets

(percentage of the cost of fixed assets)

The net book value to the cost of fixed assets indicator has risen over the past years, from 55.1% as at March 31, 2011 to 56.0% as at March 31, 2020. This shows that annual investments in fixed assets have outstripped the related annual depreciation of the Government's fixed assets as a whole.

50	PUBLIC ACCOUNTS 2019-2020

7. Results of the indicator analysis (cont'd)

Indicator 9: Own-source revenue to GDP

This indicator shows the proportion of collective wealth that the Government must collect in order to fund public services. The Government's own-source revenue consists of income tax and other taxes, user fees and other revenue derived from its enterprises in particular. This revenue includes all of the Government's revenue, apart from transfers received from the federal government. A decline in this ratio over time tends to indicate that more created wealth is directly available to taxpayers.

Own-source revenue

(percentage of GDP)

(1) The decline of the ratio in 2012-2013 is due mainly to the recording of the loss of $1 876 M arising from discontinued operations following the closure of the Hydro-Québec's Gentilly-2 nuclear generating station, which reduced revenue accordingly. Excluding this loss, the ratio amounts to 20.4%.

From 2010-2011 to 2015-2016, the ratio of own-source revenue to GDP has increased from 19.9% to 21.0%. This increase contributed to a return to a balanced budget in 2015-2016. The ratio fell in 2016-2017 and 2017-2018, mainly because of the measures to reduce the tax burden implemented by the Government and the growth of the economy. In 2018-2019, the ratio reached 20.8%, up from the previous year, mainly due to income from portfolio investments of the Generations Fund resulting from withdrawals totalling $8 billion made in 2018-2019 as well as an exceptional gain on Hydro-Québec's income related to the partial sale of the TM4 subsidiary. In 2019-2020, the ratio fell back to 19.9%, reflecting the non-recurrence of Hydro-Québec's previous year gains and the impact of school tax reforms on revenue.

PUBLIC ACCOUNTS 2019-2020	51

7. Results of the indicator analysis (cont'd)

Indicator 10: Transfers from the federal government to total revenue

Transfers received from the federal government comprise equalization payments, payments from transfers for health care, and for post-secondary education and other social programs, and amounts transferred under various agreements. This indicator measures the proportion of the Québec government's revenue that comes from the federal government.

Federal government transfers

(percentage of total revenue)

The proportion of federal government transfers in total revenue was 21.1% in 2010-2011. In 2011-2012, the proportion decreased to 19.8% mainly due to a decline in equalization revenue stemming from Québec's relatively good economic performance. The proportion fell slightly in 2014-2015, to 19.3%, due to the end of payments of compensation for harmonization of the QST with the GST. Since reaching a record low in 2015-2016, i.e. 18.9%, the ratio rose over the next two years to reach 20.7% in 2017-2018, owing in particular to the increase in equalization revenue and the increase in health transfers. The share of federal government transfers in total revenue has remained relatively stable at 20.1% in 2018-2019 and reached 21.6% in 2019-2020 as equalization revenue rose due to wider gaps in average fiscal capacity among the ten provinces.

52	PUBLIC ACCOUNTS 2019-2020

Appendix 1

Financial statistics

These tables present certain financial information published in the Government's consolidated financial statements since 2010-2011.

Historical data for consolidated financial statement items

FISCAL YEAR ENDED MARCH 31

(millions of dollars)

Fiscal year	Revenue	Expenditure	Surplus (deficit)(1)	Financial assets	Liabilities	Net debt(2)	Non-Financial assets(3)	Accumulated deficit(4)
2019-2020	116 974	114 364	2 610	88 004	(259 317)	(171 313)	76 107	(95 206)
2018-2019	114 746	106 466	8 280	81 643	(254 201)	(172 558)	72 110	(100 448)
2017-2018	108 404	103 489	4 915	87 263	(263 806)	(176 543)	69 073	(107 470)
2016-2017	103 082	98 720	4 362	78 103	(259 858)	(181 755)	68 906	(112 849)
2015-2016	100 123	96 479	3 644	70 767	(255 792)	(185 025)	67 095	(117 930)
2014-2015	95 937	95 801	136	70 178	(255 758)	(185 580)	64 419	(121 161)
2012-2013	93 231	94 934	(1 703)	62 701	(243 962)	(181 261)	61 372	(119 889)
2011-2012	87 997	90 512	(2 515)	62 015	(237 502)	(175 487)	57 392	(118 095)
2010-2011	86 410	88 198	(1 788)	60 060	(227 171)	(167 111)	52 989	(114 122)
2009-2010	82 863	85 253	(2 390)	56 345	(215 634)	(159 289)	47 387	(111 902)

(1) The budget balance within the meaning of the Balanced Budget Act is presented in Table 1.3 of this appendix (page 56).

(2) The net debt represents liabilities minus the financial assets presented in the consolidated statement of financial position.

(3) Table 1.1 of this appendix (page 54) presents the breakdown of the annual change in non-financial assets.

(4) Table 1.2 of this appendix (page 55) presents the breakdown of the annual change in accumulated deficits attributable to the comprehensive income of government enterprises and to accounting changes.

PUBLIC ACCOUNTS 2019-2020	53

Appendix 1

Financial statistics (cont'd)

Table 1.1 - Breakdown of the annual change in non-financial assets

FISCAL YEAR ENDED MARCH 31

(millions of dollars)

Fiscal Year	Current year Change				Adjustments of the balance of non-financial assets(1)		Total change for fiscal year
	Net book value of fixed assets	Other non-financial assets	Net investment in the networks	Net book value of fixed assets	Other non-financial assets	Net investment in the networks
2019-2020	3 737	260					3 997
2018-2019	3 002	35					3 037
2017-2018	160	7					167
2016-2017	1 784	27					1 811
2015-2016	2 695	(19)					2 676
2014-2015	2 980	34		33			3 047
2013-2014	3 977	3					3 980
2012-2013	4 863	49		(279) (2)	(230) (3)		4 403
2011-2012	5 350	252					5 602
2010-2011	4 923	(19)					4 904

(1) The opening balance for non-financial assets was changed due to accounting changes and data reclassifications.

(2) The change in the transfer revenue accounting policy led to a $249-million downward adjustment in "Fixed assets".

(3) The decrease stems from the change to the transfer spending accounting policy, which resulted in certain prepaid expenses being charged to expenditure.

54	PUBLIC ACCOUNTS 2019-2020

Appendix 1

Financial statistics (cont'd)

Table 1.2 - Breakdown of the annual change in accumulated deficits attributable to the comprehensive income of government enterprises and to accounting changes

FISCAL YEAR ENDED MARCH 31

(millions of dollars)

Fiscal year	Enterprises comprehensive income and other	Restatements of accumulated deficits		Total for other factors	Restatement details
		Government enterprises	Departments and bodies
2019-2020	2 632	-	-	2 632
2018-2019	(1 303)	45	-	(1 258)

Government enterprises: $10 M following Hydro-Québec's adoption of new guidance of the Financial Accounting Standards Board (FASB) on leases and $35 M resulting from accounting changes made by other government enterprises to comply with new International Financial Reporting Standards (IFRS) on financial instruments.

2017-2018	464	-	-	464
2016-2017	719	-	-	719
2015-2016	(306)	(107)	-	(413)	Government enterprises: ($107 M) to finalize the adjustments made in 2014-2015 in order to comply with IFRS.
2014-2015	550	(2 252)	294	(1 408)

Departments and bodies: $294 M for the adjustment to revenue for previous years, in respect of the sale tax, collected by Canada Revenue Agency from selected listed financial institutions;

Government enterprises: ($2 252 M) in order to comply with IFRS.

2013-2014	(80)	(11)	-	(91)	Government enterprises: ($11 M) in order to comply with IFRS IAS 19 - Employee Benefits.
2012-2013	(360)	-	(1 098)	(1 458)

Departments and bodies: ($988 M) for the accounting policy change made to take into account the recommendations of the revised accounting standard on government transfers (PS 3410) of the Public Sector Accounting Board; and ($110 M) to take into account the improvements to the method used to calculate tax revenue allowances.

2011-2012	(376)	(56)	-	(432)	Government enterprises: ($56 M) in order to comply with IFRS.
2010-2011	(229)	(253)	(1 413)	(1 895)

Government enterprises: ($95 M) for obligations related to the decommissioning of fixed assets, ($158 M) for complying with IFRS.

Departments and bodies: ($1 413 M) for contaminated land remediation obligations recorded as environmental liabilities.

PUBLIC ACCOUNTS 2019-2020	55

Appendix 1

Financial statistics (cont'd)

Table 1.3 - Budget balance within the meaning of the Balanced Budget Act

FISCAL YEAR ENDED MARCH 31

(millions of dollars)

Fiscal Year	Surplus (deficit)	Generations Fund	Sub-total	Accounting changes and other	Use of Budget balance(1)	(allocation to) the reserve	Budget balance after reserve(2)
2019-2020	2 610	(2 606)	4		4	(4)	-
2018-2019	8 280	(3 477)	4 803		4 803	(4 803)	-
2017-2018	4 915	(2 293)	2 622		2 622	(2 622)	-
2016-2017	4 362	(2 001)	2 361		2 361	(2 361)	-
2015-2016	3 644	(1 453)	2 191		2 191	(2 191)	-
2014-2015	136	(1 279)	(1 143)	418 (3)	(725)		(725)
2013-2014	(1 703)	(1 121)	(2 824)		(2 824)		(2 824)
2012-2013	(2 515)	(961)	(3 476)	1 876 (4)	(1 600)		(1 600)
2011-2012	(1 788)	(840)	(2 628)		(2 628)		(2 628)
2010-2011	(2 390)	(760)	(3 150)		(3 150)		(3 150)

(1) The budget balance is established in accordance with section 2 of the Balanced Budget Act, as in force since September 21, 2009. The provisions of this section have been in effect since April 1, 2006.

(2) The budget balance after reserve shows the achievement of a balanced budget in accordance with section 6 of the Act, which stipulates that the Government may not incur a budgetary deficit. This section does not apply to the years 2009-2010 to 2014-2015.

(3) The Act stipulates that the budget balance must:

a) not include the impact of the application of a new Canadian Institute of Chartered Accountants standard during a period prior to the changeover date proposed by the Institute;

b) take into account the impact of the accounting changes, related to a period after March 31, 2006, charged directly to accumulated deficits. This rule does not apply to accounting changes resulting from the implementation of the 2006-2007 accounting reform.

(4) The Act provides for the exclusion, in the calculation of the budget balance for fiscal 2012-2013, of the result arising from discontinued operations following the decision to close the Gentilly-2 nuclear generating station, presented in Hydro-Québec's annual consolidated financial statements.

56	PUBLIC ACCOUNTS 2019-2020

Appendix 1

Financial statistics (cont'd)

Table 1.4 - Stabilization reserve

FISCAL YEAR ENDED MARCH 31

(millions of dollars)

Fiscal Year	Opening balance	Amounts allocated to the reserve	Amounts used to maintain a balanced budget	Deposits in the Generations Fund	Closing balance
2019-2020	11 977	4			11 981
2018-2019	7 174	4 803	-	-	11 977
2017-2018	4 552	2 622	-	-	7 174
2016-2017	2 191	2 361	-	-	4 552
2015-2016	-	2 191	-	-	2 191
2014-2015	-	-	-	-	-
2013-2014	-	-	-	-	-
2012-2013	-	-	-	-	-
2011-2012	-	-	-	-	-
2010-2011	-	-	-	-	-

Note: Under the Act to amend the Balanced Budget Act and various legislative provisions concerning the implementation of the accounting reform (S.Q. 2009, C 38), adopted in September 2009, the Government established a stabilization reserve to facilitate its multi-year planning and the subsidiary deposit of sums into the Generations Fund. The provisions of the Act pertaining to this reserve have been in effect since April 1, 2006.

PUBLIC ACCOUNTS 2019-2020	57

Appendix 2

Information by reporting sector

AS AT MARCH 31, 2020

Consolidated operations include financial information from numerous departments, bodies, funds and government enterprises. The Government's financial framework presents consolidated financial forecasts for the revenue and expenditure of all of these entities, grouped by sector according to their control and accountability relationship with the Government. Criteria such as ministerial accountability, legal framework, scope of authority delegated to management, funding method, degree of autonomy and nature of activities are used to classify the entities in the different sectors.

The following tables report on the operations of each of the sectors identified in the Government's financial framework. Since it was possible to associate all revenue and expenditure items with a specific sector, it was not necessary to use allocation methods to allocate some of the items among two or more specific sectors.

PUBLIC ACCOUNTS 2019-2020	59

Appendix 2

Information by reporting sector (cont'd)

AS AT MARCH 31, 2020

Consolidated statement of operations by sector

(millions of dollars)

	Consolidated Revenue Fund (1)
					Specified
	General	Tax-funded	Government	Special	purpose
	Fund (2)	transfers (3)	enterprises (4)	funds (5)	accounts (6)

REVENUE

Income and property taxes	40 026	7 529		1 058

Consumption taxes	20 359	286		2 463

Duties and permits	294			2 632

Miscellaneous revenue	1 664			2 818	171

Revenue from government enterprises			4 419

Allocation of enterprises revenue	4 214		(4 773)	27

Total own-source revenue	66 557	7 815	(354)	8 998	171

Québec government transfers				6 842

Federal government transfers	22 975			581	1 744

Total revenue	89 532	7 815	(354)	16 421	1 915

EXPENDITURE

Health and Social Services	40 185	831		276	142

Education and Culture	22 340	593		113	70

Economy and Environment	8 772	1 533		9 053	1 303

Support for Individuals and Families	6 988	3 915		3 083

Administration and Justice	6 345	943		1 850	400

Sub-total	84 630	7 815	─	14 375	1 915

Debt service	5 473			1 866

Total expenditure	90 103	7 815	─	16 241	1 915

ANNUAL SURPLUS (DEFICIT)	(571)	─	(354)	180	─

60	PUBLIC ACCOUNTS 2019-2020

Appendix 2

Generations Fund (7)	Non-budget funded bodies (8)	Organizations in the health and social services network (9)	Organizations in the education networks (9)	Consolidation adjustments(10)	Consolidated results

			1 545	324	50 482

500	29			(2 289)	21 348

1 089	520				4 535

485	6 268	2 657	1 856	(4 957)	10 962

4 419

532					─

2 606	6 817	2 657	3 401	(6 922)	91 746

	14 078	26 484	15 304	(62 708)	─

	664	196	231	(1 163)(11)	25 228

2 606	21 559	29 337	18 936	(70 793)	116 974

	13 514	28 874		(40 123)	43 699

	565		18 336	(16 750)	25 267

	3 728			(7 096)	17 293

	214			(3 274)	10 926

	2 862			(2 897)	9 503

─	20 883	28 874	18 336	(70 140)	106 688

	526	582	425	(1 196)	7 676

─	21 409	29 456	18 761	(71 336)	114 364

2 606	150	(119)	175	543	2 610

PUBLIC ACCOUNTS 2019-2020	61

Appendix 2

Information by reporting sector (cont'd)

AS AT MARCH 31, 2020

(1) The Consolidated Revenue Fund consists of money collected or received from various sources over which the Parliament of Québec has the power of appropriation. The fund comprises a general fund and special funds.

(2) The general fund consists of money paid into the Consolidated Revenue Fund that has not been credited to a special fund under legislative provisions, as well as the expenditures of the National Assembly, persons appointed by it, departments and bodies administered by a minister whose budget is financed by appropriations allocated by the National Assembly. As stipulated in the Act respecting the Agence du revenu du Québec (CQLR, chapter A-7.003), tax revenue administered by the Agence du revenu du Québec on behalf of the Government is reduced by the related allowances for doubtful accounts. In addition, income and property tax revenue is reduced by the refundable tax credits provided for in the Taxation Act (CQLR, chapter I-3); since, within the meaning of the Act, these credits are payments on account of tax payable or, overpayments of tax payable. This sector also includes the activities of the Health Services Fund.

(3) Tax revenue used to finance doubtful accounts related to this revenue and transfer expenditures made through the tax system are not subject to the allocation of appropriations by the National Assembly and are the focus of a specific reporting sector. A transfer expenditure made through the tax system is a refundable tax credit that provides a taxpayer with a financial benefit for a purpose other than that of reducing the taxes that the taxpayer would otherwise have been required to pay to the Government.

(4) Government enterprises are distinct legal entities that have the power to carry out commercial activities. The sale of their goods or delivery of their services target individuals or organizations not included in the Government's reporting entity. Therefore, these enterprises are financially autonomous in that their revenue from outside the reporting entity ensures that they carry out their activities and repay their debts on their own. Since their accounts are accounted for using the modified equity method, only their net surpluses for the fiscal year are presented in the table, after deducting the dividends paid into the general fund.

(5) A special fund is a fund established by an Act to provide for certain financial commitments of a minister, a budget-funded body or a non-budget-funded body exercising an adjudicative function. Legislative provisions determine which sums paid into the Consolidated Revenue Fund must be credited to a special fund. The results of the special funds do not include the activities of the Health Services Fund and the Generations Fund.

(6) A specified purpose account is a financial management mechanism created by a government order in council under legislative provisions. It allows a department to account in a distinct way for funds paid into the Consolidated Revenue Fund by a third party under a contract or an agreement that provides for the allocation of the funds to a specific purpose.

(7) The Generations Fund, created under the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1), differs from other funds in that it is dedicated exclusively to repaying the Government's debt.

(8) Non-budget-funded bodies depend in whole or in part on departments for their funding. However, non-budget-funded bodies have more autonomy than those funded by budgetary appropriations. Although non-budget-funded bodies also answer to a minister, the legislation grants their management more extensive funding and operating powers.

(9) The health and social services network includes integrated health and social services centres, as well as other public institutions and regional authorities.

The education networks are made up of the school board network, the general and vocational college (CEGEP) network and the Université du Québec and its constituent universities network.

All of these organizations, which are funded largely through budgetary appropriations, are autonomous in regard to the delivery of public services. They are legal entities that are vested with the financial and administrative powers needed to provide public services, and they have a board of directors made up of elected or appointed local representatives from the area or sector served by each organization. In addition, the Government's ability to dispose of their assets is subject to major restrictions.

(10) Consolidation adjustments stem mainly from the elimination of transactions and balances between entities in the different sectors. Therefore, the revenues and expenses of each sector are presented prior to the elimination of these items. However, transactions and balances between entities within the same sector are eliminated before the segment amounts are determined.

(11) The Québec government receives federal government transfer revenue whose received assets must be used for the purposes prescribed by the federal government in accordance with contracts or agreements entered into between the two parties. These funds are collected by the general fund and accounted for in specified purpose accounts. The sums are then paid to recipients when the latter become eligible. Consolidation adjustments are made to eliminate the federal transfer revenue related to the sums paid by the general fund to bodies included in the government's reporting entity.

62	PUBLIC ACCOUNTS 2019-2020

Appendix 3

Information by departmental portfolio

AS AT MARCH 2020

To carry out its missions, the Government sets up programs that are administered directly by government entities, including departments and bodies. The entities under the responsibility of a minister taken as a whole constitute a portfolio.

Expenditures under a departmental portfolio include those incurred by entities under the responsibility of a minister as well as tax-funded transfers that are relevant to the sector covered by the portfolio.

PUBLIC ACCOUNTS 2019-2020	63

Appendix 3

Information by departmental portfolio (cont'd)

AS AT MARCH 2020

Expenditure by supercategory

(millions of dollars)

	Transfers	Remuneration	Operating

Éducation et Enseignement supérieur	4 525	15 524	4 281

Santé et Services sociaux	5 393	28 925	10 433

Other portfolios

Affaires municipales et Habitation	2 854	137	191

Agriculture, Pêcheries et Alimentation	941	176	82

Assemblée nationale		97	41

Conseil du trésor et Administration gouvernementale	63	1 971	1 183

Conseil exécutif	411	107	21

Culture et Communications	853	193	253

Économie et Innovation	2 361	96	848

Énergie et Ressources naturelles	548	131	164

Environnement et Lutte contre les changements climatiques	864	167	107

Famille	6 244	91	95

Finances	737	1 016	565

Forêts, Faune et Parcs	207	295	525

Immigration, Diversité et Inclusion	137	109	85

Justice	186	636	326

Personnes désignées par l’Assemblée nationale	11	69	19

Relations internationales et Francophonie	30	64	30

Sécurité publique	592	1 388	587

Tourisme	197	59	117

Transports	2 264	612	2 518

Travail, Emploi et Solidarité sociale	4 520	451	217

Other portfolios	24 020	7 865	7 974

Sub-Total	33 938	52 314	22 688

Inter-portfolio eliminations(1)	(1 110)	(1 416)	(2 064)

Consolidated expenditure	32 828	50 898	20 624

(1) Consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different portfolios.

64	PUBLIC ACCOUNTS 2019-2020

Appendix 3

Doubtful accounts and other allowances	Sub-total	Debt service	2020	2019

62	24 392	428	24 820	23 480

81	44 832	578	45 410	43 115

102	3 284	82	3 366	2 981

6	1 205	4	1 209	903

	138		138	139

	3 217	151	3 368	2 194

	539		539	459

2	1 301	19	1 320	1 273

1 188	4 493	91	4 584	2 844

1	844	2	846	702

1	1 139		1 139	1 090

	6 430		6 430	5 803

841	3 159	7 451	10 610	11 344

7	1 034	3	1 037	1 074

	331		331	211

24	1 172	1	1 173	1 133

	99		99	183

	124		124	124

	2 567	2	2 569	2 202

	373	16	389	384

7	5 401	728	6 129	5 755

16	5 204	2	5 206	4 996

2 195	42 054	8 552	50 606	45 794

2 338	111 278	9 558	120 836	112 389

─	(4 590)	(1 882)	(6,472)	(5 923)

2 338	106 688	7 676	114 364	106 466

PUBLIC ACCOUNTS 2019-2020	65

Statement of responsibility

The Comptroller of Finance is responsible for preparing the Government's consolidated financial statements for the Minister of Finance in accordance with the provisions of section 86 of the Financial Administration Act (CQLR, chapter A-6.001). He is also responsible for the integrity and objectivity of the consolidated financial statements in accordance with the accounting policies disclosed in the notes and with the public sector accounting standards.

To fulfill their accounting and financial reporting responsibilities, the Comptroller of Finance and the entities making up the Government's reporting entity maintain financial management systems and internal controls that take costs, benefits and risks into account. These systems are designed to provide reasonable assurance that transactions are duly authorized by Parliament, carried out based on the adopted regulations and are properly recorded in order to account for the use of public funds.

The Comptroller of Finance obtains all the information needed to meet the accounting requirements from government departments, bodies, enterprises and funds and implements processes to ensure that this information is reliable. He submits the Government's consolidated financial statements for audit to the Auditor General of Québec which states the nature and scope of its audit and expresses its opinion in its independent auditor's report to the National Assembly.

The consolidated financial statements are part of the Public Accounts and are tabled annually in the National Assembly by the Minister of Finance.

On behalf of the Gouvernement du Québec,

Pierre Côté	Simon-Pierre Falardeau, CPA, CA
Deputy Minister of Finance	Comptroller of Finance

Québec, December 22, 2020

PUBLIC ACCOUNTS 2019-2020	69

INDEPENDENT AUDITOR'S REPORT

To the National Assembly

Report on the Audit of the Consolidated Financial Statements

Qualified Opinion

I have audited the consolidated financial statements of the Gouvernement du Québec (the Government), which comprise the consolidated statement of financial position as at March 31, 2020, the consolidated statement of operations and accumulated deficit, the consolidated statement of change in net debt and the consolidated statement of cash flow for the year then ended, and notes and appendices to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, except for the effects of the matter described in the Basis for Qualified Opinion section of my report, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Government as at March 31, 2020, and the consolidated results of its operations, consolidated changes in its net debt and its consolidated cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Qualified Opinion

The Government did not record as at March 31, 2020 and 2019, in the consolidated statement of financial position, subsidies (government transfers) related to different assistance programs to third parties for the construction of fixed assets and other expenditures that are financed or to be financed by loans for which the work has been completed. These subsidies are currently reported as contractual obligations in Note 22 to the consolidated financial statements. This situation constitutes a departure from the accounting standard for government transfers (Canadian public sector accounting standards), which states that subsidies are recognized when they are authorized by the government as a result of the exercise of its enabling authority and when all eligibility criteria have been met by the recipients. This departure has led to the expression of a modified audit opinion for the consolidated financial statements of the previous year.

PUBLIC ACCOUNTS 2019-2020	71

Considering the current recording of these subsidies, the following adjustments in accordance with the estimate established using available information are necessary in order for the consolidated financial statements of the Government to comply with Canadian public sector accounting standards:

	Estimated increase (decrease) in millions of dollars

	2020	2019
Consolidated statement of financial position
Loans	(6,560)	(6,547)
Other liabilities	5,853	5,339
Net debt and accumulated deficit	12,413	11,886

Consolidated statement of operations and accumulated deficit
Expenditure
Health and Social Services	(18)	7
Education and Culture	98	104
Economy and Environment	460	302
Support for Individuals and Families	(10)	(17)
Administration and Justice	(3)	(6)
Total expenditure	527	390
Annual surplus	(527)	(390)

Note 22
Contractual obligations	(12,413)	(11,886)

I obtained evidence enabling me to conclude that the work was completed for the amounts presented above. However, for $4,669 million in contractual obligations as at March 31, 2020 ($4,892 million as at March 31, 2019), the Government does not collect the information that would enable me to determine the progress of the work performed by recipients, which are mainly municipalities and municipal organizations. Consequently, I am unable to determine the additional adjustments to be made to the consolidated financial statements.

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Government in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified opinion.

72	PUBLIC ACCOUNTS 2019-2020

Other Information

Management is responsible for the other information. The other information comprises the information included in Volume 1 of the 2019-2020 Public Accounts, but does not include the consolidated financial statements and my auditor's report thereon.

My opinion on the consolidated financial statements does not cover the other information and I do not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

I obtained Volume 1 of the 2019-2020 Public Accounts prior to the date of this auditor's report. If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact in this auditor's report. As described in the Basis for Qualified Opinion section above, as at March 31, 2020 and 2019, the Government did not record certain subsidies. Therefore, I conclude that the other information contained in the analysis of the consolidated financial statements in Volume 1 is materially misstated due to my qualified opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Government's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting. Management believes the Government has the ability to continue its operations.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

PUBLIC ACCOUNTS 2019-2020	73

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Government's internal control.

  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

  Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Government's ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor's report. However, future events or conditions may cause the Government to cease to continue as a going concern.

  Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

  Obtain sufficient appropriate audit evidence regarding the financial information of the entities or activities within the Government to express an opinion on the consolidated financial statements. I am responsible for the direction, supervision and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with management regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide management with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

74	PUBLIC ACCOUNTS 2019-2020

Report on Other Legal and Regulatory Requirements

As required by the Auditor General Act (CQLR, chapter V-5.01), I report that, in my opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Gouvernement du Québec as at March 31, 2020, and the consolidated results of its operations and the changes in its consolidated financial position for the year then ended in accordance with the accounting policies of the Gouvernement du Québec. These are presented in notes to the consolidated financial statements and supplemented, in particular, by section 24.1 of the Financial Administration Act (CQLR, chapter A-6.001), which states that the only part of a multi-year transfer that must be recorded in the current fiscal year is the part that is both payable and authorized by Parliament. This legislative provision, however, is not in compliance with Canadian public sector accounting standards.

As required by the Auditor General Act (CQLR, chapter V-5.01), I report that, in my opinion, these accounting policies have been applied on a basis consistent with that of the preceding year.

Comment of the Auditor General

The Auditor General Act (CQLR, chapter V-5.01) makes it possible to make any comment that I deem appropriate in my report on the consolidated financial statements of the Government. It is in this context that I decided to make the following comment which complete my opinion on these financial statements.

Recognition of Subsidies (Government Transfers)

The basis for my qualified opinion expressed above arises from the in-depth knowledge of my organization about the financial and budgetary practices of the Government as well as from my interpretation of the accounting standard for government transfers, in light of the current conceptual framework. It also considers the information and analysis published by the Public Sector Accounting Board (PSAB).

Therefore, I consider that the Government's accounting practice for the recognition of government transfers is not appropriate and does not give an accurate picture of its financial position since it materially underestimates the net debt and accumulated deficit. The Government must take the necessary measures to modify this accounting practice in order to comply with Canadian public sector accounting standards.

Guylaine Leclerc, FCPA auditor, FCA

Auditor General of Québec

Québec, December 22, 2020

PUBLIC ACCOUNTS 2019-2020	75

Consolidated statement of operations and accumulated deficit

FISCAL YEAR ENDED MARCH 31, 2020

(millions of dollars)

		2020		2019

	Notes	Budget(1)	Actual results	Actual results

REVENUE	3

Income and property taxes		49 163	50 482	49 168

Consumption taxes		21 864	21 348	21 001

Duties and permits		4 229	4 535	4 361

Miscellaneous revenue		10 680	10 962	11 548

Revenue from government enterprises	9	4 778	4 419	5 548

Own-source revenue		90 714	91 746	91 626

Federal government transfers		24 924	25 228	23 120

Total revenue		115 638	116 974	114 746

EXPENDITURE	4

Health and Social Services		44 429	43 699	41 522

Education and Culture		25 357	25 267	23 887

Economy and Environment		15 424	17 293	14 730

Support for Individuals and Families		10 832	10 926	10 095

Administration and Justice		7 996	9 503	7 510

Sub-total		104 038	106 688	97 744

Debt service		8 996	7 676	8 722

Total expenditure		113 034	114 364	106 466

Contingency reserve		(100)	―	―

ANNUAL SURPLUS		2 504	2 610	8 280

ACCUMULATED DEFICIT, BEGINNING OF YEAR		(111 538)	(100 448)	(107 425)

Other comprehensive income items of government enterprises	5	―	2 632	(1 303)

ACCUMULATED DEFICIT, END OF YEAR	5	(109 034)	(95 206)	(100 448)

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1) According to data presented in Budget 2019-2020 of the Ministère des Finances tabled on March 21, 2019.

PUBLIC ACCOUNTS 2019-2020	77

Consolidated statement of financial position

AS AT MARCH 31, 2020

(millions of dollars)

	Notes	2020	2019

FINANCIAL ASSETS

Cash		3 064	2 568

Cash equivalents	6	10 126	6 773

Short-term investments	6	1 813	2 826

Accounts receivable	7	19 047	18 753

Portfolio investments	8	5 416	5 366

Investment in government enterprises	9	27 974	25 500

Loans	10	10 857	10 880

Generations Fund	11	8 899	8 293

Other financial assets	12	808	684

Total financial assets		88 004	81 643

LIABILITIES

Accounts payable and accrued expenses	13	31 829	29 699

Deferred revenue	14	7 605	6 719

Environmental liability	15	2 988	3 008

Other liabilities	16	1 045	1 031

Pension plans and other employee future benefits	17	14 716	18 362

Debts	18,19	201 134	195 382

Total liabilities		259 317	254 201

NET DEBT		(171 313)	(172 558)

NON-FINANCIAL ASSETS

Fixed assets	20	75 053	71 316

Other non-financial assets	21	1 054	794

Total non-financial assets		76 107	72 110

ACCUMULATED DEFICIT	5	(95 206)	(100 448)

Contractual obligations and contractual rights	22

Contingencies	23

Subsequent events	26

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

Pierre Côté	Simon-Pierre Falardeau, CPA, CA
Deputy Minister of Finance	Comptroller of Finance
78	PUBLIC ACCOUNTS 2019-2020

Consolidated statement of change in net debt

FISCAL YEAR ENDED MARCH 31, 2020

(millions of dollars)

		2020		2019

	Notes	Budget(1)	Actual results	Actual results

NET DEBT, BEGINNING OF YEAR		(174 095)	(172 558)	(176 498)

Annual surplus		2 504	2 610	8 280

Change due to fixed assets	20

Acquisition and work in progress		(7 411)	(8 009)	(7 124)

Depreciation		4 303	4 198	4 032

Disposals, reductions in value and other		―	74	90

Total change due to fixed assets		(3 108)	(3 737)	(3 002)

Change due to other non-financial assets		―	(260)	(35)

Other comprehensive income items of government enterprises	9	―	2 632	(1 303)

Net decrease (increase) in the net debt		(604)	1 245	3 940

NET DEBT, END OF YEAR		(174 699)	(171 313)	(172 558)

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1) According to data presented in Budget 2019-2020 of the Ministère des Finances tabled on March 21, 2019.

PUBLIC ACCOUNTS 2019-2020	79

Consolidated statement of cash flow

FISCAL YEAR ENDED MARCH 31, 2020

(millions of dollars)

	Notes	2020	2019

OPERATING ACTIVITIES(1)

Annual surplus		2 610	8 280

Items not affecting cash flow	24	6 668	3 118

Change in assets and liabilities related to operations	24	1 118	(339)

Benefits paid for pension plans and other employee future benefits		(6 963)	(7 111)

Cash flow from operating activities		3 433	3 948

INVESTMENT ACTIVITIES(1)

Short-term investments made		(5 781)	(6 546)

Short-term investments received		3 794	3 728

Portfolio investments made		(1 575)	(1 049)

Portfolio investments received		493	905

Loans made		(2 097)	(2 025)

Loans received		901	758

Government enterprises

Shares and equity issuance		(9)

Loans and advances made		(294)	(95)

Loans and advances received		20	150

Dividends received		4 883	4 926

Investments in the Generations Fund		(2 184)	(2 071)

Withdrawals from the Generations Fund to repay debts		2 000	8 000

Cash flow used for investment activities		151	6 681

FIXED ASSET INVESTMENT ACTIVITIES(1)

Fixed assets acquired		(7 594)	(6 862)

Fixed assets disposed of		49	90

Cash flow used for fixed assets investment activities		(7 545)	(6 772)

80	PUBLIC ACCOUNTS 2019-2020

Consolidated statement of cash flow (cont'd)

FISCAL YEAR ENDED MARCH 31, 2020

(millions of dollars)

	Notes	2020	2019

FINANCING ACTIVITIES(1)

Debt issued		24 446	17 484

Debt repaid		(15 377)	(20 196)

Deposits to the Retirement Plans Sinking Fund and specific pension funds		(1 417)	(1 211)

Contributions deposited net of benefits paid into the Retirement Plans Sinking Fund and specific pension funds		116	108

Cash flow used for financing activities		7 768	(3 815)

Increase (decrease) in cash and cash equivalents		3 807	42

CASH AND CASH EQUIVALENTS,

BEGINNING OF YEAR		9 341	9 299

Cash and cash equivalents arising from the abolition of Innovatech corporations		42	―

CASH AND CASH EQUIVALENTS, END OF YEAR		13 190	9 341

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1) Non-cash transactions are not included in the consolidated statement of cash flow and are itemized in Note 24, "Cash flow information".

PUBLIC ACCOUNTS 2019-2020	81

Notes to the consolidated financial statements

1. Summary of significant accounting policies

Accounting framework

The Gouvernement du Québec accounts for its financial transactions in accordance with the accounting policies adopted by the Conseil du trésor. The primary source of reference for establishing these policies are the Canadian public sector accounting standards.

Reporting entity and government partnerships

The Government's reporting entity encompasses the financial transactions of the National Assembly and persons appointed by the National Assembly, departments and all the bodies, funds and enterprises under the Government's control, that is, entities for which the Government has the power to direct their financial and administrative policies, such that their activities will provide the Government with anticipated benefits or expose it to a risk of loss.

All of the entities in the Government's reporting entity over which the Government exercises control are listed in appendices 1 to 4. The Government's consolidated financial statements also include the financial operations of the partnerships over which the Government exercises shared control. Those partnerships with private sector partners or other governments are presented in Appendix 5.

Property held and fiduciary activities carried out by Government departments and bodies on behalf of the designated beneficiaries mentioned in Appendix 6 are not included in the Government's reporting entity.

Consolidation methods

The assets, liabilities, revenues and expenditures (hereafter referred to as "accounts") of entities included in the Government's reporting entity, with the exception of government enterprises and commercial partnerships, are consolidated line by line in the financial statements. The financial transactions of government non-business partnerships are consolidated line by line, in proportion to the Government's share in each of these accounts under shared control. Prior to consolidation, the accounts of each entity are harmonized according to the Government's accounting policies. Finally, inter-entity transactions and balances as well as unrealized gains and losses relating to transactions on assets and liabilities that remain within the Government's reporting entity are eliminated.

Investments in government enterprises and interests in government business partnerships represent a financial asset for the Government and, given their commercial orientation, management autonomy and financial self-sufficiency, they are accounted for using the modified equity method.

82	PUBLIC ACCOUNTS 2019-2020

1. Summary of significant accounting policies (cont'd)

Consolidation methods (cont'd)

According to this method, which does not require that accounting policies be harmonized with those of the Government, investments and interests are accounted for at cost. Every year, the cost is adjusted based on the Government's share in the results of these enterprises and government partnerships, with an offsetting entry to revenue, and based on its share in the other items of their comprehensive income, with an offsetting entry to accumulated deficit. The value of the investments is reduced by declared dividends and adjusted by the amount of the elimination of unrealized inter-entity gains and losses pertaining to assets and liabilities that remain within the Government's reporting entity.

Translation of foreign currency

Foreign currency transactions are translated into Canadian dollars at the exchange rates in effect at the time of the transactions. At the end of the fiscal year, monetary assets and liabilities denominated in foreign currency are translated into Canadian dollars at the exchange rates in effect on that date. Gains and losses resulting from exchange rate fluctuations are recognized in the Government's annual results, with the exception of unrealized gains or losses resulting from the translation of long-term items, which are deferred and amortized using the straight-line method over the remaining useful life of the assets or liabilities concerned.

Measurement uncertainty

Measurement uncertainty exists when there is a difference between the amount recorded or presented in the financial statements and another reasonably possible amount. Some uncertainties are called "material" when the range of reasonably possible amounts is wide and when the situation could influence decisions made by the users of the financial statements. The impact of the resolution of the uncertainties may be felt in the short term or in a longer term.

The Government has determined that material measurement uncertainty in the short term was attributable to the assumptions used to determine the allowances for contingencies (Note 23) pertaining to lawsuits and disputes. Stakes in government enterprises (Note 9), environmental liability (Note 15) and pension plans and other employee future benefits (Note 17) present more long-term material measurement uncertainties due to the assumptions used to determine their value.

Other measurement uncertainties are attributable to the estimates made in the course of the Governmnent's regular operations. New events, experience acquired or the information available to the Government may lead to short-term revision of the allowances for doubtful accounts in accounts receivable (Note 7), tax revenue and the corresponding receivable and payable amounts (Notes 7 and 13), long-term declines in portfolio investments (Note 8), allowances for loan declines (Note 10) and other liabilities (Note 16).

PUBLIC ACCOUNTS 2019-2020	83

1. Summary of significant accounting policies (cont'd)

Measurement uncertainty (cont'd)

Moreover, the useful life of fixed assets is estimated based on the period during which they should be of use to the Government. The length of some contracts presented in the contractual obligations and contractual rights is also estimated.

The estimates and assumptions the Government uses to record or present some items in the financial statements are based on the most reliable data and the most likely assumptions available, and require the application of professionnal judgment.

It is reasonably possible that the amounts will change after the annual revision of the estimates and assumptions. Accounting estimates are revised during the estimate revision period if they concern only that period, or during that revision period and the next ones if they concern several periods. Further information about the nature and circumstances giving rise to measurement uncertainty is presented in the appropriate Notes.

Special considerations related to the COVID-19 pandemic

In March 2020, the World Health Organization declared a worldwide pandemic caused by the novel coronavirus (COVID-19). On March 13, 2020 the Government declared a health emergency throughout the province and introduced a set of public health measures as well as financial assistance to individuals and businesses to help them cope with the economic consequences of the crisis.

The pandemic had serious consequence on Québec's economic activity. In order to create allowances for losses related to receivables, loans and loan guarantees and determine the value of investments, the Government has revised some of the assumptions used in its assessment methods to include additional risk factors. Since the length of the pandemic and its effects are unknown, the actual results of the coming fiscal years may differ from Government estimates. Adjustments made to the assessment methods are detailed in the appropriate Notes.

Moreover, the fair value of the investments held in participation deposits at the Caisse de dépôt et placement du Québec, presented in the various notes to the consolidated financial statement, was established by this entity while taking into account the best information available given the circumstances. In a context of economic uncertainty and volatilty, it is impossible to determine the scale of the futur impacts of the pandemic on those fair values since those will depend on the development of the situation in various economic sectors which is uncertain and cannot be predicted at the current time.

84	PUBLIC ACCOUNTS 2019-2020

1. Summary of significant accounting policies (cont'd)

Significant accounting policies by component

To increase the consolidated financial statements' understandability, significant accounting policies by component are detailed in the Notes of the following components:

Notes	Components
Note 3	Revenue
Note 4	Expenditure
Note 5	Accumulated deficit
Note 6	Cash equivalents and short-term investments
Note 7	Accounts receivable
Note 8	Portfolio investments
Note 9	Investments in government enterprises
Note 10	Loans
Note 11	Generations Fund
Note 13	Accounts payable and accrued expenses
Note 14	Deferred revenue
Note 15	Environmental liability
Note 16	Other liabilities
Note 17	Pension plans and other employee future benefits
Note 19	Debts
Note 20	Fixed assets
Note 21	Other non-financial assets
Note 22	Contractual obligations and contractual rights
Note 23	Contingencies

PUBLIC ACCOUNTS 2019-2020	85

2. Accounting changes and reclassification of comparative financial data

Accounting changes

Adoption of a new accounting standard

Government enterprises

On April 1, 2019 the government enterprises that apply International Financial Reporting Standards (IFRS) adopted IFRS 16 - Leases, which is in effect for fiscal years beginning on or after January 1, 2019.

IFRS 16 establishes a single accounting model for lessees, requiring that all lease assets and liabilities be recorded except those with short terms or those with underlying assets of low value. Formerly, only leases where the lessee assumed almost all the risks and benefits of ownership were recorded as assets and liabilities. Requirements for lessors remain unchanged.

This standard has been applied retroactively without enterprises restating the financial data of previous years. The impact of Hydro-Québec's use of this standard was taken into account in the Government's stake as at March 31, 2019 and was therefore adopted in advance.

As at April 1, 2019, the use of this standard increased fixed assets by $40 million, other assets by $330 million and enterprise debts and advances by $370 million. Those changes had no significant impact on the investment in government enterprises, on the revenues from government enterprises or on other items of the comprehensive income of government enterprises.

Reclassification of comparative financial data

Some of the 2018-2019 financial data have been reclassified to comply with the 2019-2020 presentation method.

86	PUBLIC ACCOUNTS 2019-2020

3. Revenue

Significant accounting policies

Tax revenue (income and property taxes and consumption taxes)

Once the tax measures have been authorized by Parliament, tax revenue is recognized in the following manner:

– Personal income tax revenue and contributions dedicated to health services are recognized when the taxpayer earned the income subject to tax. Revenue not collected at the end of the fiscal year and refunds not yet issued are recorded on the basis of estimates established according to transactions that took place in the three months following the end of the fiscal year.

– Corporate income tax revenue is recognized at the time the funds are received. Receipts are primarily comprised of instalment payments the companies calculate based on estimates of their taxable earnings. These revenues are adjusted to take amounts in notices of assessment issued before the end of the fiscal year into account. The receivable or refundable amounts resulting from the variation between the estimated taxable income and the income actually earned by the companies during the fiscal year are not recorded because they cannot be accurately estimated.

– Revenue from school property taxes is recognized over the period in which such taxes are levied.

– Revenue from consumption taxes is recognized at the time of the sale of the products or the delivery of the services, after deducting tax credits.

Tax revenue does not take into account estimates concerning taxes due on unreported revenue within the time prescribed. These amounts are recorded when notices of assessments are issued or following tax checks activities or the filing of tax returns by taxpayers.

Duties and permits

Revenue from duties and permits is recognized when receivable. Where revenue is refundable on demand and is linked to clearly identifiable goods and services that must be rendered by the Government to the holder of the duty or the permit, the revenue is recognized over the reference period of that duty or permit.

PUBLIC ACCOUNTS 2019-2020	87

3. Revenue (cont'd)

Significant accounting policies (cont'd)

Miscellaneous revenue

Revenue from the sale of goods or services and from user contributions is recognized when the goods are sold or the services are provided.

Income from interest on accounts receivable and loans as well as income from portfolio investments are recognized as they are earned. They cease to be recorded when the recovery of interest or principal is not reasonably assured.

Revenue from donors other than governments is recognized in the year of its donation when such revenue is not designated for a specific purpose. When, on the contrary, such revenue is designated for a specific purpose, it is recognized in revenue according to the conditions of the designation. In the case of donations related to land, the revenue is recognized in the year of acquisition.

Revenue from tuition fees is recognized over the duration of the training in question.

Transfers from governments

Transfers from the federal government and other governments are recognized in revenue for the fiscal year in which they are authorized by the transferring government and in which the eligibility criteria are met, except if the stipulations create an obligation that meets the definition of a liability. Once a liability is recognized, the transfer is recorded in revenue as the liabilities are paid.

Measurement uncertainty
The measurement uncertainties that affect revenue are presented in Note 7 on accounts receivable, Note 9 on investment in government enterprises and Note 13 on accounts payable and accrued expenses.

88	PUBLIC ACCOUNTS 2019-2020

3. Revenue (cont'd)

Revenue by source

(millions of dollars)

	Fiscal year ended March 31
	2020		2019
	Budget(1)	Actual results	Actual results
Own-source revenue
Income and property taxes
Personal income tax		33 814	31 773
Contributions dedicated to health services		6 522	6 359
Corporate tax		8 607	9 183
School property tax		1 539	1 853
	49 163	50 482	49 168
Consumption taxes
Sales(2)		17 536	17 115
Fuel		2 206	2 247
Tobacco		938	995
Alcoholic beverages		637	634
Other(3)		31	10
	21 864	21 348	21 001
Duties and permits
Motor vehicles		1 390	1 342
Natural resources		1 392	1 410
Greenhouse gas emissions		997	863
Other		756	746
	4 229	4 535	4 361
Miscellaneous revenue
Sales of goods and services		5 306	5 247
User contributions		1 838	1 782
Interest on accounts receivable and loans		884	997
Income from portfolio investments		805	1 497
Fines, forfeitures and recoveries		878	819
Third-party donations		730	698
Transfers from entities other than the federal government		115	112
Tuition fees		406	396
	10 680	10 962	11 548
Revenue from government enterprises
Hydro-Québec		1 959	2 768
Loto-Québec		1 328	1 383
Société des alcools du Québec		1 226	1 147
Other		(94)	250
	4 778	4 419	5 548
Total own-source revenue	90 714	91 746	91 626
Federal government transfers
Equalization		13 124	11 732
Health transfers		6 617	6 306
Transfers for post-secondary education and other social programs		1 542	1 596
Other programs		3 945	3 486
Total federal government transfers	24 924	25 228	23 120
Total revenue	115 638	116 974	114 746

(1) According to data presented in Budget 2019-2020 of the Ministère des Finances tabled on March 21, 2019.

(2) The solidarity tax credit, worth $1 787 M ($1 633 M in 2018-2019), is an abatement since it is designed to refund certain taxes to low-income households. It is presented as a reduction of consumption tax revenue on sales.
(3) Revenue included $29 M ($8 M in 2018-2019) from income related to the Québec component of the excise duty on the sale of cannabis.

PUBLIC ACCOUNTS 2019-2020	89

3. Revenue (cont'd)

Income and property taxes - Additional information on refundable tax credits

In accordance with the applicable tax legislation, refundable tax credits reduce related tax revenue. However, Canadian public sector accounting standards require that these credits be presented in expenditure when they represent transfers funded by the tax system, that is, when they confer on a taxpayer a financial benefit other than a reduction of the income or other taxes that the taxpayer would otherwise have had to pay the Government.

The refundable tax credits of $6 975 million ($6 293 million in 2018-2019) have been reclassified in transfer expenditures meaning that revenue derived from income and property taxes amount to $50 482 million ($49 168 million in 2018-2019).

Income and property taxes - Reclassification of refundable tax credits

(millions of dollars)

Fiscal year ended March 31

	2020			2019
Tax revenue
net of
	refundable	Refundable
	tax credits	tax credits	Total	Total

Income and property taxes

Personal income tax	28 841	4 973	33 814	31 773

Contributions dedicated to health services	6 522		6 522	6 359

Corporate tax	6 605	2 002	8 607	9 183

School property tax	1 539		1 539	1 853

	43 507	6 975	50 482	49 168

90	PUBLIC ACCOUNTS 2019-2020

3. Revenue (cont'd)

Additional information - Tax-funded transfer expenditures by government mission

(millions of dollars)

	Fiscal year ended March 31

	2020						2019

		EXPENDITURE BY GOVERNMENT MISSION

	Health and		Economy	Support for
	Social	Education	and	Individuals	Administration
	Services	and Culture	Environment	and Families	and Justice	Total	Total

Income and property taxes

Personal income tax

Refundable tax credits

Family Allowance				2 825		2 825	2 475

Day care expenses				697		697	722

Home-support services for seniors	596					596	556

Work premium				311		311	298

Québec education savings incentive		134				134	83

Senior assistance	101					101	94

RénoVert			80			80	110

Caregivers	59					59	59

Medical expenses	60					60	61

Tax shield				48		48	47

Other	15	27	18		2	62	62

	831	161	98	3 881	2	4 973	4 567

Corporate tax

Refundable tax credits

Scientific research and experimental development			466			466	401

E-business			446			446	362

Film production		362				362	346

Multimedia titles			270			270	235

Reporting of tips					101	101	93

Tax credit for investment			95			95	98

Resources			68			68	17

On-the-job training period		33		34		67	51

Other		37	90			127	123

	―	432	1 435	34	101	2 002	1 726

	831	593	1 533	3 915	103	6 975	6 293

PUBLIC ACCOUNTS 2019-2020	91

4. Expenditure

Significant accounting policies

Transfer expenditures

Transfer expenditures are recognized in the fiscal year during which they are duly authorized, in accordance with the governance rules of the entity that grants them, and in which the recipients satisfied the eligibility criteria.

Under the statutes in force, a transfer is authorized when Parliament and the Government have each exercised their power of authorization.

– The authorization of Parliament is granted in the case of a department or a budget-funded body during the voting of an appropriations act or the application of any other act authorizing the granting of appropriations. In the case of special funds, such authorization is granted during the approval of expenditure and investment forecasts by Parliament for a given fiscal year. In the case of other entities, this power of authorization is granted to their boards of directors by Parliament when their constituting acts are adopted.

– The Government's power of authorization is exercised by the adoption of orders in council or by the conclusion of an agreement with the transfer recipient.

Therefore, the Government retains its discretionary power in that it is not required to make transfers until Parliament and the Government have both exercised their power of authorization. The only part of a multi-year transfer that may be recorded in the accounts for a given fiscal year is the part that is both payable and authorized by Parliament for that year.

Remuneration and operating expenses

Remuneration and operating expenses are recorded in the fiscal year during which the goods are consumed or the services are delivered.

Measurement uncertainty

Measurement uncertainties that affect expenditures are presented in Note 7 on accounts receivable, Note 8 on portfolio investments, Note 10 on loans, Note 15 on environmental liability, Note 16 on other liabilities, Note 17 on pension plans and other future benefits and Note 23 on contingencies.

92	PUBLIC ACCOUNTS 2019-2020

4. Expenditure (cont'd)

Expenditure by supercategory and category

(millions of dollars)

Fiscal year ended March 31

	2020		2019

	Budget(1)	Actual results	Actual results

Expenditure excluding debt service

Transfers

Remuneration		3 075	2 925

Operating		730	755

Capital		2 625	2 435

Interest		379	385

Support		26 019	23 841

		32 828	30 341

Remuneration		50 898	47 378

Operating(2)		20 624	19 009

Doubtful accounts and other allowances(3)		2 338	1 016

Total expenditure excluding debt service	104 038	106 688	97 744

Debt service(3)

Interest on debts		8 168	8 339

Less

Investment income of the sinking funds relating to borrowings		1 140	665

Short-term investment income		259	243

Interest on obligations relating to accrued benefits under the pension plans and employee future benefits		6 769	7 431

Less		6 963	6 680

Investment income of the Retirement Plans Sinking Fund and specific pension funds		5 928	5 269

Investment income of other employee future benefit funds		128	120

		907	1 291

Total debt service	8 996	7 676	8 722

Total expenditure	113 034	114 364	106 466

(1) According to data presented in Budget 2019-2020 of the Ministère des Finances tabled on March 21, 2019.

(2) Operating expenditure included an amount of $4 198 M ($4 032 M in 2018-2019) related to the depreciation of fixed assets.

(3) This expenditure included net foreign exchange gains of $55 M ($75 M in 2018-2019), i.e. foreign exchange gains of $57 M ($79 M in 2018-2019) in the "Debt service" supercategory and foreign exchange losses of $2 M ($4 M in 2018-2019) in the "Doubtful accounts and other allowances" supercategory.

PUBLIC ACCOUNTS 2019-2020	93

5. Accumulated deficit

Significant accounting policies

Government enterprises record some unrealized gains or losses on financial instruments and the actuarial gains or losses on future benefits among the other items of comprehensive income, in accordance with International Financial Reporting Standards (IFRS). Those other items are not included in the Government's annual results and are recorded directly in the accumulated deficit. When these gains and losses on financial instruments are realized, they will be reclassified in revenue from government enterprises and recognized as such in the Government's annual result. Actuarial gains and losses on future benefits will never be reclassified among the Government's annual results.

Details of accumulated deficit

(millions of dollars)

	Notes	2020	2019

ACCUMULATED DEFICIT, BEGINNING OF YEAR		(100 448)	(107 425)

Annual surplus		2 610	8 280

Other comprehensive income items of government

enterprises	9	2 632	(1 303)

ACCUMULATED DEFICIT, END OF YEAR		(95 206)	(100 448)

Accumulated other items of comprehensive income of government enterprises

(millions of dollars)

		Fiscal year endend March 31

		2020				2019

		Actuarial gains	Unrealized
		(losses) on	gains (losses)
		employee	on financial
	Note	future benefits	instruments	Other	Total	Total

Opening balance		(691)	(347)	63	(975)	328

Other comprehensive income items of government enterprises	9	2 025	588	19	2 632	(1 303)

		1 334	241	82	1 657	(975)

Items reclassified in other shareholders' equity items	9	(5)			(5)	―

Closing balance		1 329	241	82	1 652	(975)

94	PUBLIC ACCOUNTS 2019-2020

6. Cash equivalents and short-term investments

Significant accounting policies

Cash equivalents are comprised mainly of investments with an initial maturity of three months or less.

Short-term investments are highly liquid investments that the Government does not intend to keep for more than one year. They are recorded at the lower of cost and fair value.

Securities held and weighted average rate by category

(millions of dollars)

			As at March 31
	Weighted
	average rate		2020		2019
	(percent)		(millions of		(millions of
			dollars)		dollars)

Banker's acceptances	1,24		4 767		4 043

Notes	1,09		1 106		1 651

Treasury Bills	0,65		4		3

Deposit certificates	0,74		1 961		1 152

Term deposits	2,01		150		184

Bonds	0,74		3 886		2 511

Other	1,13		65		55

	0,84	(1)	11 939	(2)	9 599	(2)

Cash equivalents			(10 126)		(6 773)

Short-term investments			1 813		2 826

(1) This rate corresponds to the effective rate for short-term investments held as at March 31 and takes into account interest rate swap contracts.

(2) As at March 31, 2020 and 2019, the quoted market value of marketable securities on official markets was near their book value.

PUBLIC ACCOUNTS 2019-2020	95

7. Accounts receivable

Significant accounting policies

Receivables are initially recorded at cost, except for income taxes and other taxes receivable, which are recorded at realizable value, i.e. an amount equivalent to what the Government expects to receive. The receivables are then brought down to their net recoverable value by means of an allowance for doubtful accounts. The annual change in this allowance is charged to expenditure.

Revenue from personal income tax, contributions dedicated to health services and consumption taxes uncollected at the end of the fiscal year are recorded as income taxes and other taxes receivable; the amounts are estimated based on transactions carried out in the first three months of the new fiscal year.

Revenue from corporate income taxes uncollected at the end of the fiscal year is recorded as taxes receivable; the amounts are based on notices of assessment issued before the end of the fiscal year.

Measurement uncertainty

Initial assessment of income taxes and other taxes receivable

Income taxes and other taxes receivable stemming from notices of assessment issued after tax checks and contested taxpayer notices are based on estimates that may be hard to measure. The initial evaluation of the amounts the Government expects to collect with regard to such notices is based on the settlement rates of similar files in the past. Adjustments resulting from new information obtained after checks or court rulings are recorded in the fiscal year when they become known.

Estimate of the allowance for doubtful accounts

The value of the allowance for doubtful accounts with regard to income taxes and other taxes receivable is uncertain because it is estimated from a statistical sample of representative debts for the entire population. The potential recovery value of the debts in the sample is based primarily on the taxpayers' financial situation. As at March 20, 2020, the Government has added a factor to its assessment method in order to translate the impact of the COVID-19 pandemic on individuals' and companies' credit risks. The Government determined that factor by studying the credit risk during the previous period of major economic slowdown and adjusting it to the scope of today's epidemic. The difference in the impact for both crises was estimated by comparing their impact on Québec's GDP and the extent of the support offered to individuals and companies.

Estimate of income tax and QST revenue uncollected at the end of the fiscal year

To help individuals and companies through the COVID-19 crisis, the Government introduced measures to ease individual tax returns for the 2019 calendar year and the Québec sales tax due at the end of March 2020. Accordingly, the method of applying the accounting policy on receivables has been changed by extending the period for including transactions carried out after the end of the fiscal year.

96	PUBLIC ACCOUNTS 2019-2020

7. Accounts receivable (cont'd)

Details of accounts receivable

(millions of dollars)

As at March 31

	2020	2019

Income taxes and other taxes receivable

Income and property taxes	8 704	8 323

Consumption taxes	4 906	4 981

Duties and permits	563	505

Miscellaneous revenue	5 133	5 037

	19 306	18 846

Allowance for doubtful accounts	(2 791)	(2 366)

	16 515	16 480

Revenue from government enterprises – dividends	338	448

Federal government transfers	2 194	1 825

	19 047	18 753

PUBLIC ACCOUNTS 2019-2020	97

8. Portfolio investments

Significant accounting policies

Portfolio investments are recorded at cost.

When portfolio investments have significant concessionary terms, that is, if there is a difference of over 25% between their face value and their present value at the Government's average debt rate, the portfolio investments are recorded at their present value when they take effect. This difference constitutes a grant component, which is recognized as an expense. Subsequently, the investment income is recognized and added to the book value of the portfolio investment until their maturity date, using the effective interest method.

When a portfolio investment experiences a loss in value that is other than a temporary decline, its book value is reduced to reflect the decline in value, which is charged to expenditure. Any write-off of the book value of a portfolio investment is recorded as an expenditure and, if subsequently recovered, it is recognized as a revenue.

Measurement uncertainty

Portfolio investments in shares and equity are subject to measurement uncertainty because assumptions are used to estimate the recoverable value of the investments. The factors the Government relies on for determining whether there is a loss in value that is other than a temporary decline in its investments include their length and how sharply the fair value declined compared to cost. For private equity, the Government estimates the recoverable value with the help of experts and approaches based on models that take into account current economic conditions, the financial situation and the profitability outlook for each issuing entity.

The impact of the COVID-19 pandemic on economic activity is seen in higher borrowing costs for businesses, restricted access to cash and more material uncertainty about future earnings and cash flow. The Government has estimated the impact of the crisis on the value of its investments using all available information.

Participation deposits, bonds and notes have not lost long-term value, since their fair value is higher than their cost.

98	PUBLIC ACCOUNTS 2019-2020

8. Portfolio investments (cont'd)

Portfolio investments by entity category and nature of securities held

(millions of dollars)

	As at March 31

	2020				2019

	Shares and
	capital	Participation	Bonds
	investments (1),(2)	deposits (3)	and notes	Total	Total

Governments and local administrations

Federal and provincial governments			581	581	120

Municipalities and municipal bodies			439	439	195

	―	―	1 020	1 020	315

Enterprises	2 642		155	2 797	3 555	(2)

Non-profit and fiduciary organizations		1 559		1 559	1 432

Other	17		23	40	64

	2 659	1 559	178	4 396	5 051

	2 659	1 559	1 198	5 416	5 366	(4)

(1) The quoted market value of marketable securities on official markets was $156 M ($239 M as at March 31, 2019) and their book value was $137 M ($176 M as at March 31, 2019).

(2) The Government holds portfolio investments with repayment terms such that they resemble loans. A valuation allowance of $216 M ($99 M as at March 31, 2019) was recorded for those investments.

(3) The Government holds participation units in specific funds entrusted to the Caisse de dépôt et placement du Québec.

(4) The value of the portfolio investments was reduced by $137 M ($146 M as at March 31, 2019), which represents the impact of the significantly advantageous terms of some of those investments.

PUBLIC ACCOUNTS 2019-2020	99

9. Investment in government enterprises

Significant accounting policies

Investment in government enterprises is recorded using the modified equity method based on the Government's proportionate share of each enterprise.

The financial information from government enterprises is based on the IFRS, except for information from Hydro-Québec, which is based on generally accepted accounting principles (GAAP) in the United States. Adjustments are made to Hydro-Québec's financial information to bring it in line with the IFRS; such adjustments mainly concern employee future benefits, financial instruments and asset retirement obligations.

Material measurement uncertainty

Each government enterprise is subject to specific measurement uncertainties inherent to their own activities. These uncertainties are mainly with respect to revenue, other liabilities, including pension plans and other future benefits, fixed assets and financial instruments.

100	PUBLIC ACCOUNTS 2019-2020

9. Investment in government enterprises (cont'd)

Financial information on government enterprises

(millions of dollars)

	As at March 31
	2020										2019
						Investis-		Société des
						sement	Loto-	alcools du
	Hydro-Québec					Québec	Québec	Québec	Other	Total	Total
	(U.S. GAAP)		(IFRS)
		Adjustments for
	December 31	the three-month	Adjustments –	March 31
	2019	periods	IFRS (1)	2020
STATEMENT OF OPERATIONS

Revenue	14 021	(269)	(13)	13 739		874	2 735	3 555	399	21 302	22 185

Expenditure	11 098	(20)	708	11 786		1 054	1 382	2 329	363	16 914	16 542

Annual surplus (deficit)	2 923	(249)	(721)	1 953		(180)	1 353	1 226	36	4 388	5 643

Consolidation adjustments				6		50	(25)			31	(95)

Revenue from government enterprises				1 959		(130)	1 328	1 226	36	4 419	5 548

Other comprehensive income items	(502)			2 514		59	59	―	―	2 632	(1 303)

STATEMENT OF FINANCIAL POSITION

Fixed assets	66 917	111	1 095	68 123		228	767	196	159	69 473	68 034

Other assets	11 646	3 775	1 532	16 953		9 555	220	988	127	27 843	25 268

Total assets	78 563	3 886	2 627	85 076		9 783	987	1 184	286	97 316	93 302

Debts and advances	45 807	5 453	193	51 453		5 780	467	308	47	58 055	56 322

Other liabilities	11 308	(3 285)	2 195	10 218	(2)	530	349	836	139	12 072	11 935

Total liabilities	57 115	2 168	2 388	61 671		6 310	816	1 144	186	70 127	68 257

Accumulated other comprehensive income items	(2 408)			1 487		86	84	(5)		1 652	(975)

Other shareholders' equity items	23 856	1 525	(3 463)	21 918		3 387	87	45	100	25 537	26 020

Total shareholders' equity	21 448	1 718	239	23 405		3 473	171	40	100	27 189	25 045

Consolidation adjustments				(103)		11			(1)	(93)	(149)

Equity value (modified method)				23 302		3 484	171	40	99	27 096	24 896

Loans						692	163		23	878	604

Investment in government enterprises				23 302		4 176	334	40	122	27 974	25 500

Dividends and other contributions paid	2 192					―	1 353	1 226	26	4 797	4 949

Main contractual obligations	54 012					1 262	75	―	2	55 351	56 987

Main contingent liabilities	―					362	―	―	―	362	346

(1) The adjustments to bring Hydro-Québec's financial information in line with the IFRS resulted in an increase in the Government's share in this enterprise by $1 980 M, i.e. a $721 M reduction in the income from government enterprises and a $2 701 M increase in the other items of the comprehensive income. The combined adjustments to IFRS had the effect of an increase in the Government's share by $239 M (reducing it by $1 741 M as at March 31, 2019).

(2) The Government granted a financial guarantee of $685 M ($685 M as at March 31, 2019) for the Gentilly-2 nuclear generating station. In order to finance the costs related to the long-term nuclear fuel waste management, Hydro-Québec set up a trust of $160 M ($154 M as at March 31, 2019).

PUBLIC ACCOUNTS 2019-2020	101

9. Investment in government enterprises (cont'd)

Inter-entity operations and operations with third-parties not included in the reporting entity

(millions of dollars)

	As at March 31

	2020			2019

		Third parties			Third parties
		not included in			not included in
	Inter-	the reporting		Inter-	the reporting
	entities	entity	Total	entities	entity	Total

STATEMENT OF OPERATIONS

Revenue	678	20 624	21 302	705	21 480	22 185

Expenditure	1 396	15 518	16 914	1 417	15 125	16 542

Annual surplus (deficit)	(718)	5 106	4 388	(712)	6 355	5 643

STATEMENT OF FINANCIAL POSITION

Fixed assets		69 473	69 473		68 034	68 034

Other assets	5 654	22 189	27 843	5 921	19 347	25 268

Total assets	5 654	91 662	97 316	5 921	87 381	93 302

Debts and advances	882	57 173	58 055	624	55 698	56 322

Other liabilities	632	11 440	12 072	862	11 073	11 935

Total liabilities	1 514	68 613	70 127	1 486	66 771	68 257

Loans granted to government enterprises	878			604

Dividends and other contributions paid	4 797			4 949

102	PUBLIC ACCOUNTS 2019-2020

9. Investment in government enterprises (cont'd)

Repayment schedule for debts and advances contracted with third parties and with the Government(1)

(millions of dollars)

						2026 and
	2021	2022	2023	2024	2025	thereafter	Total

Hydro-Québec

Third parties not included in the reporting entity	6 316	2 692	2 009	58	1 587	38 791	51 453

Government							―

	6 316	2 692	2 009	58	1 587	38 791	51 453

Investissement Québec

Third parties not included in the reporting entity	1 073	1 493	1 258	1 049	438	4	5 315

Government	517	56	56	42	21	17	709

	1 590	1 549	1 314	1 091	459	21	6 024

Loto-Québec

Third parties not included in the reporting entity	291	6	3	2		2	304

Government	43			25		95	163

	334	6	3	27	―	97	467

Other

Third parties not included in the reporting entity	52	46	41	36	31	126	332

Government	23						23

	75	46	41	36	31	126	355

Total debt and advances

Third parties not included in the reporting entity	7 732	4 237	3 311	1 145	2 056	38 923	57 404

Government	583	56	56	67	21	112	895

	8 315	4 293	3 367	1 212	2 077	39 035	58 299

(1) The Government guarantees borrowings contracted by Hydro-Québec and Investissement Québec in different currencies. The net value of these guaranteed borrowings stood at $48 623 M ($47 757 M as at March 31, 2019) for Hydro-Québec and at $5 122 M ($5 222 M as at March 31, 2019) for Investissement Québec.

PUBLIC ACCOUNTS 2019-2020	103

10. Loans

Significant accounting policies

Loans are recorded at cost.

When loans have significant concessionary terms, that is, if there is a difference of over 25% between their face value and their present value at the Government's average debt rate, the loans are recorded at their present value when they take effect. This difference constitutes a grant component, which is recognized as an expense. Subsequently, the interest income is recognized and added to the book value of the loan until its maturity date, using the effective interest method.

When the facts or circumstances point to the risk of a loss, a valuation allowance is recorded as a reduction in loans in order to reflect their net recoverable value. The annual change in these allowances is charged to expenditure. Any write-off of the book value of a loan is recorded as an expenditure and, if subsequently recovered, it is recognized as revenue.

Measurement uncertainty

Loans are subject to measurement uncertainty because estimates and assumptions are used to determine the valuation allowance and the net recovery value of the loans. The valuation allowance estimate is revised regularly and adjusted to take several factors into account, including the rate of past losses, sector risks and the borrower's financial situation.

The consequences of the COVID-19 pandemic on economic activity are serious, and it is hard to foresee the full impacts on business credit risks. In order to estimate the valuation allowance on business loans as at March 31, 2020, the Government included risk factors in its usual valuation methods. The estimates for those factors are based on the information available, taking the impact of the crisis on credit portfolios by sector and borrower's risk level into account.

104	PUBLIC ACCOUNTS 2019-2020

10. Loans (cont'd)

Loans granted and weighted average rate by category of borrower

		As at March 31

		2020					2019

	Weighted			Valuation	Net book				Valuation	Net book
	average rate	Cost		allowances	value		Cost		allowances	value
	(percent)	(millions of dollars)					(millions of dollars)

Local administrations

Municipalities	3,49	628		(9)	619		714		(9)	705

Municipal bodies	2,84	4 901	(1)	(37)	4 864		4 978	(1)	(36)	4 942

	2,91	5 529		(46)	5 483		5 692		(45)	5 647

University establishments not included in the Government's reporting entity	2,71	3 071			3 071		2 983			2 983

Enterprises(2),(3)	2,93	2 717	(1)	(1 092)	1 625	(4)	2 345	(1)	(781)	1 564	(4)

Non-profit and fiduciary organizations	3,02	241	(1)	(4)	237		249	(1)	(4)	245

Students	4,45	637		(243)	394		639		(239)	400

Other		47			47		41			41

		6 713		(1 339)	5 374		6 257		(1 024)	5 233

	2,95	12 242		(1 385)	10 857		11 949		(1 069)	10 880

(1) As part of its operations, the Government grants loans to third parties not included in the reporting entity, and receives assets as collateral. As at March 31, 2020, the cost of the loans granted by the Economic Development Fund was $2 643 M ($2 211 M as at March 31, 2019). The table below shows, for each category of loan, the proportion of the nominal balance for which the Government received significant securities and sureties:

	As at March 31
	2020		2019

		Proportion of		Proportion of
		the nominal		the nominal
	Cost	balance of loans	Cost	balance of loans

Loans – fixed rate	1 326	16%	1 199	11%

Loans – variable rate	361	24%	280	23%

Loans – no interest	956	33%	732	25%

For loans granted by other entities within the reporting entity, the cost of which was $9 599 M ($9 738 M as at March 31, 2019), the guarantees received totalled $183 M ($176 M as at March 31, 2019).

(2) Loans to enterprises include U.S. $27 M (U.S. $18 M as at March 31, 2019) in loans, whose equivalent value is C $37 M (C $23 M as at March 31, 2019), and €53 M (€26 M as at March 31, 2019) in loans whose equivalent value is C $82 M (C $40 M as at March 31, 2019). Foreign currencies loans are translated into Canadian dollars at the exchange rate in effect as at March 31 of the current year.

(3) Loans with repayment clauses based on royalties are included in the loans to enterprises. The conditions associated with these loans are such that the entire amount advanced is more similar to a subsidy. Therefore, the value of these loans is negligible.

(4) The value of loans has been reduced by $103 M ($112 M as at March 31, 2019), which represents the impact of the significantly advantageous terms of some of these loans.

PUBLIC ACCOUNTS 2019-2020	105

10. Loans (cont'd)

Schedule of loan payments receivable by category of borrower

(millions of dollars)

Maturing on March 31	Municipalities and municipal bodies	University establishments not included in the Government's reporting entity	Enterprises	Non-profit and fiduciary organizations	Students	Other	Total

2021	562	289	164	76	33	7	1 131

2022	972	262	204	14	48		1 500

2023	900	262	168	10	48		1 388

2024	552	240	184	7	48		1 031

2025	337	213	183	7	48		788

	3 323	1 266	903	114	225	7	5 838

2026-2030	1 185	1 172	553	52	169		3 131

2031-2035	461	434	78	34			1 007

2036-2040	206	145	165	24			540

2041-2045	54	54					108

2046 and thereafter	44						44

	5 273	3 071	1 699	224	394	7	10 668

No fixed maturity date	210		29	13		40	292

	5 483	3 071	1 728	237	394	47	10 960

Reduction of the value related to loans with significant concessionary terms			(103)				(103)

	5 483	3 071	1 625	237	394	47	10 857

106	PUBLIC ACCOUNTS 2019-2020

11. Generations Fund

The purpose of the Generations Fund, created under the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1), is to reduce the Government's debt. In accordance with this Act, the fund's assets are used exclusively to repay the Government's gross debt.

Significant accounting policies

Demand and participation deposits in a particular fund of the Caisse de dépôt et placement du Québec (the Caisse) are recorded at cost.

Where participation deposits suffer a loss in value that is other than a temporary decline, their book value is reduced to reflect this decline and the resulting reduction in value is charged to expenditure. At the time of disposition of participation deposits, the difference between the amount received and the book value of these units established using the average cost method is charged to results.

Measurement uncertainty

The value of participation deposits in the particular funds of the Caisse is subject to measurement uncertainty because assumptions are used to estimate the recoverable value of the investments that are not transacted on an active market. The value may vary due to gaps between the assumptions used and the actual value recovered. Among the assumptions used are the judgments of experts and approaches based on models that factor in current economic conditions, the financial situation and the profitability perspectives of the issuing entities.

Statement of financial position
(millions of dollars)

	As at March 31

	2020	2019

Sums managed by the Caisse de dépôt et placement du Québec

Demand deposits	1 051	945

Income receivable on portfolio investments	23	9

Participation deposits(1)	7 757	7 229

	8 831	8 183

Accounts receivable	68	110

Fund balance	8 899	8 293

(1) The Generations Fund holds participation units in a specific fund at the Caisse. These units are repaid with prior notice according to the Caisse's settlement terms and conditions at the market value of the fund's net equity at the end of each month. The Generations Fund had 7 077 487 participation units with a total fair value of $8 633 M (6 839 241 participation units with a total fair value of $8 818 M as at March 31, 2019).

PUBLIC ACCOUNTS 2019-2020	107

11. Generations Fund (cont'd)

Statement of change in the balance of the Generations Fund
(millions of dollars)

	Fiscal year ended March 31

	2020		2019

	Budget (1)	Actual results	Actual results

Opening balance	7 922	8 293	12 816

Own-source revenue

Consumption taxes

Specific tax on alcoholic beverages	500	500	500

Duties and permits

Water-power royalties	808	803	820

Mining revenues	245	286	268

Miscellaneous revenue

Unclaimed property	15	21	22

Revenue on portfolio investments	416	464	1 394

Revenue from government entreprises, taken out of dividends

Hydro-Québec

Indexation of the average cost of heritage pool electricity	305	317	258

Additional contribution from Hydro-Québec(2)	215	215	215

Total own-source revenue	2 504	2 606	3 477

Balance before debt repayment	10 426	10 899	16 293

Sums used to repay debts	(2 000)	(2 000)	(8 000)

Closing balance	8 426	8 899	8 293

(1) According to Data presented in Budget 2019-2020 of the Ministère des Finances tabled on March 21, 2019.

(2) Under the Hydro-Québec Act (CQLR, chapter H-5), a sum of $215 M is taken annually out of Hydro-Québec's dividends and will be deposited in the Generations Fund until 2043.

108	PUBLIC ACCOUNTS 2019-2020

12. Other financial assets

Detail of other financial assets

(millions of dollars)

	As at March 31

	2020	2019

Inventories and other assets intended for sale	46	52

Interests in government business partnerships	28	49

Deffered expenses related to debts	734	583

	808	684

PUBLIC ACCOUNTS 2019-2020	109

13. Accounts payable and accrued expenses

Significant accounting policies

Refunds of income and other taxes

The amounts of refunds of income and other taxes are based on notices of assessment issued before the end of the fiscal year. Refunds of individual income taxes and consumption taxes that have not yet been made at the fiscal year end are recorded as accounts payable and accrued expenses per estimates based on transactions carried out in the three months following the fiscal year end.

Measurement uncertainty

Initial valuation of income and other taxes to be refunded

Income and other tax refunds stemming from disputed taxpayer notices of assessment are based on estimates for which measurement may be uncertain. The initial valuation of the amounts the Government expects to pay with regard to such disputes is based mainly on the settlement rates of similar files in the past.

Estimate of unrefunded income and other taxes at the end of the fiscal year

To help individuals and companies through the COVID-19 crisis, the Government introduced relief measures to individual tax returns for the 2019 calendar year and the Québec sales tax due at the end of March 2020. Accordingly, the method of applying the accounting policy on income and other taxes to be refunded has been changed by extending the period for including transactions carried out after the end of the fiscal year.

Accounts payable and accrued expenses

(millions of dollars)

As at March 31

	2020	2019

Remuneration	10 648	9 273

Income taxes and other taxes refundable

Income and property taxes	4 444	4 269

Consumption taxes	2 579	2 179

Suppliers	4 346	3 971

Transfers	5 500	5 689

Accrued interest on debts	2 929	2 808

Advances from trust funds	1 137	1 145

Clearing accounts for collected taxes	246	365

	31 829	29 699

110	PUBLIC ACCOUNTS 2019-2020

14. Deferred revenue

Significant accounting policies

Amounts received or receivable in regard to revenue that will be earned in a subsequent year are deferred and presented as deferred revenue. More precisely:

– revenue from government transfers is deferred when the stipulations as to the use of the transferred or received resources or as to the actions to be taken in order to keep them create an obligation that meets the definition of a liability. When these stipulations are of a general nature, the actions or communications of the Government that establish those stipulations up to the date of the financial statements may also create a liability. When transfer revenue is deferred, it is recorded as revenue as the liabilities are paid;

– revenue from donors other than governments that is designated for a specific purpose is deferred and recorded as revenue when the resources are used for their prescribed purposes. Donations in the form of fixed assets or cash to acquire fixed assets will be deferred and recorded as revenue at the same pace as fixed asset depreciation;

– revenue from duties and permits refundable on demand that is linked to clearly identifiable goods and services to be rendered to the right or permit holder by the Government is deferred and recorded as revenue during the reference period of such right or permit;

– revenue from school taxes is deferred and recorded for the period during which it is levied.

Measurement uncertainty

Deferred transfer revenue from the federal government is subject to measurement uncertainty due to possible gaps between the estimate of the Government's expenditures or work progress and what was actually carried out.

Deferred revenue by source or by nature

(millions of dollars)

	As at March 31

	2020	2019

Federal government transfers	3 944	3 074

Third-party donations(1)	1 834	1 777

Transfers from entities other than the federal government	108	101

Registration and drivers license fees	796	795

School property tax	376	433

Guarantee fees for Hydro-Québec borrowings	163	165

Other	384	374

	7 605	6 719

(1) The third-party donations are mainly from non-profit organizations, including foundations that provide financial support to public institutions in the health and social services network.

PUBLIC ACCOUNTS 2019-2020	111

14. Deferred revenue (cont'd)

Deferred revenue - Stipulations of federal government transfers

(millions of dollars)

	As at March 31

	2020	2019

For acquisition or construction of fixed assets	2 148	2 123

For other purposes

Financing of municipal and local infrastructures	1 393	680

Maintenance of dams transferred by the federal government	3	3

Financing of research and other projects	400	268

	1 796	951

	3 944	3 074

Deferred revenue – Third-party donation restriction and variations
(millions of dollars)

	Fiscal year ended March 31, 2020

	Opening	New	Recognition	Closing	Balance as at
	balance	donations	in revenue	balance	March 31, 2019

For acquisition of fixed assets	1 143	134	111	1 166	1 143

For other purposes	634	621	587	668	634

	1 777	755	698	1 834	1 777

112	PUBLIC ACCOUNTS 2019-2020

15. Environmental liability

Significant accounting policies

Environmental liability

Obligations resulting from the remediation of contaminated sites under the Government's responsibility, or probably under its responsibility, are recognized as environmental liabilities when the contamination exceeds an existing environmental standard, it is expected that the sites can be remediated and a reasonable estimate can be made. Sites the Government does not plan to remediate are those that do not pose a danger to public health and safety or those where the contamination is hardly likely to have a significant environmental impact. The environmental liability includes the estimated cost of contaminated site management and remediation.

Material measurement uncertainty

Environmental liability is subject to measurement uncertainty because different methods are used to estimate the remediation and management costs, which increase according to the degree of precision deployed. It is also subject to measurement uncertainty due to the constantly evolving technology used for remediation, which can affect costs, and the fact that not all sites have been thoroughly evaluated as to the extent and nature of the remediation required. In some cases, we have not been able to ascertain the likelihood of the Government being called upon to assume the remediation costs, and in other cases, we were not able to estimate how much it would cost.

The main assumptions used to estimate the liability are related to the contaminated areas, labour and equipment costs and the choice of technologies available to eliminate or control contamination. Changes to those assumptions and the regulations could entail significant changes to the recorded liabilities.

Environmental liability

(millions of dollars)

	As at March 31

	2020	2019

Environmental liabilities	2 988	3 008

The environmental liability recorded for the 1 803 sites inventoried (1 804 sites as at March 31, 2019) takes into account an increase of $736 million in costs, representing an average cost increase rate of 33% ($804 million and 36% as at March 31, 2019).

Contingent assets related to the environmental liability

A portion of the costs pertaining to third parties cleaning up contaminated sites for which the Government is probably responsible is recoverable. This comes mainly in the form of financial guarantees to cover the work if third parties do not honour their commitments. The probable recoverable amounts recorded as contingent Government assets were $51 million.

PUBLIC ACCOUNTS 2019-2020	113

16. Other liabilities

Significant accounting policies

Allowance for losses on guaranteed financial initiatives

Obligations resulting from financial initiatives guaranteed by the Government, mainly loan guarantees, are recorded on the basis of probable losses. The allowance is established on the balance of the guaranteed financial initiatives reduced by the estimated realizable value of the security and surety obtained. The annual change in the allowance is charged to expenditure.

Probable losses are annually estimated by grouping financial initiatives into various risk classes and applying an average loss rate to each class. In the case of enterprises whose Government-guaranteed financial initiatives show an exceptionally high cumulative balance or are characterized by specific features, the estimate of probable losses relating to these initiatives is made using case-by-case analysis, regardless of risk class. The authorized guarantees in effect that are not subject to an allowance constitute a contingent liability for the Government.

Liabilities stemming from transfer agreements for the repayment of the principal on borrowings contracted or to be contracted by recipients

Liabilities stemming from transfer agreements are recorded in the fiscal year during which the transfers were duly authorized, pursuant to the governance rules of the entity granting them, and during which the recipients met the eligibility criteria.

Measurement uncertainty

The allowance for losses on financial guarantees is subject to measurement uncertainty because of the assumptions used to assess the likelihood of a borrower defaulting on one of his obligations and forcing the Government to make good on the financial guarantee. Financial guarantees are grouped into different classes with an average rate applied to each one. The allowance rate is based on past experience, the type of guarantee and past losses. When the allowances are taken individually, the main considerations are the sector risks and the borrower's financial situation.

The COVID-19 pandemic has had serious consequences for businesses' economic activities and credit risks. The Government has included risk factors in its valuation methods in order to estimate the allowance for losses on loan guarantees granted to them as at March 31, 2020. The Government estimates those factors based on available information, taking into account the impact of the crisis on the guarantee portfolios in effect, by sector and by the borrower's risk level.

No significant adjustments were made to the methodologies used to estimate allowances for loan guarantees to non-profit organizations and cooperatives, forest, farm and fishery producers and students because the Government estimates that their credit risks are lower due to assistance programs set up by financial institutions and the different levels of government.

114	PUBLIC ACCOUNTS 2019-2020

16. Other liabilities (cont'd)

Other liabilities

(millions of dollars)

	As at March 31

	2020	2019

Allowance for losses on guaranteed financial initiatives	666	537

Liability stemming from transfer agreements for the

repayment of the principal on borrowings contracted

or to be contracted by recipients	379	494

	1 045	1 031

PUBLIC ACCOUNTS 2019-2020	115

16. Other liabilities (cont'd)

Guaranteed loans and other guaranteed financial initiatives by third party category

(millions of dollars)

	As at March 31

	2020					2019

				Allowance for					Allowance for
				losses on					losses on
		Authorized		guanranteed	Net risk		Authorized		guanranteed	Net risk
	Authorized	guarantees		financial	under	Authorized	guarantees		financial	under
	limit	in effect		initiatives	guarantees	limit	in effect		initiatives	guarantees

Enterprises	1 067	971	(1)	(124)	847	1 197	1 129	(1)	(77)	1 052

Non-profit organizations and cooperatives	2 302	2 300	(2)	(203)	2 097	2 235	2 234	(2)	(131)	2 103

Forest, farm and fisheries' sector producer	6 521	5 861	(3)	(56)	5 805	6 289	5 552	(3)	(54)	5 498

Students

Borrowings for which the Government pays interest as long as the borrower is a student(5)	1 483	1 483	(5)		1 483	1 586	1 586	(5)		1 586

Borrowings for which borrowers are responsible for paying principal and interest	2 500	2 500	(5),(6)	(283)	2 217	2 446	2 446	(5)	(275)	2 171

		13 115		(666)	12 449		12 947		(537)	12 410

(1) Guarantees of $953 M ($1 112 M as at March 31, 2019) were granted by the Government under the Act respecting Investissement Québec (CQLR, chapter I-16.0.1). In addition to loan guarantees, the guarantees include loss and payment guarantees introduced to facilitate the funding of aircraft purchasers. As at March 31, 2020 and 2019, the Government has received significant securities and sureties for 99% of the nominal balance of its guarantee portfolio.

(2) Guarantees of $2 270 M ($2 203 M as at March 31, 2019) are granted by the Government under the Act respecting the Société d'habitation du Québec (CQLR, chapter S-8). The Government guarantees borrowings with financial institutions contracted by non-profit organizations and cooperatives for periods of 25 or 35 years following the approval of an extension by the Government. The principal and interest associated with these borrowings are covered by the non-profit organization or the cooperative. These borrowings finance the cost of acquiring buildings. These guarantees totalled $2 141 M ($2 055 M as at March 31, 2019).

In addition, the Government has concluded agreements with the Canada Mortgage and Housing Corporation (CMHC) under which it is committed to pay certain amounts to the CMHC as compensation for losses sustained when a borrower defaults on payment because a project is in difficulty. The guarantees granted cover 25-year periods, except if they are related to borrowings granted for projects in urban regions under the private non-profit housing program, in which case they cover periods of 35 years. The payment of the principal and interest associated with these borrowings is covered by the organizations concerned. These borrowings finance the cost of acquiring buildings. These guarantees totalled $115 M ($140 M as at March 31, 2019).

(3) Guarantees of $5 744 M ($5 442 M as at March 31, 2019) are granted by the Government under the Act respecting La Financière agricole du Québec (CQLR, chapter L-0.1). This amount corresponds to balances of principal and interest on borrowings for which La Financière agricole du Québec reimburses the lenders' residual losses and related charges. The producers' assets are held as security by the lenders; they consist particularly of farm or forest production units, milk quotas and surety.

(4) These borrowings bear interest at the banker's acceptance rate plus 150 basis points. The interest that will be subsidized by the Government in subsequent years is estimated at $165 M ($140 M as at March 31, 2019).

(5) The guarantees are granted by the Government under the Act respecting financial assistance for education expenses (CQLR, chapter A-13.3). It guarantees the reimbursement of losses of principal and interest to lending institutions.

(6) To help individuals during the COVID-19 crisis, the Government suspended the repayment of student loans for six months starting on April 1, 2020. The Government will assume an estimated $36 M in interest over that time period.

116	PUBLIC ACCOUNTS 2019-2020

16. Other liabilities (cont'd)

Liability stemming from transfer agreements for the repayment of the principal on borrowings contracted or to be contracted by recipients

This liability stems from transfer programs administered by the Société de financement des infrastructures locales du Québec and the Société d'habitation du Québec. Since the constituting acts of these bodies allow them to authorize a transfer expenditure without having to obtain approval from Parliament through an appropriations act, such expenditure and the corresponding liabilities are recognized once the transfer agreement has been duly authorized by the body and the recipient has satisfied the eligibility criteria.

Under these transfer programs, the Government generally grants additional subsidies to recipients to cover the interest they have to pay, which is estimated at $45 million ($60 million as at March 31, 2019). The interest rates paid by recipients vary between 1.45% and 8.00% (between 1.45% and 8.00% in 2018-2019).

Anticipated annual payment schedule for repayment of the principal on borrowings contracted or to be contracted by recipients
(millions of dollars)

Maturing
on March 31	Total

2021	99

2022	76

2023	58

2024	45

2025	32

310

2026 and thereafter	69

379

PUBLIC ACCOUNTS 2019-2020	117

17. Pension plans and other employee future benefits

Significant accounting policies

Obligations relating to the pension plans and other employee future benefits

Obligations relating to defined-benefit pension plans and employee future benefit programs are evaluated using the projected benefit method prorated on years of service and the most probable assumptions set by the Government. The method used takes into account the way in which benefits payable by the Government are accrued by participants. The Survivor's Pension Plan's obligations are established using an actuarial method that determines the present value of the pensions accrued by beneficiaries as a result of the eligible person's death.

Actuarial gains and losses determined during the revaluation of obligations stem from experience adjustments to forecasts and from changes to assumptions. They are recognized in expenditure using the straight-line method, as of the fiscal year following the year in which they are taken into account in the value of obligations relating to accrued benefits. The amortization period corresponds to the expected average remaining service life (EARSL) of plan or program participants. For the Survivor's Pension Plan, the amortization period corresponds to the average remaining life expectancy of beneficiaries.

Annual interest is determined by applying the discount rate of the obligation relating to accrued benefits to each program or plan to the average value of the related obligation

Retirement Plans Sinking Fund and specific pension funds

The investments of the Retirement Plans Sinking Fund (RPSF), specific pension funds and employee future benefit programs funds are valued at an adjusted market value. With this valuation method, the difference between the real return based on market value and the forecast return is amortized over five years.

When the adjusted market value of a pension plan fund is higher than that of its obligations, the resulting surplus is capped through a valuation allowance so that the pension plans liability reflects only the future benefit that the Government expects to derive from this surplus. The annual change in the allowance is charged to expenditure.

Actuarial gains and losses attributable to the use of the forecast rate of return are amortized using the straight-line method. The amortization period corresponds to the EARSL of plan or program.

The annual return of a fund is obtained by applying the rate of return stipulated in the actuarial valuations of the obligations of each pension plan or the employee future benefit program to the average balance of the plan in question.

Material measurement uncertainty

Obligations relating to pension plans and other employee future benefits may vary because of differences between the economic and demographic assumptions made for actuarial valuation purposes and the actual results. The impact of a change in the main assumptions on the value of obligations relating to accrued benefits under the four main pension plans is shown after the table "Main economic assumptions used".

118	PUBLIC ACCOUNTS 2019-2020

17. Pension plans and other employee future benefits (cont'd)

Liability regarding the pension plans and other employee future benefits

(millions of dollars)

	As at March 31

	Value before unamortized actuarial gains and losses	Unamortized actuarial gains (losses)	2020	2019

Pension plans

Obligations relating to accrued benefits	113 750	(4 440)	109 310	105 656

Retirement Plans Sinking Fund	(90 722)	2 318	(88 404)	(81 344)

Specific pension plan funds	(6 051)	109	(5 942)	(5 731)

	16 977	(2 013)	14 964	18 581

Other employee future benefits

Obligations relating to accrued benefits	1 484	(34)	1 450	1 471

Other employee future benefit funds	(1 826)	128	(1 698)	(1 690)

	(342)	94	(248)	(219)

	16 635	(1 919)	14 716	18 362

The Government's defined-benefit pension plans

Several defined-benefit pension plans have been put in place by the Government for its employees, for the Members of the National Assembly and for the judges. The Government and participants contribute to the funding of all of these plans.

The Government's defined benefits plans are divided into two categories: cost-sharing and cost-balance. The distinction lies in the Government's responsibility for funding vested benefits and for paying benefits.

The obligations related to vested benefits borne by the participants and the net assets available for paying those benefits are set out in Appendix 8 entitled "Fiduciary transactions conducted by the Government." Further information can be found in the financial statements of plans published by Retraite Québec.

PUBLIC ACCOUNTS 2019-2020	119

17. Pension plans and other employee future benefits (cont'd)

The Government's pension plans grant a defined benefit to participants when they retire, which is calculated on the basis of an average for their best paid years, generally five, and their number of years of service. The portion of benefits accrued after July 1, 1982 or, in the case of the PPUQ, after January 1, 2005, is partially indexed to the cost of living; the portion of benefits accrued before those dates is usually indexed.

The Government allows its enterprises and organizations not included in the Government's reporting entity1 to join its pension plans, with the employers making contributions to the plans.

Funding and paying benefits

The Government established the RPSF to create an asset for paying all or part of the pension plans' benefits. The RPSF is for plans whose benefits are paid by the general fund of the Consolidated Revenue Fund.

Some pension plans have their own pension funds so that they can pay the benefits required by their provisions. If the amounts in a pension fund are insufficient to pay the benefits payable by the Government, or if there is no pension fund, the benefits are paid by the general fund of the Consolidated Revenue Fund. This situation does not apply to the PPUQ.

_____________________________________

1  Those organisms are mainly organizations that conduct fiduciary transactions for the Government or provide services to bodies within the Government's reporting entity.

120	PUBLIC ACCOUNTS 2019-2020

17. Pension plans and other employee future benefits (cont'd)

Characteristics of the Government's defined-benefit plans

(1) The percentage indicated represents the portion of obligations relating to accrued benefits payable by the Government.

(2) The EARSL is used to determine the amortization period for the plan's actuarial gains and losses.

(3) A common EARSL is used for this group of plans whose continuity is ensured by the RREGOP.

(4) Contributions paid by employers required to pay contributions are deposited in a transitional fund. This fund is liquidated regularly because the sums deposited in it are used to pay benefits.

(5) The Government's portion is 58.3% in the case of benefits accrued prior to July 1, 1982.

(6) In accordance with the Act to foster the financial health and sustainability of the Pension Plan of Management Personnel and to amend various legislative provisions (S.Q. 2017, chapter 7), assented to in May 2017, the Government will henceforth cover the portion of benefits payable by participants to pensioners who retired before January 1, 2015 or to their assigns. In exchange, the Government received a share of the value of the contribution fund of PPMP participants, which was transferred to the RPSF.

(7) The Government's portion is 66.7% in the case of benefits accruied prior to January 1, 2020.

(8) Every three years at the latest, the Government must pay its contributions into the fund, as determined by the actuarial valuations realized for that purpose.

(9) The Government's portion is 46.0% in the case of benefits accrued prior to January 1, 2013.

PUBLIC ACCOUNTS 2019-2020	121

17. Pension plans and other employee future benefits (cont'd)

Pension plans liability

(millions of dollars)

	As at March 31

	Value before unamortized actuarial gains and losses	Unamortized actuarial gains (losses)	2020	2019

Obligations relating to accrued benefits

RREGOP

– regular service	66 599	(2 592)	64 007	60 811

– transferred service	2 545	(113)	2 432	2 502

PPMP

– regular service	17 337	(159)	17 178	16 705

– transferred service	1 038	(61)	977	995

– RPSO	1 992	(101)	1 891	1 736

TPP	9 294	(764)	8 530	8 828

PPCT	1 082	(158)	924	964

CSSP	2 996	(166)	2 830	2 969

PPUQ	4 209	69	4 278	4 102

SPMSQ	4 861	(351)	4 510	4 385

PPPOCS	570	(17)	553	521

PPCJQ	813	(25)	788	734

PPFEQ	190	(6)	184	178

PPMNA	224	4	228	226

	113 750	(4 440)	109 310	105 656

Retirement Plans Sinking Fund	(90 722)	2 318	(88 404)	(81 344)

Specific pension plan funds

PPUQ fund	(4 561)	42	(4 519)	(4 274)

SPMSQ fund	(907)	43	(864)	(824)

Other pension plan funds	(916)	24	(892)	(888)

Valluation allowance – PPUQ	261		261	190

Valluation allowance – Other funds	72		72	65

	(6 051)	109	(5 942)	(5 731)

	16 977	(2 013)	14 964	18 581

122	PUBLIC ACCOUNTS 2019-2020

17. Pension plans and other employee future benefits (cont'd)

Change in obligations relating to accrued pension plan benefits

(millions of dollars)

	Fiscal year ended March 31

	2020	2019

Obligations, beginning of year	110 835	106 993

Cost of accrued benefits	2 677	2 579

Interest on obligations	6 875	6 596

Compensations(1)	120	109

Benefits paid	(6 814)	(6 948)

Plan-to-plan transfers	41	24

Changes to plans(2)	6	5

Actuarial (gains) losses	10	1 489

Change in obligations relating to certain pension credits(3)		8

Obligations, end of year	113 750	110 835

(1) The Government pays an annual amount of compensation into the funds of contributions by RREGOP and PPMP participants in order to finance those plans and limit contribution increases for the participants. For the PPMP, the annual compensation paid up until 2022, based on services rendered during the fiscal year, must be enough to offset the fund's loss due to the transfer of RREGOP participants, and is capped at $100 M.

(2) Amendments, coming into effect January 1, 2020 and January 1, 2019 respectively, were made to the provisions of the PPUQ and resulted in a $6 M ($5 M as at March 31, 2019) increase in the value of its obligations.

(3) The Government's obligations regarding certain pension credits acquired following the transfer of supplemental pension plans to RREGOP correspond to the actuarial value of these acquired pension credits or to the actuarial value of the fund created to provide for their payment, whichever is higher.

PUBLIC ACCOUNTS 2019-2020	123

17. Pension plans and other employee future benefits (cont'd)

Actuarial valuations

Every three years, the value of obligations relating to accrued benefits under the pension plans is determined by actuarial valuations. The value of these obligations is extrapolated for the period between two actuarial valuations.

Date of the most recent actuarial valuations used to determine the value of obligations related to vested benefits

December 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016
(Filed in 2019-2020)	(Filed in 2019-2020)	(Filed in 2018-2019)	(Filed in 2017-2018)

PPUQ	RREGOP	RREGOP	RPSO

	– pension credits related to plan-to-plan transfers	– regular service	PPPOCS

		– service transferred from the CSSP and the TPP	PPCJQ

	– redemption of years of service		PPFEQ

	PPCT	PPMP	PPMNA

	SPMSQ	– regular service(1)

– service transferred from the CSSP and the TPP

TPP

CSSP

Note: The filing year corresponds to the government fiscal year for which an actuarial valuation of the plan is required, based on the timetable for preparing the valuation.

(1) PPMP regular service is divided into two categories, as shown in the table entitled "Characteristics of the Government's defined-benefit plans".

124	PUBLIC ACCOUNTS 2019-2020

17. Pension plans and other employee future benefits (cont'd)

Main economic assumptions used

(percent)

	Plans administered by Retraite Québec		PPUQ

	2020-2029	2030 and thereafter	2020-2029	2030 and thereafter

Rate of return, net of inflation	4,35	4,35	4,10	4,10

Inflation rate	2,00	2,00	2,00	2,00

Discount rate for obligations relating to accrued benefits	6,35	6,35	6,10	6,10

Salary growth rate, net of inflation	0,51	0,50	0,50	0,50

Impact of a change in the main assumptions on the value of obligations relating to accrued benefits under the four main pension plans(1)

		Impact on the value of obligations as
Assumptions	Change	at March 31, 2020
		(millions of	(percent)
		dollars)

Economic

– Rate of return, net of inflation	– Increase of 0.05%	(610)	-0.6
	– Decrease of 0.05%	610	+0.6

– Inflation rate	– Increase of 0.25%	(1 470)	-1.5
	– Decrease of 0.25%	1 510	+1.6

– Salary growth rate, net of inflation	– Increase of 0.25%	510	+0.5
	– Decrease of 0.25%	(500)	-0.5

Demographic
– Life expectancy(2)	– Increase of 0.5 year	740	+0.8
	– Decrease of 0.5 year	(750)	-0.8

(1) The four main pension plans are the RREGOP - regular service, the PPMP - regular service, the TPP and the CSSP.

(2) According to current RREGOP assumptions, the life expectancy of recipients aged 60 is 26.3 years for men and 29.5 years for women.

PUBLIC ACCOUNTS 2019-2020	125

17. Pension plans and other employee future benefits (cont'd)

Change in the adjusted market value of the RPSF
and specific pension plan funds

(millions of dollars)

	Fiscal year ended March 31

	2020					2019

	RPSF	PPUQ fund	SPMSQ fund	Other pension plan funds	Total	Total

Adjusted market value, beginning of year	85 139	4 421	884	925	91 369	83 698

Anticipated investment income	5 486(1)	260	55	28	5 829	5 296

Deposit from the general fund of the

Consolidated Revenue Fund	1 500				1 500	1 205

Contributions paid(2)		150		291	441	421

Benefits paid		(179)	(20)	(321)	(520)	(494)

Actuarial gains (losses)	(1 403)	(91)	(12)	(7)	(1 513)	1 235

Change in the value of assets relating to certain pension credits(3)					―	8

Adjusted market value, end of year(4)	90 722	4 561	907	916	97 106	91 369

(1) The forecast return on the RPSF is 6.35% (6.35% in 2018-2019); the realized return, based on the market value of investments, was 2.92% (6.80% in 2018-2019).

(2) This item included $204 M ($196 M in 2018-2019) in contributions from participants, government enterprises and organizations not included in the Government's reporting entity.

(3) The Government's obligations regarding certain pension credits acquired following the transfer of supplemental pension plans to RREGOP correspond to the actuarial value of these acquired pension credits or to the actuarial value of the fund created to provide for their payment, whichever is higher.

(4) The market value of the RPSF and the specific pension plan funds totalled $91 400 M ($92 799 M as at March 31, 2019). More precisely, the respective market values of the RPSF, the PPUQ fund, the SPMSQ fund and other specific pension funds were $85 421 M, $4 243 M, $857 M and $879 M respectively ($86 485 M, $4 474 M, $902 M and $938 M, respectively, as at March 31, 2019).

RPSF investment policy as at March 31 of the current year

The sums deposited in the RPSF are entrusted to the Caisse de dépôt et placement du Québec (the Caisse). The Caisse manages these sums according to the investment policy set by the Minister of Finance. This policy provides for investments in a diversified portfolio that includes fixed income securities (e.g. bonds), inflation-sensitive investments (e.g. actual assets such as real estate assets and infrastructure) and equity.

126	PUBLIC ACCOUNTS 2019-2020

17. Pension plans and other employee future benefits (cont'd)

RPSF portfolio

(percent)

	As at March 31

	2020	2019

Fixed-income securities	33,00	33,00

Actual assets	20,00	19,00

Equity	47,00	48,00

	100,00	100,00

Pension benefits expense

(millions of dollars)

	Fiscal year ended March 31

	2020	2019

Cost of accrued benefits	2 677	2 579

Compensations(1)	120	109

Contributions from participants and employers	(204)	(196)

	2 593	2 492

Changes to plans(1)	6	5

Amortization of actuarial (gains) losses	749	529

Change in valuation allowances	78	67

	3 426	3 093

(1) Information on compensations and changes to the plans is presented in the additional information accompanying the table "Change in obligations relating to accrued pension plan benefits".

Pension plan debt service expense

(millions of dollars)

Fiscal year ended March 31

	2020	2019

Interest on obligations relating to accrued benefits	6 875	6 596

Investment income of the funds(1)	(5 928)	(5 269)

	947	1 327

(1) This income was increased by $99 M (reduced by $27 M in 2018-2019) due to the amortization in actuarial gains (actuarial losses in 2018-2019) related to the RPSF and other specific pension plan funds.

PUBLIC ACCOUNTS 2019-2020	127

17. Pension plans and other employee future benefits (cont'd)

Other employee future benefits

The Government has also introduced other future benefit programs for its employees, which provide for the accumulation of sick leave and the payment of survivor's pensions. The Université du Québec and its constituent universities also offer their employees certain lump-sum payments upon early retirement as well as a retiree group insurance plan. These programs give rise to long-term obligations for the Government, which generally covers all of the costs.

Accumulated sick leave

Certain public service employees subject to the Public Service Act (CQLR, chapter F-3.1.1) and teachers in the school board network can accumulate, in a reserve, the unused sick leave days they are entitled to annually.

For non-management employees, the number of unused sick leave days that may be accumulated in a reserve is limited to 20 days. This reserve is convertible into cash in its entirety in the event of termination of the employment relationship and may not be used during preretirement leave. Sick leave days accumulated before those agreements limiting the reserve to 20 days come into effect, minus the days originally transferred to this reserve, may continue to be used as preretirement leave up to the expiry date prescribed in the agreement, which varies between March 31, 2022 and March 31, 2024. The balance of these unused days at the expiry date will be convertible into cash at the rate of 70%.

For non-unionized employees who are members of the PPMP and RPSO, mainly management, the days accumulated in the reserve can be utilized as fully paid leave days in certain situations provided for in the different labour agreements or for preretirement leave. In case of termination of employment, retirement or death, the employees receive in money 50% of the value of these accumulated days, up to an amount representing the equivalent of 66 days' salary. Teachers receive in money the total value of the accumulated days.

The Financial Administration Act (CQLR, chapter A-6.001) authorizes the Minister of Finance to deposit money with the Caisse, up to an amount equal to the value of its obligation relating to accumulated sick leave in order to build up the Accumulated Sick Leave Fund. The purpose of this fund is to provide for the payment of some or all of the benefits due to employees for accumulated sick leave.

Survivor's Pension Plan

The Survivor's Pension Plan stipulates that a pension is paid to the spouse and dependent children following the death of an eligible person. The plan chiefly covers management and similar personnel in the public and parapublic sectors. The Government pays amounts into a fund at the Caisse, reserved exclusively for the payment of benefits earned by plan beneficiaries.

128	PUBLIC ACCOUNTS 2019-2020

17. Pension plans and other employee future benefits (cont'd)

Other employee future benefits liability

(millions of dollars)

	As at March 31

	Value before
	unamortized	Unamortized
	actuarial gains	actuarial gains
	and losses	(losses) (1)	2020	2019

Obligations relating to accrued benefits

Accumulated sick leave	768	(9)	759	797

Survivor's Pension Plan	438	(7)	431	426

Université du Québec programs	278	(18)	260	248

	1 484	(34)	1 450	1 471

Other employee future benefit funds

Accumulated Sick Leave Fund	(1 373)	123	(1 250)	(1 249)

Survivor's Pension Plan Fund	(453)	5	(448)	(441)

	(1 826)	128	(1 698)	(1 690)

	(342)	94	(248)	(219)

(1) The amortization period for actuarial gains and losses varies from 14 to 15 years for accumulated sick leave, while it is 18 years for the Survivor's Pension Plan and 13 years for Université du Québec programs.

Change in obligations relating to accrued other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2020				2019

	Accumulated sick leave	Survivor's Pension Plan	Université du Québec programs	Total	Total

Obligations, beginning of year	810	433	287	1 530	1 570

Cost of accrued benefits	39	15	20	74	82

Interest on obligations	51	27	10	88	84

Benefits paid	(130)	(37)	(23)	(190)	(187)

Changes to plans	1		(1)	―	―

Actuarial (gains) losses	(3)		(15)	(18)	(19)

Obligations, end of year	768	438	278	1 484	1 530

PUBLIC ACCOUNTS 2019-2020	129

17. Pension plans and other employee future benefits (cont'd)

Actuarial valuations

Every three years, the value of obligations relating to accrued other employee future benefits is determined by actuarial valuations. For the period between two actuarial valuations, this value is extrapolated.

Dates of the most recent actuarial valuations used to determine the value of obligations related to vested benefits

March 31, 2019	December 31, 2019	December 31, 2018
(filed in 2018-2019)	(filed in 2019-2020)	(filed in 2018-2019)

Accumulated sick leave	Université du Québec programs	Survivor's Pension Plan

 Note: The filing year corresponds to the Government's fiscal year for which the plan requires an actuarial valuation.

Main long-term economic assumptions used

(percent)

	Accumulated sick leave	Survivor's Pension Plan	Université du Québec programs

Rate of return, net of inflation	4,35	4,35	―

Inflation rate	2,00	2,00	2,00

Discount rate for obligations relating to accrued benefits	6,35	6,35	3,60

Salary growth rate, net of inflation	0,50	―	0,50

130	PUBLIC ACCOUNTS 2019-2020

17. Pension plans and other employee future benefits (cont'd)

Change in the adjusted market value of other employee future benefit funds

(millions of dollars)

	Fiscal year ended March 31

	2020			2019

	Accumulated	Survivor's
	Sick Leave	Pension Plan
	Fund	Fund	Total	Total

Adjusted market value, beginning of year	1 406	452	1 858	1 747

Anticipated investment income(1)	88	28	116	110

Deposits from the general fund of the

Consolidated Revenue Fund		17	17	6

Repayments to the general fund of the

Consolidated Revenue Fund(2)	(100)		(100)	―

Benefits paid		(37)	(37)	(36)

Actuarial gains (losses)	(21)	(7)	(28)	31

Adjusted market value, end of year(3)	1 373	453	1 826	1 858

(1) The forecast returns on the assets of the Accumulated Sick Leave Fund and the Survivor's Pension Plan Fund both amount to 6.35% (6.35% in 2018-2019); the realized returns, based on the market value of investments, were -2.31% and -2.87% respectively (6.80% and 4.24% respectively in 2018-2019).

(2) Under the Financial Administration Act (CQLR, chapter A-6.001), the payment of any benefit that affects the liabilities of the obligation relating to accumulated sick leave may be repaid into the Consolidated Revenue Fund out of the Accumulated Sick Leave Fund.

(3) The market values of the Accumulated Sick Leave Fund and the Survivor's Pension Plan Fund were $1 297 M and $427 M respectively ($1 430 M and $460 M respectively as at March 31, 2019).

Accrued benefits expense relating to other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2020				2019
			Université
	Accumulated	Survivor's	du Québec
	sick leave	Pension Plan	programs	Total	Total

Cost of accrued benefits	39	15	20	74	82

Changes to plans	1		(1)	―	―

Amortization of actuarial (gains) losses	1		6	7	11

	41	15	25	81	93

PUBLIC ACCOUNTS 2019-2020	131

17. Pension plans and other employee future benefits (cont'd)

Debt service expense relating to other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2020				2019

	Accumulated sick leave	Survivor's Pension Plan	Université du Québec programs	Total	Total

Interest on obligations relating to accrued benefits	51	27	10	88	84

Investment income of the funds(1)	(101)	(27)		(128)	(120)

	(50)	―	10	(40)	(36)

(1) This income is increased by the amortization of $13 M ($12 M in 2018-2019) in actuarial gains related to the Accumulated Sick Leave Fund and reduced by the amortization of $1 M ($2 M in 2018-2019) in actuarial losses related to the Survivor's Pension Plan Fund.

 18. Risk management and derivative instruments

To meet the financial requirements arising from its operations and investment activities and from the repayment of borrowings that are maturing, the Government has provided itself with an annual financing and debt-management program targeting Canadian and international financial markets.

Participation in these markets involves various types of risk. Therefore, the Government devises risk-management strategies using the different derivative instruments at its disposal.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to pay the interest and repay the principal on borrowings in foreign currency will vary according to exchange market fluctuations. To manage this risk, the Government uses derivative instruments such as currency swap contracts and foreign exchange forward contracts. These contracts, whose purpose is to exchange cash flows from one currency to another, will mature at various dates up to 2037. In managing foreign exchange risk, the Government also acquires assets in foreign currency within its sinking funds relating to borrowings.

132	PUBLIC ACCOUNTS 2019-2020

18. Risk management and derivative instruments (cont'd)

Foreign exchange risk (cont'd)

As at March 31, 2020 and 2019, after taking into account derivative instruments used to manage foreign exchange risk and assets in foreign currency held in sinking funds relating to borrowings, 100% of the structure of the debt was in Canadian dollars. This percentage is calculated on the basis of the Government's gross debt.1  A change of 1% in the Canadian dollar in relation to foreign currencies would not have a significant impact on the gross debt1 and debt service.

Debt service takes into account foreign exchange gains of $57 million ($79 million in 2018-2019).

Interest rate risk

Interest rate risk is the risk that debt service will vary according to interest rate fluctuations. To reduce its exposure to interest rate risk, the Government uses interest rate swap contracts or other types of derivative instruments. Interest rate swap contracts make it possible to exchange payments of interest at fixed rates for payments of interest at variable rates, or vice versa, on the basis of a reference par value.

After taking into account derivative instruments used to manage interest rate risk, the structure of the debt was 88% at fixed interest rates and 12% at variable interest rates (89% at fixed interest rates and 11% at variable interest rates as at March 31, 2019). These percentages are calculated on the basis of the Government's gross debt.1 The debt at fixed rates is the debt that will not mature and not be subject to a change of interest rate in the coming fiscal year.

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations. To protect itself from such a risk within the scope of derivative instrument transactions, the Government has adopted a credit risk management policy that limits potential counterparty losses. In accordance with this policy, the Government uses over-the-counter derivative instruments only with counterparties with which it has concluded framework agreements.

A credit limit is set for each counterparty based mainly on its credit rating. When this limit is exceeded, a process is implemented to ensure compliance with the limit set with the counterparty. Under certain framework agreements, credit overruns receive credit support that may be covered through short-term securities or cash.

_____________________________________

1 Gross debt including advance borrowings.

PUBLIC ACCOUNTS 2019-2020	133

18. Risk management and derivative instruments (cont'd)

The Government deals with major financial institutions that receive credit ratings from at least two credit rating agencies, one of which must be Standard & Poor's or Moody's. When a transaction agreement comes into effect, the institution must have a rating of A or higher from at least one of these agencies. As at March 31, 2020 and 2019, 100% of the transactions in effect met this criterion.

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term. To offset this risk, the general fund of the Consolidated Revenue Fund has lines of credit totalling C$1 165 million with various Canadian banking institutions. As at March 31, 2020, the lines of credit were not being used. As at March 31, 2019, the outstanding amount of these lines of credit was $2 million.

The general fund of the Consolidated Revenue Fund has also concluded a credit agreement totalling U.S. $3 400 million with a Canadian and international banking syndicate. To date, no transactions have been carried out under this credit agreement.

In addition, the general fund of the Consolidated Revenue Fund keeps, in the sinking fund for government borrowings, prudential liquid assets invested mainly in highly liquid securities of the federal Government. In the event of major disruptions in financial markets, these securities can be sold and the liquid assets recovered rapidly, thus enabling the Government to honour its financial commitments. As at March 31, 2020, the book value of these prudential liquid assets was C$13 226 million (C$13 219 million as at March 31, 2019).

As at March 31, 2020, the general fund of the consolidated Revenue Fund had sufficient liquid assets and credit facilities to face the health crisis related to the COVID-19 pandemic for the following fiscal year.

134	PUBLIC ACCOUNTS 2019-2020

19. Debts

Significant accounting policies

Debts

Debts are recorded at the amount received at the time of issue, adjusted by the premium or discount amortization to obtain the amount of principal repayable at maturity. The amortization is calculated using the effective rate for each borrowing.

Issue expenses related to debts are deferred and amortized over the term of each borrowing using the straight-line method. The unamortized balance is included in deferred expenses related to debts.

Derivative instruments

The Government uses derivative instruments to manage foreign exchange and interest rate risks related to debts. These instruments are recorded at cost.

Derivative instruments, such as currency swap contracts and foreign exchange forward contracts, are used to manage the foreign exchange risk associated with the repayment of interest and principal on borrowings in foreign currency and with the cash management transactions this entails. The components of these instruments, namely, financial assets and liabilities, are offset against one another and presented in "Debts".

Interest rate exchanges stemming from interest rate swap contracts used to change exposure to interest rate risk over the long term are reconciled with interest charges for the borrowings with which these swap contracts are associated.

Gains or losses on long-term derivative instruments are deferred and amortized using the straight-line method over the term of each contract. However, gains or losses on derivative instruments used to modify the interest rate risk are amortized over the term of the underlying security.

Sinking funds relating to borrowings

Securities held by the sinking funds relating to borrowings are recorded at the amount paid at the time of purchase, adjusted by the premium or discount amortization to obtain the amount of principal receivable at maturity. The amortization is calculated on the basis of the effective rate for each security.

The difference between the book value of a security and the amount received at the time of its disposal is charged to results.

PUBLIC ACCOUNTS 2019-2020	135

19. Debts (cont'd)

Debts by source and by currency

(millions of dollars)

	As at March 31

	2020			2019

	Equivalent in Canadian dollars

	Debts before impact of derivative instruments	Derivative instruments – net	Debts after impact of derivative instruments	Debts after impact of derivative instruments

Debts contracted on financial markets

In Canadian dollars(1)	178 810	42 506	221 316	211 416

In U.S. dollars(1)	31 575	(28 722)	2 853	4 033

In euros	14 442	(12 856)	1 586	1 472

In Australian dollars	1 626	(1 623)	3	3

In pound sterling	1 845	(1 848)	(3)	(3)

In Swiss francs	1 507	(1 508)	(1)	(1)

Other currencies(2)	769	(768)	1	―

	230 574	(4 819)	225 755	216 920

Debts arising from private-public partnership agreements and capital leases

In Canadian dollars			4 227	4 099

Total			229 982	221 019

Less

Sinking funds relating to borrowings(3)

In Canadian dollars	24 664	(346)	24 318	20 060

In U.S. dollars	2 648	478	3 126	4 255

In euros	1 575		1 575	1 516

	28 887	132	29 019	25 831

Total debts before deferred foreign exchange gains			200 963	195 188

Deferred foreign exchange gains			171	194

			201 134	195 382

(1) The Government held $14 243 M in securities ($11 793 M as at March 31, 2019), i.e. $11 400 M ($9 317 M as at March 31, 2019) in its sinking funds relating to borrowings, $771 M ($1 602 M as at March 31, 2019) in its short-term investments, $723 M ($724 M as at March 31, 2019) in its investments in government enterprises, $535 M ($79 M as at March 31, 2019) in its portfolio investments and $814 M ($71 M as at March 31, 2019) in cash equivalent. The corresponding securities consisted almost entirely of bonds and notes.

(2) Other currencies included the yen, the Swedish krona, and the New Zealand and Hong Kong dollars.

(3) Payments to the sinking funds relating to borrowings stem from commitments made by the Government in contracts concluded when the borrowings were issued. These sinking funds are associated with $79 692 M in debts ($73 692 M as at March 31, 2019).

136	PUBLIC ACCOUNTS 2019-2020

19. Debts (cont'd)

Debts by category and weighted average rate

	As at March 31

	2020			2019

	Weighted average rate(1)	In monetary units	Equivalent in Canadian dollars	Weighted average rate(1)	In monetary units	Equivalent in Canadian dollars
		(millions)	(millions)		(millions)	(millions)
Debts contracted on financial markets
In Canadian dollars
Short-term borrowings
Bankers’ acceptances, bank loans and lines of credit		2 618	2 618		2 993	2 993
Notes at par		980	980		1 024	1 024
Discounted notes		332	332		471	471
Treasury bills		3 884	3 884		3 879	3 879
Savings products		11 287	11 287		10 987	10 987
Bonds and notes(2)		156 742	156 742		154 643	154 643
Mortgage loans		40	40		45	45
Other financial products					5	5
Sums payable to (receivable from) counterparties(3)		2 927	2 927		1 336	1 336
Sub-total	3,44%	178 810	178 810	3,62%	175 383	175 383
Currency swap contracts		42 506	42 506		36 033	36 033
		221 316	221 316		211 416	211 416
In U.S. dollars
Short-term borrowings
Commercial paper		1 012	1 436
Discounted notes		240	340
Bonds and notes		20 598	29 223		18 113	24 205
Sums payable to (receivable from) counterparties(3)		406	576		310	414
Sub-total	3,44%	22 256	31 575	4,03%	18 423	24 619
Currency swap contracts		(20 245)	(28 722)		(15 405)	(20 586)
		2 011	2 853		3 018	4 033
In euros
Bonds and notes	1,25%	9 267	14 442	1,97%	9 757	14 638
Currency swap contracts		(8 249)	(12 856)		(8 776)	(13 166)
		1 018	1 586		981	1 472
In Australian dollars
Bonds and notes	3,89%	1 874	1 626	3,96%	1 780	1 687
Currency swap contracts		(1 871)	(1 623)		(1 776)	(1 684)
		3	3		4	3
In pound sterling
Bonds and notes	1,19%	1 048	1 845	1,97%	848	1 478
Currency swap contracts		(1 050)	(1 848)		(850)	(1 481)
		(2)	(3)		(2)	(3)
In Swiss francs
Bonds and notes	1,41%	1 024	1 506	1,41%	1 024	1 375
Currency swap contracts		(1 025)	(1 507)		(1 025)	(1 376)
		(1)	(1)		(1)	(1)
In yens
Bonds and notes	2,42%	21 000	276	2,42%	21 000	253
Currency swap contracts		(21 000)	(276)		(21 000)	(253)
		―	―		―	―
Total carried forward			225 755			216 921

PUBLIC ACCOUNTS 2019-2020	137

19. Debts (cont'd)

Debts by category and weighted average rate (cont'd)

	As at March 31

	2020			2019

	Weighted average rate(1)	In monetary units	Equivalent in Canadian dollars	Weighted average rate(1)	In monetary units	Equivalent in Canadian dollars
		(millions)	(millions)		(millions)	(millions)

Debts contracted on financial markets

Total brought forward			225 755			216 921

In Swedish kronas
Bonds and notes	1,17%	1 700	242	- %
Currency swap contracts		(1 698)	(241)
		2	1		―	―

In New Zealand dollars
Bonds and notes	3,35%	181	152	3,64%	115	104
Currency swap contracts		(181)	(152)		(115)	(104)
		―	―		―	―

In Hong Kong dollars
Bonds and notes	1,95%	540	99	1,95%	540	92
Currency swap contracts		(540)	(99)		(540)	(92)
		―	―		―	―
Sub-total			225 755			216 920

Debts arising from agreements and contracts

In Canadian dollars
Private-public partnership agreements		3 928	3 928		3 871	3 871
Capital leases		299	299		228	228
Sub-total	4.74%	4 227	4 227	4.72%	4 099	4 099

Total	3.35%(4)		229 982	3.58% (4)		221 019

Less

Sinking funds relating to borrowings
In Canadian dollars		24 318	24 318		20 060	20 060
In U.S. dollars		2 203	3 126		3 184	4 255
In euros		1 011	1 575		1 011	1 516
			29 019			25 831

Total debts before deferred foreign exchange gains			200 963			195 188
Deferred foreign exchange gains			171			194

Total debts			201 134			195 382

(1) The weighted average rates by currency of the debts are determined based on the effective interest rates of the debts in effect as at March 31, not including swap and currency contracts.

(2) These categories included securities issued with a book value of $2 847 M ($2 331 M as at March 31, 2019) the proceeds of which are allocated to specific projects with environmental benefits. .Allocated assets with a book value of $401 M were included in short-term investments ($265 M included in cash as at March 31, 2019).

(3) Sums received (paid) as security for credit support under credit risk management agreements. Additional information is provided in Note 18, "Risk management and derivative instruments".

(4) This weighted average rate is determined based on the effective interest rates of debts in effect as at March 31, taking swap and currency contracts into account.

138	PUBLIC ACCOUNTS 2019-2020

19. Debts (cont'd)

Change in the balance of sinking funds relating to borrowings

(millions of dollars)

Fiscal year ended March 31

	2020	2019

Equivalent in Canadian dollars

Opening balance	25 632	24 207

Payments from the general fund of the Consolidated Revenue Fund

and from other entities included in the Government's reporting entity	3 495	2 876

Net investment income	1 140	665

	30 267	27 748

Sums used to repay borrowings	(1 608)	(2 116)

Closing balance	28 659	25 632

Balance of sinking funds relating to borrowings - Detailed information

(millions of dollars)

	As at March 31

	2020	2019

	Equivalent in Canadian dollars

Investments

Bankers' acceptances		603

Treasury bills	6 897	5 719

Deposit certificates	27	40

Bonds and notes(1)	21 787	19 234

Currency swap contracts – net	132	117

	28 843	25 713

Other asset items

Cash	4	2

Accounts receivable and accrued interest	172	116

	176	118

Funds balance before deferred foreign exchange gains	29 019	25 831

Deferred foreign exchange gains	(360)	(199)

Funds balance	28 659	25 632

(1) As part of its operations related to risk management, the Government gives as security financial securities. The Government had given investment securities included in the sinking funds relating to borrowings, whose book value was $63 M ($89 M as at March 31, 2019).

PUBLIC ACCOUNTS 2019-2020	139

19. Debts (cont'd)

Debt repayment schedule by currency

(millions of dollars)

	Equivalent in Canadian dollars
									Debts
									arising from
									agreements
	Debts contracted on financial markets								and contracts
Maturing	In Canadian	In U.S.		In Australian	In pound	In Swiss	Other		In Canadian
on March 31	dollars (1)	dollars	In euros	dollars	sterling	francs	currencies	Sub-total	dollars	Total

2021	24 218(2)	(179)(2)						24 039	160	24 199

2022	14 936	27						14 963	96	15 059

2023	13 030	26			(1)			13 055	101	13 156

2024	14 690	(1 423)	(25)		(1)			13 241	105	13 346

2025	17 681	(30)	(9)	1	(1)	(1)		17 641	110	17 751

	84 555	(1 579)	(34)	1	(3)	(1)	―	82 939	572	83 511

2026-2030	47 866	1 175	(23)	2			1	49 021	633	49 654

2031-2035	9 387	131	68					9 586	781	10 367

2036-2040	13 648							13 648	942	14 590

2041-2045	16 359							16 359	918	17 277

2046 and thereafter	25 183							25 183	381	25 564

	196 998	(273)	11	3	(3)	(1)	1	196 736	4 227	200 963

(1) In regard to callable savings products totalling $1 476 M, the schedule provides for the repayment of $930 M in 2021, $192 M in 2022, $124 M in 2023, $75 M in 2024, $44 M in 2025 and $111 M in 2026-2030.

(2) The maturity of debts in Canadian dollars contracted on financial markets takes into account the repayment of $3 884 M in treasury bills and $3 930 M in short-term borrowings for 2021 while the maturity of debts in U.S. dollars contracted on financial markets takes into account the repayment of temporary borrowings of $1 776 M for fiscal 2021.

140	PUBLIC ACCOUNTS 2019-2020

19. Debts (cont'd)

Debt repayment schedule by sinking funds relating to borrowings, by currency

(millions of dollars)

Equivalent in Canadian dollars

Maturing	In Canadian
on March 31	dollars	In U.S. dollars	In euros	Total

2021	1 096	936		2 032

2022	2 732			2 732

2023	4 219			4 219

2024	1 983	1 424	1 575	4 982

2025	2 808			2 808

	12 838	2 360	1 575	16 773

2026-2030	9 780	766		10 546

2031-2035				―

2036-2040				―

2041-2045	563			563

2046 and thereafter	1 137			1 137

	24 318	3 126	1 575	29 019

Debts arising from private-public partnership agreements and capital leases

(millions of dollars)

	As at March 31

	2020	2019

	Equivalent in Canadian dollars

Private-public partnership agreements(1)

Hospital centres and residential and long-term care centres	2 695	2 609

Road transportation infrastructures	1 084	1 109

Correctional facility	86	88

Performance hall	63	65

	3 928	3 871

Capital leases	299	228

	4 227	4 099

(1) Private-public partnership agreements are contracts that provide for the design, construction, financing and maintenance of fixed assets by a private partner and, in some cases, for the operation of those assets by the partner. The debts related to these private-public partnership agreements have a term of 25 to 39 years.

PUBLIC ACCOUNTS 2019-2020	141

20. Fixed assets

Significant accounting policies

Fixed assets

Fixed assets are recorded at cost and depreciated-except for land, which is not depreciated-on a straight-line basis over a period corresponding to their useful life. Their cost includes financing charges capitalized during their construction, improvement or development.

Works of art and historic properties, such as paintings, sculptures, drawings, prints, photographs, films and videos are not recorded as fixed assets. Their cost is charged to expenditure in the fiscal year during which they are acquired.

Fixed assets acquired through government transfer or through donation, including those acquired for a nominal value, are recorded at their fair value at the time of acquisition.

Land in the public domain and natural resources, such as forests, water and mining resources, which the Government holds by virtue of the fact that they were devolved to the state and not purchased, are not recorded in the Government's consolidated financial statements. Intangible items do not constitute non-financial assets for the Government.

Fixed assets held under capital leases

The cost of fixed assets held under capital leases is equal to the present value of minimum payments due for the rental of such assets, without exceeding the fair value of the leased asset. Fixed assets under construction, development or improvement are not depreciated.

Fixed assets acquired under private-public partnership agreements

Some fixed assets are acquired under private-public partnership agreements. These agreements are long-term contracts by which the Government involves one or more private partners in designing, building, maintaining and operating a public good, with or without funding from these partners. The fixed asset and the debt associated with it are recognized when the risks and advantages associated with the ownership of the public good are devolved to the Government, for the most part, in accordance with the terms of the agreement concerned.

The cost of a fixed asset acquired under a private-public partnership agreement is equal to the lower of the present value of the cash flows associated with the fixed asset and the fixed asset's fair value. If the cash flows associated with the fixed asset cannot be isolated from those related to its operation, the cost of the asset is determined on the basis of its fair value. The fair value of the fixed asset is estimated on the basis of the agreement's specifications.

142	PUBLIC ACCOUNTS 2019-2020

20. Fixed assets (cont'd)

Categories	Useful life
Buildings (Institutional and operational buildings, leasehold improvements, etc.)	10 to 50 years
Facilities (Organization and development of natural spaces: land, parks, forests, watercourses, etc.)	5 to 20 years
Complex networks (Road, maritime and air transportation infrastructures, natural resource development networks, dams and other large structures, etc.)	10 to 60 years
Equipment (Transport vehicles, machinery, office furniture and equipment, specialized medical, educational, scientific and industrial equipment, etc.)	3 to 30 years
Data processing and office automation equipment (Computers, printers and other peripheral devices, software, telecommunication, radiocommunication and information processing equipment, etc.)	3 to 10 years
Development of data processing systems (Design, production and implementation of data processing systems, including the cost of equipment and software acquired for this purpose)	5 to 10 years

PUBLIC ACCOUNTS 2019-2020	143

20. Fixed assets (cont'd)

Change in fixed assets by category

(millions of dollars)

	Land	Buildings	Facilities	Complex networks	Equipment	Data processing and office automation equipment	Develop- ment of data processing systems	Total

Cost

Opening balance	2 667	58 580	1 569	44 288	12 189	2 827	5 281	127 401

Acquisitions	67	599	37	98	738	351	65	1 955

Work in progress		3 025	163	2 364	105	45	352	6 054

Impact of disposals and reductions in value	(1)	(115)	(5)	(522)	(398)	(231)	(154)	(1 426)

Restatements and other adjustments		(216)	150	72	(10)	23	(19)	―

Closing balance	2 733	61 873	1 914	46 300	12 624	3 015	5 525	133 984

Accumulated depreciation

Opening balance	―	23 728	627	18 301	7 743	2 173	3 513	56 085

Depreciation expenses		1 453	78	1 330	695	332	310	4 198

Impact of disposals		(107)	(3)	(519)	(354)	(232)	(137)	(1 352)

Restatements and other adjustments		(73)	55	20	(2)	2	(2)	―

Closing balance	―	25 001	757	19 132	8 082	2 275	3 684	58 931

Net book value as at March 31, 2020	2 733	36 872	1 157	27 168	4 542	740	1 841	75 053 (1)

Net book value as at March 31, 2019	2 667	34 852	942	25 987	4 446	654	1 768	71 316 (1)

(1) Financing charges of $78 M ($140 M in 2018-2019) were capitalized during the fiscal year in the cost of the fixed assets.

144	PUBLIC ACCOUNTS 2019-2020

20. Fixed assets (cont'd)

Fixed assets rented under capital leases

(millions of dollars)

	Buildings	Equipment	Other	Total

Cost	309	20	27	356

Accumulated depreciation(1)	58	14	13	85

Net book value as at March 31, 2020	251	6	14	271

Net book value as at March 31, 2019	184	7	21	212

(1) The depreciation expense for these fixed assets was $12 M ($11 M in 2018-2019).

Fixed assets acquired under private-public partnership agreements

(millions of dollars)

			Complex
	Buildings	Facilities	networks	Equipment	Total

Cost	5 323	188	2 303	152	7 966

Accumulated depreciation(1)	421	33	439	42	935

Net book value as at March 31, 2020	4 902	155	1 864	110	7 031

Net book value as at March 31, 2019	4 736	155	1 922	121	6 934

(1) The depreciation expense for these fixed assets was $179 M ($181 M in 2018-2019).

Fixed assets under construction, development or improvements (work in progress)(1)

(millions of dollars)

	Buildings	Facilities	Complex networks	Equipment	Data processing and office automation equipment	Development of data processing systems	Total

Net book value as at March 31, 2020	3 788	215	1 062	87	50	758	5 960

Net book value as at March 31, 2019	2 941	149	1 930	79	47	692	5 838

(1) No depreciation expense was recorded for these fixed assets in 2019-2020 and 2018-2019.

PUBLIC ACCOUNTS 2019-2020	145

21. Other non-financial assets

Significant accounting policies
Inventories Inventories are valued at the lower of cost and net realizable value.

Detail of the other non-financial assets

(millions of dollars)

	Au 31 mars

	2020	2019

Inventories	523	485

Prepaid expenses	531	309

	1 054	794

22. Contractual obligations and contractual rights

Significant accounting policies

A contractual obligation is presented when all of the following conditions are met:

– there is a legally enforceable written document dated March 31 giving the other party the power to take the matter to court for enforcement;

– this written document leads to the loss of discrionary power, that is, the Government is likely to have little or no opportunity to amend the written terms and conditions or withdraw from them on its own initiative and therefore has no other realistic alternative than to settle the obligation when the transaction or event occurs;

– the Government will have to sacrifice economic resources in the future to settle the obligation;

– the transaction or event giving rise to the obligation or right has not yet occurred.

A contractual right is disclosed under the same circumstances, i.e. when there is a legally enforceable written document as at March 31 depriving the other party of discretionary power and will lead to an inflow of economic resources for the Government when the transaction or event occurs.

Contractual obligations or rights stemming from agreements of indeterminate length are calculated and presented over a six-year period: each of the first five years of the agreements and an additional year for the balance. Contractual obligations resulting from agreements where the amounts are paid in perpetuity are spread over 30 years.

146	PUBLIC ACCOUNTS 2019-2020

22. Contractual obligations and contractual rights (cont'd)

Contractual obligations by expenditure and investment category

(millions of dollars)

	Expenditure								Investments
	Transfers – capital(1)					Operating

Maturing on March 31	Borrowings contracted by recipients (2)	Borrowings to be contracted by recipients	Cost of the recipient's fixed assets	Agreements concerning non-capital expenditures (1)	Remune- ration (3)	Capital leases	Supplies of goods and services (4)	Others	Acquisitions of fixed assets (4)	Loan and investment pledges	Total

2021	1 161	158	1 453	3 844	7 976	592	4 522	611	3 500	943	24 760

2022	1 073	293	465	2 197	8 071	502	2 760	465	657	189	16 672

2023	989	379	310	1 933	8 222	432	1 809	614	388	102	15 178

2024	889	442	324	1 301	234	377	1 140	1	265	44	5 017

2025	806	473	351	1 330	115	344	805	1	185	26	4 436

	4 918	1 745	2 903	10 605	24 618	2 247	11 036	1 692	4 995	1 304	66 063

2026 and thereafter	6 475	7 150	585	5 775	215	2 132	8 025		177	104	30 638

	11 393	8 895	3 488	16 380	24 833	4 379	19 061	1 692	5 172	1 408	96 701

No fixed maturity date										1 219	1 219

	11 393	8 895	3 488	16 380	24 833	4 379	19 061	1 692	5 172	2 627	97 920

(1) In addition to these amounts, the Government subsidizes the interest that will be covered by the recipients in subsequent years. For the next five fiscal years, they are estimated at $2 719 M and the expected refunds are $623 M in 2021, $582 M in 2022, $546 M in 2023, $507 M in 2024 and $461 M in 2025.

(2) The recipients contracted their loans from:

Financement-Québec	5 829

Financing Fund	730

6 559

Financial institutions	4 834

11 393

(3) Remuneration-related contractual obligations stem from agreements with medical specialists and general practitioners.

(4) Contractual obligations related to the supply of goods and services and the acquisition of fixed assets included respectively an amount of $7 530 M and $91 M stemming from private-public partnership agreements.

PUBLIC ACCOUNTS 2019-2020	147

22. Contractual obligations and contractual rights (cont'd)

Contractual obligations concerning transfers - Government practices for funding capital projects

Agreement-based transfer payments are shown as liabilities when they have been authorized by both the Government and Parliament and the recipients have met the eligibility criteria. The portion of such agreements that do not qualify as liabilities is shown as contractual obligation.

Agreements on capital transfers allow the Government to provide financial support to the recipients, including municipalities and universities, in the form of refunds of principal and interest for loans for capital projects or refunds of capital costs. Financial support for loan repayments can be spread over 5 to 25 years. This practice allows the Government to collect the income and other taxes needed to fund those expenditures over a time period equivalent to the useful life of the property, as it does for its own capital projects.

Annually, the National Assembly authorizes the Government to make expenditures and investments out of the Consolidated Revenue Fund. For transfer payments, authorization is given for the multi-year period covered by the agreement. It is a principle of our parliamentary system that no amount can be taken out of the Consolidated Revenue Fund without the consent of the parliamentarians. This means the Government cannot record any unauthorized portions of capital transfer agreements as liabilities in its financial statements.

Capital transfer agreements

Contractual obligations stemming from borrowings already contracted by the recipients pertain to completed capital projects for which long-term financing has been secured, whereas contractual obligations for borrowings to be contracted pertain to projects that the recipients are in the process of completing with temporary loans for the work.

Contractual obligations - Capital transfers

(millions of dollars)

		Borrowings-related transfers

Transferring portfolio	Main recipients	Main Agreement lengths	Borrowings contracted by recipients	Borrowings to be contracted by recipients	Cost of recipients' fixed assets	Total

Culture et Communications	Non-profit organizations	5, 10 and 20 years	763	331	2	1 096

Affaires municipales et Habitation	Municipalities	10 and 20 years	2 770	1 420	450	4 640

Éducation et Enseignement supérieur	University establishments	5, 15, 20 and 25 years	3 073	1 403	21	4 497

Transports	Municipalities and public transit organisms	10 and 20 years	4 133	5 385	1 826	11 344

Other portfolios	Miscellaneous	5 to 25 years	654	356	1 189	2 199

Total as at March 31, 2020			11 393	8 895	3 488	23 776

Total as at March 31, 2019			11 251	9 795	2 496	23 542

148	PUBLIC ACCOUNTS 2019-2020

22. Contractual obligations and contractual rights (cont'd)

Contractual rights by revenue category

(millions of dollars)

							Federal government
	Duties and permits		Miscellaneous revenue				transfers

Maturing on March 31	Natural resources	Other	Sales of goods and services	Third-party donations	Transfers from entities other than the federal government	Other	Health transfers	Other programs	Total

2021	306	7	364	115	25	26	282	3 935	5 060

2022	82	5	241	79	1	7	339	4 095	4 849

2023	47	2	230	46		4		3 924	4 253

2024	19		220	32		3		3 663	3 937

2025	19		214	16		3		3 400	3 652

	473	14	1 269	288	26	43	621	19 017	21 751

2026 and thereafter	76	3	429	16		28		5 073	5 625

	549	17	1 698	304	26	71	621	24 090	27 376

PUBLIC ACCOUNTS 2019-2020	149

23. Contingencies

Significant accounting policies

Contingent liabilities

Obligations stemming from lawsuits and disputes are recorded as liabilities when a future event is likely to confirm the existence of a liability as at the date of the financial statements and a reasonable estimate of its extent can be made. If it is impossible to determine whether the event is likely to occur, or the event is likely to occur but no reasonable estimate of that likeliness can be made, a contingent liability is presented in an additional note.

The accounting principles used for contingent liabilities relating to environmental liabilites and allowances for losses from guaranteed financial initiatives are presented in Note 15 on environmental liabilities and Note 16 on other liabilities respectively.

Contingent assets

Contingent assets are presented when a future event is likely to confirm the existence of an asset as at the date of the financial statements.

Material measurement uncertainty

Contingent assets and liabilities may vary based on the assumptions made to determine the likelihood that an existing situation will be resolved as at the date of the financial statements and the assumptions made to estimate the value of contingent liabilities. Among the assumptions used are past experience, current negotiations, recent settlements and court rulings.

Those forecasts may vary widely in the coming year. Since the disclosure of information could negatively affect the outcomes of lawsuits and disputes, information as to the amounts and extent of related uncertainties is not provided.

The measurement uncertainty with respect to environmental liability and the allowance for losses on guaranteed financial initiatives is presented in Note 15 on environmental liability and Note 16 on other liabilities respectively.

150	PUBLIC ACCOUNTS 2019-2020

23. Contingencies (cont'd)

Contingent liabilities

Legal proceedings and disputes

A number of claims have been instituted against the Government, which is also involved in legal proceedings before the courts. These different disputes result from breaches of contract and damages suffered by individuals or property. In some cases, the amounts claimed are mentioned, in others, no mention is made of them. Claims for which an amount has been established total $2 762 million, after deducting the allowances taken by the Government in this regard.

Some of Québec's Indigenous communities have instituted legal proceedings involving $10 073 million in damages and interest against the Government for land claims, the recognition of certain ancestral rights and other related questions. These files are at different stages (some proceedings being currently suspended or inactive) and should eventually be resolved through negotiations, rulings or the abandonment of proceedings by applicants.

Since the outcome of these files is uncertain, the Government cannot determine its potential losses.

Complaints have also been filed against the Government by some of its employees and some of the unions representing them pursuant to the application of the Pay Equity Act (CQLR, chapter E-12.001), particularly within the framework of pay equity audits conducted in 2010 and 2015 for the parapublic sector plan. The Government records an allowance for a given job class targeted by complaints when a compensation adjustment will probably be made for that job class and the Government can reasonably estimate the amount that it will have to disburse. The estimation method used to value the liability includes the assumptions deemed most probable by the Government.

Contingent assets

Legal proceedings and disputes

The Government as made claims to third parties and filed lawsuits. Those different disputes arise notably from losses incurred and damages to property. Claims for which the Governement thinks that it is probable that the resolution will be favorable for it and that a compensation will be received, amount to $44 million.

PUBLIC ACCOUNTS 2019-2020	151

24. Cash flow information

Items not affecting cash flow

(millions of dollars)

	Fiscal year ended March 31

	2020		2019

Doubtful accounts		1 027		733

Loss on the investment in the Airbus Canada inc. limited partnership		1 037

Allowances related to loans and portfolio investments and guaranteed financial initiatives		732		127

Grant portion related to loans and portfolio investments with significant concessionary terms		33		24

Capitalized interests on loans and portfolio investments		(85)		(99)

Reinvestment of the revenue on portfolio investments		(28)		(23)

Reinvestment of the income from Generations Fund investments		(464)		(1 394)

Revenue from government enterprises		(4 419)		(5 548)

Loans repaid through subsidies		669		711

(Gains) losses on the disposal of assets		(625)		(8)

Foreign exchange (gains) losses		(19)

Loss in value of assets other than temporary		305		178

Amortization of deferred expenses related to debts		113		147

Amortization of deferred revenue related to the acquisition of fixed assets		(225)		(217)

Activities related to pension plans and other employee future benefits

Cost of accrued benefits(1)	2 871		2 770

Changes to plans	6		5

Amortization of actuarial (gains) losses	756		540

Interest on obligations relating to accrued benefits	6 963		6 680

Change in valuation allowances	78		67

	10 674		10 062

Reinvestment of revenue from fund's investments	(6 056)	4 618	(5 389)	4 673

Amortization of discounts and premiums		(135)		(141)

Amortization of deferred foreign exchange (gains) losses		(64)		(77)

Depreciation of fixed assets		4 198		4 032

		6 668		3 118

(1) This item includes compensations paid by the Government into the contribution funds of participants in the Government and Public Employees Retirement Plan (RREGOP) and the Pension Plan of Management Personnel (PPMP).

152	PUBLIC ACCOUNTS 2019-2020

24. Cash flow information (cont'd)

Change in assets and liabilities related to operations

(millions of dollars)

	Fiscal year ended March 31

	2020	2019

Assets

Accounts receivable	(1 430)	(1 149)

Generations Fund – Accounts receivable	42	(12)

Other financial assets	(263)	17

Other non-financial assets	(260)	(35)

	(1 911)	(1 179)

Liabilities

Accounts payable and accrued expenses	2 066	578

Deferred revenue	1 111	422

Environmental liabilities	(20)	2

Other liabilities	(128)	(162)

	3 029	840

	1 118	(339)

Additional information
(millions of dollars)

	Fiscal year ended March 31

	2020	2019

Interest paid	7 988	8 088

Dividends receivable from Government enterprises	338	448

Fixed asset acquisition included in accounts payable and accrued expenses	(1 038)	(975)

PUBLIC ACCOUNTS 2019-2020	153

24. Cash flow information (cont'd)

Non-cash transactions

(millions of dollars)

	Fiscal year ended March 31

	2020	2019

Investment activities

Short-term investments – repurchase of titles	3 000	4 000

Portfolio investments made	(190)

Loans received	122

Governement enterprises

Abolition of the Innovatech corporations	87

	3 019	4 000

Fixed asset investment activities

Fixed assets acquired(1)	(351)	(90)

	(351)	(90)

Financing activities

Debt issued(1)	349	88

Debts – repurchase of titles	(3 000)	(4 000)

Specific pension plan funds		(8)

	(2 651)	(3 920)

(1) These non-cash transactions stem mainly from private-public partnership agreements and capital leases.

154	PUBLIC ACCOUNTS 2019-2020

25. Related party information

The Government is a related party to its key management personnel, their close relatives and entities for which one or more of those people have the power to guide financial and administrative decisions. The Government's main management personnel are ministers, deputy ministers, and presidents and executive directors or their equivalent.

The Government concluded no significant transactions with related parties during fiscal 2019-2020, for amounts different from those that would have been established between non-related parties.

26. Subsequent events

Measures implemented to face the COVID-19 pandemic

In addition to measures to limit the spread of the disease, the Government introduced a range of measures in 2020-2021 to support individuals, businesses and the economic sectors hit the hardest by the crisis.

The overall impact of the health crisis on the Government's future activities-as well as on its assets and liabilities-is too uncertain to estimate. The Government expects a significant drop in its own-source revenue for fiscal 2020-2021, particularly with regard to individual income taxes, corporate taxes and consumption taxesas well as revenue from its enterprises. The impact of the measures to strengthen the health system, support workers and individuals and mitigate the pandemic's impact on the economy is estimated by the Government at $10 494 million for fiscal 2020-2021, affecting mainly its expenditures. Those measures, published in the Update on Québec's Economic and Financial Situation - Fall 2020, include higher wages for health care workers, additional medical supplies and transfer expenditures. Some of those measures are financed by federal transfers totalling $3 076 million arising from the Safe Restart Agreement signed with the federal government.

The Government has revised its borrowing levels upwards so that it can meet the need for additional cash flow related to the new support measures and expected loss of revenue for fiscal 2020-2021.

PUBLIC ACCOUNTS 2019-2020	155

Appendix 1

Reporting entity

National Assembly, appointed persons, government departments and bodies whose financial transactions were conducted from
the general fund of the Consolidated Revenue Fund

National Assembly

Persons Appointed by the National Assembly

 Auditor General

 Chief Electoral Officer1

 Lobbyists Commissioner

 Public Protector

 The Ethics Commissioner

Departments and bodies

Affaires municipales et Habitation

 Commission municipale du Québec

 Régie du logement

Agriculture, Pêcheries et Alimentation

 Commission de protection du territoire agricole du Québec

 Régie des marchés agricoles et alimentaires du Québec

Conseil du trésor

 Commission de la fonction publique

Conseil exécutif

 Commission d'accès à l'information

Culture et Communications

 Conseil du patrimoine culturel du Québec

Économie et Innovation

 Commission de l'éthique en science et en technologie

Éducation et Enseignement supérieur

 Comité consultatif sur l'accessibilité financière aux études

 Commission consultative de l'enseignement privé

 Commission d'évaluation de l'enseignement collégial

 Conseil du statut de la femme

 Conseil supérieur de l'éducation

Énergie et Ressources naturelles

Environnement et Lutte contre les changements climatiques

 Bureau d'audiences publiques sur l'environnement

Famille

 Curateur public

Finances

PUBLIC ACCOUNTS 2019-2020	157

Appendix 1

Reporting entity (cont'd)

National Assembly, appointed persons, government departments and bodies whose financial transactions were conducted from
the general fund of the Consolidated Revenue Fund (cont'd)

Forêts, Faune et Parcs

Immigration, Francisation et Intégration

 Commission de toponymie

 Conseil supérieur de la langue française

 Office québécois de la langue française

Justice

 Comité de la rémunération des juges

 Comité de la rémunération des procureurs aux poursuites criminelles et pénales

 Commission des droits de la personne et des droits de la jeunesse

 Conseil de la justice administrative

 Conseil de la magistrature

 Directeur des poursuites criminelles et pénales

 Office de la protection du consommateur

 Tribunal des droits de la personne

Relations internationales et Francophonie

Revenu2

Santé et Services sociaux

 Commissaire à la santé et au bien-être

 Office des personnes handicapées du Québec

Sécurité publique

 Bureau des enquêtes indépendantes

 Bureau du coroner

 Comité de déontologie policière

 Commissaire à la déontologie policière

 Commissaire à la lutte contre la corruption

 Commission québécoise des libérations conditionnelles

 Régie des alcools, des courses et des jeux

Tourisme

Transports

 Commission des transports du Québec

Travail, Emploi et Solidarité sociale

 Commission des partenaires du marché du travail

(1) The Chief Electoral Officer is also Chair of the Commission de la représentation électorale.

(2) Transactions of the general fund of the Consolidated Revenue Fund related to the enforcement or administration of any statute under the responsibility of the Minister of Revenue are administered by the Agence du revenu du Québec.

158	PUBLIC ACCOUNTS 2019-2020

Appendix 2

Reporting entity

Government bodies and special funds

Bodies1

Agence du revenu du Québec

Autorité des marchés financiers

Autorité des marchés publics

Bibliothèque et Archives nationales du Québec

Centre de la francophonie des Amériques

Centre de recherche industrielle du Québec

Centre de services partagés du Québec

Commission de la capitale nationale du Québec

Commission des services juridiques

Conseil de gestion du Fonds vert

Conseil des arts et des lettres du Québec

Conservatoire de musique et d'art dramatique du Québec (June 30)

Corporation d'urgences-santé

École nationale de police du Québec2 (June 30)

École nationale des pompiers du Québec2 (June 30)

Financement-Québec

Fondation de la faune du Québec

Fonds d'aide aux actions collectives

Fonds de l'assurance médicaments - Prescription Drug Insurance Fund

Fonds de recherche du Québec-Nature et technologies - Québec Research Fund-Nature and Technology

Fonds de recherche du Québec-Santé - Québec Research Fund-Health

Fonds de recherche du Québec-Société et culture - Québec Research Fund-Society and Culture

Héma-Québec

Institut de la statistique du Québec

Institut de tourisme et d'hôtellerie du Québec (June 30)

Institut national d'excellence en santé et en services sociaux

Institut national de santé publique du Québec

Institut national des mines

La Financière agricole du Québec

Musée d'art contemporain de Montréal

Musée de la civilisation

Musée national des beaux-arts du Québec

Office de la sécurité du revenu des chasseurs et piégeurs cris - Cree Hunters and Trappers Income Security Board (June 30)

Office des professions du Québec

Office Québec-Monde pour la jeunesse

Régie de l'assurance maladie du Québec

Régie de l'énergie

Régie des installations olympiques (October 31)

Régie du bâtiment du Québec

Société d'habitation du Québec

Société de développement de la Baie-James (December 31)

Société de développement des entreprises culturelles
Société de financement des infrastructures locales du Québec

PUBLIC ACCOUNTS 2019-2020	159

Appendix 2

Reporting entity (cont'd)

Government bodies and special funds (cont'd)

Bodies (cont'd)

Société de l'assurance automobile du Québec (December 31)

Société de la Place des Arts de Montréal3

Société de télédiffusion du Québec (Télé-Québec)3

Société des établissements de plein air du Québec

Société des parcs de sciences naturelles du Québec

Société des traversiers du Québec

Société du Centre des congrès de Québec

Société du Grand Théâtre de Québec (August 31)

Société du Palais des congrès de Montréal

Société du parc industriel et portuaire de Bécancour

Société du Plan Nord

Société nationale de l'amiante4

Société portuaire du Bas-Saint-Laurent et de la Gaspésie inc.5

Société québécoise d'information juridique

Société québécoise de récupération et de recyclage

Société québécoise des infrastructures

Transition énergétique Québec

Special funds of the Consolidated Revenue Fund

Access to Justice Fund

Administrative Labour Tribunal (Fund of the)6

Administrative Tribunal of Québec (Fund of the)6

Air Service Fund

Assistance Fund for Independent Community Action

Avenir Mécénat Culture Fund

Cannabis Prevention and Research Fund

Cannabis Sales Revenue Fund

Capitale-Nationale Region Fund

Caregiver Support Fund

Crime Victims Assistance Fund

Economic Development Fund

Educational Childcare Services Fund

Energy Transition Fund

Financing Fund

Financial Markets Administrative Tribunal (Fund of the)6

Fund for the Protection of the Environment and the Waters in the Domain of the State

Generations Fund

Goods and Services Fund

Green Fund

Health and Social Services Information Resources Fund

160	PUBLIC ACCOUNTS 2019-2020

Appendix 2

Reporting entity (cont'd)

Government bodies and special funds (cont'd)

Special funds of the Consolidated Revenue Fund (cont'd)

Health Services Fund

Highway Safety Fund

IFC Montréal Fund

Information Technology Fund of the Ministère de l'Emploi et de la Solidarité sociale

Labour Market Development Fund

Land Transportation Network Fund

Natural Resources and Energy Capital Fund

Natural Resources Fund

Northern Plan Fund

Police Services Fund

Public Contracts Fund

Québec Cultural Heritage Fund

Québec Enterprise Growth Fund

Québec Fund for Social Initiatives

Regions and Rurality Fund

Register Fund of the Ministère de la Justice

Rolling Stock Management Fund

Special Contracts and Financial Assistance for Investment Fund

Sports and Physical Activity Development Fund

Tax Administration Fund

Territorial Information Fund

Tourism Partnership Fund

University Excellence and Performance Fund

(1) When a fiscal year ends on a date other than March 31, the date is indicated in parentheses. Interim data are then used for the period between the end of the fiscal year and March 31.

(2) No data are available for the period between the end of the fiscal year and March 31.

(3) The fiscal year end for the Société de télédiffusion du Québec (Télé-Québec) and the Société de la Place des Arts de Montréal has been changed to March 31. The fiscal year ended March 31, 2020 therefore covers only seven months for both those bodies.

(4) The Société nationale de l'amiante has ceased its operations. Since June 1, 2016, this entity has been constituted as a legal person established in the public interest governed by the provisions of the Business Corporations Act (CQLR, chapter S-3.1.1).

(5) No transactions were carried out in this entity in 2019-2020.

(6) The financial data for this special fund, which were used for consolidation purposes, also include those pertaining to the body financed by this fund.

PUBLIC ACCOUNTS 2019-2020	161

Appendix 3

Reporting entity

Organizations in the Government's health and social services and education networks

Health and social services network

Integrated health and social services centres

Centre intégré de santé et de services sociaux de Chaudière-Appalaches

Centre intégré de santé et de services sociaux de l'Abitibi-Témiscamingue

Centre intégré de santé et de services sociaux de l'Outaouais

Centre intégré de santé et de services sociaux de la Côte-Nord

Centre intégré de santé et de services sociaux de la Gaspésie

Centre intégré de santé et de services sociaux de la Montérégie-Centre

Centre intégré de santé et de services sociaux de la Montérégie-Est

Centre intégré de santé et de services sociaux de la Montérégie-Ouest

Centre intégré de santé et de services sociaux de Lanaudière

Centre intégré de santé et de services sociaux de Laval

Centre intégré de santé et de services sociaux des Îles

Centre intégré de santé et de services sociaux des Laurentides

Centre intégré de santé et de services sociaux du Bas-Saint-Laurent

Centre intégré universitaire de santé et de services sociaux de l'Est-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux de l'Estrie - Centre hospitalier universitaire de Sherbrooke

Centre intégré universitaire de santé et de services sociaux de l'Ouest-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux de la Capitale-Nationale

Centre intégré universitaire de santé et de services sociaux de la Mauricie-et-du-Centre-du-Québec

Centre intégré universitaire de santé et de services sociaux du Centre-Ouest-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux du Centre-Sud-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux du Nord-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux du Saguenay-Lac-Saint-Jean

Other public institutions and regional authorities

Centre de santé Inuulitsivik - Inuulitsivik Health Centre

Centre de santé Tulattavik de l'Ungava - Ungava Tulattavik Health Centre

Centre hospitalier de l'Université de Montréal

Centre hospitalier universitaire Sainte-Justine

Centre régional de santé et de services sociaux de la Baie-James

Centre universitaire de santé McGill - McGill University Health Centre

CHU de Québec - Université Laval

CLSC Naskapi

Conseil cri de la santé et des services sociaux de la Baie-James - Cree Board of Health and Social Services of James Bay

Institut de cardiologie de Montréal

Institut national de psychiatrie légale Philippe-Pinel

Institut universitaire de cardiologie et de pneumologie de Québec - Université Laval

Régie régionale de la santé et des services sociaux du Nunavik - Nunavik Regional Board of Health and Social Services

162	PUBLIC ACCOUNTS 2019-2020

Appendix 3

Reporting entity (cont'd)

Organizations in the Government's health and social services and education networks (cont'd)

Education networks

School boards1,2

Commission scolaire au Coeur-des-Vallées

Commission scolaire Central Québec - Central Québec School Board

Commission scolaire crie - Cree School Board

Commission scolaire de Charlevoix

Commission scolaire de Kamouraska-Rivière-du-Loup

Commission scolaire de l'Estuaire

Commission scolaire de l'Énergie

Commission scolaire de l'Or-et-des-Bois

Commission scolaire de la Baie-James

Commission scolaire de la Beauce-Etchemin

Commission scolaire de la Capitale

Commission scolaire de la Côte-du-Sud

Commission scolaire De La Jonquière

Commission scolaire de la Moyenne-Côte-Nord

Commission scolaire de la Pointe-de-l'Île

Commission scolaire de la Région-de-Sherbrooke

Commission scolaire de la Riveraine

Commission scolaire de la Rivière-du-Nord

Commission scolaire de la Seigneurie-des-Mille-Îles

Commission scolaire de la Vallée-des-Tisserands

Commission scolaire de Laval

Commission scolaire de Montréal

Commission scolaire de Portneuf

Commission scolaire de Rouyn-Noranda

Commission scolaire de Saint-Hyacinthe

Commission scolaire de Sorel-Tracy

Commission scolaire des Affluents

Commission scolaire des Appalaches

Commission scolaire des Bois-Francs

Commission scolaire des Chênes

Commission scolaire des Chic-Chocs

Commission scolaire des Découvreurs

Commission scolaire des Draveurs

Commission scolaire des Grandes-Seigneuries

Commission scolaire des Hautes-Rivières

Commission scolaire des Hauts-Bois-de-l'Outaouais

Commission scolaire des Hauts-Cantons

Commission scolaire des Îles

Commission scolaire des Laurentides

PUBLIC ACCOUNTS 2019-2020	163

Appendix 3

Reporting entity (cont'd)

Organizations in the Government's health and social services and education networks (cont'd)

Education networks (cont'd)

School boards (cont'd)

Commission scolaire des Monts-et-Marées

Commission scolaire des Navigateurs

Commission scolaire des Patriotes

Commission scolaire des Phares

Commission scolaire des Portages-de-l'Outaouais

Commission scolaire des Premières-Seigneuries

Commission scolaire des Rives-du-Saguenay

Commission scolaire des Samares

Commission scolaire des Sommets

Commission scolaire des Trois-Lacs

Commission scolaire du Chemin-du-Roy

Commission scolaire du Fer

Commission scolaire du Fleuve-et-des-Lacs

Commission scolaire du Lac-Abitibi

Commission scolaire du Lac-Saint-Jean

Commission scolaire du Lac-Témiscamingue

Commission scolaire du Littoral

Commission scolaire du Pays-des-Bleuets

Commission scolaire du Val-des-Cerfs

Commission scolaire Eastern Shores - Eastern Shores School Board

Commission scolaire Eastern Townships - Eastern Townships School Board

Commission scolaire English-Montréal - English Montreal School Board

Commission scolaire Harricana

Commission scolaire Kativik - Kativik School Board

Commission scolaire Lester-B.-Pearson - Lester B. Pearson School Board

Commission scolaire Marguerite-Bourgeoys

Commission scolaire Marie-Victorin

Commission scolaire New Frontiers - New Frontiers School Board

Commission scolaire Pierre-Neveu

Commission scolaire René-Lévesque

Commission scolaire Riverside - Riverside School Board

Commission scolaire Sir-Wilfrid-Laurier - Sir Wilfrid Laurier School Board

Commission scolaire Western Québec - Western Québec School Board

Comité de gestion de la taxe scolaire de l'île de Montréal

164	PUBLIC ACCOUNTS 2019-2020

Appendix 3

Reporting entity (cont'd)

Organizations in the Government's health and social services and education networks (cont'd)

Education networks (cont'd)

General and vocational colleges (CEGEPs)1

Cégep André-Laurendeau

Cégep Beauce-Appalaches

Cégep d'Ahuntsic

Cégep de Baie-Comeau

Cégep de Bois-de-Boulogne

Cégep de Chicoutimi

Cégep de Drummondville

Cégep de Granby

Cégep de Jonquière

Cégep de l'Abitibi-Témiscamingue

Cégep de l'Outaouais

Cégep de la Gaspésie et des Îles

Cégep de La Pocatière

Cégep de Lévis-Lauzon

Cégep de Maisonneuve

Cégep de Matane

Cégep de Rimouski

Cégep de Rivière-du-Loup

Cégep de Rosemont

Cégep de Saint-Félicien

Cégep de Saint-Hyacinthe

Cégep de Saint-Jérôme

Cégep de Saint-Laurent

Cégep de Sainte-Foy

Cégep de Sept-Îles

Cégep de Sherbrooke

Cégep de Sorel-Tracy

Cégep de Thetford

Cégep de Trois-Rivières

Cégep de Valleyfield

Cégep de Victoriaville

Cégep du Vieux Montréal

Cégep Édouard-Montpetit

Cégep François-Xavier Garneau

Cégep Gérald-Godin

Cégep Limoilou

Cégep Lionel-Groulx

Cégep Marie-Victorin

Cégep Montmorency

Cégep régional de Lanaudière

Cégep Saint-Jean-sur-Richelieu

Champlain Regional College of General and Vocational Education

PUBLIC ACCOUNTS 2019-2020	165

Appendix 3

Reporting entity (cont'd)

Organizations in the Government's health and social services and education networks (cont'd)

Education networks (cont'd)

General and vocational colleges (CEGEPs) (cont'd)

Collège d'Alma

Collège Shawinigan

Dawson College

Heritage College

John Abbott College

Vanier College of General and Vocational Education

Université du Québec and its constituent universities2

École de technologie supérieure

École nationale d'administration publique

Institut national de la recherche scientifique

Télé-université

Université du Québec

Université du Québec à Chicoutimi

Université du Québec à Montréal

Université du Québec à Rimouski

Université du Québec à Trois-Rivières

Université du Québec en Abitibi-Témiscamingue

Université du Québec en Outaouais

(1) School boards and colleges have a fiscal year that ends on June 30. Interim data are used for the period between the end of their fiscal year and March 31, except in the case of the Cree School Board. No data are available for that school board for the period from July 1 to March 31.

(2) After official sanction has been given to the Act to amend mainly the Education Act with regard to school organiation and governance, school boards will be replaced by school service centres during the 2020-2021 fiscal year, with the exception of the Cree and Kativik school boards.

(3) The financial data of the Université du Québec and its constituent universities that were used for consolidation purposes cover the period from May 1, 2018 to April 30, 2019, the date on which their fiscal year ends. Operations and events relating to these entities that occurred between April 1 and 30, 2019 did not have a material financial impact on the Government's financial position and consolidated results.

166	PUBLIC ACCOUNTS 2019-2020

Appendix 4

Reporting entity

Government enterprises1

Capital Financière agricole inc.

Hydro-Québec (December 31)

Investissement Québec

Loto-Québec

Société des alcools du Québec (fiscal year ended on the last Saturday of the month of March)

Société ferroviaire et portuaire de Pointe-Noire S.E.C.

Société québécoise du cannabis (fiscal year ended on the last Saturday of the month of March)

Note: When the fiscal year of a government enterprise ends on a date other than March 31, the date is indicated in parentheses. Interim data are then used for the period between the end of the enterprise's fiscal year and March 31.

(1) The Government holds a 100% share of those enteprises, except for Capitale Financière agricole inc. where it holds 90.10%.

PUBLIC ACCOUNTS 2019-2020	167

Appendix 5

Partnerships

Government business partnerships - Purpose and percentage holding

Government partnerships	Purpose of the government partnership	Percentage holding

		2020	2019

La Financière agricole du Québec

Fonds d’investissement pour la relève agricole (FIRA) S.E.C. (September 30)	Support for the next generation of Québec farmers by promoting the start-up and transfer of farming businesses	33%	33%

Société de développement de la Baie-James

Camp 257 S.E.C. (December 31)	Sale of restaurant, accommodation and gasoline services	33%	33%

Société de développement des entreprises culturelles

Fonds Capital Culture Québec S.E.C. (December 31)	Innovative financing for Québec cultural export businesses	60%	60%

Fonds d’investissement de la culture et des communications S.E.C. (December 31)	Financial partnerships for businesses that create, produce, distribute and disseminate cultural and communication products and services	33%	33%

La Financière des entreprises culturelles (FIDEC) S.E.C. (December 31)	Financing for cultural businesses to enable them to continue to grow on international markets	46%	46%

168	PUBLIC ACCOUNTS 2019-2020

Appendix 5

Partnerships (cont'd)

Government non-business partnerships - Purpose and percentage holding

Government partnerships	Purpose of the government partnership	Percentage holding

		2020	2019

Natural Resources and Energy Capital Fund

Quebec Precious Metals Corporation, Ressources Québec inc. (Rare Earth [Kipawa]) (December 31)	Development of the rare earth mining project in Kipawa in southern Témiscamingue	32%	32%

Pieridae Energy Limited, Ressources Québec inc., Tugliq Énergie S.A.R.F. (Propriété Bourque) (December 31)	Exploration, development, production and provision of hydrocarbons in the Bourque deposit in Gaspésie	45%	45%

Cuda Oil and Gas inc., Ressources Québec inc., Gestion Bernard Lemaire inc. (projet Galt) (December 31)	Exploration and development of natural resources on the properties comprising the Galt project	17%	17%

CIUSSS de l’Estrie – Centre hospitalier universitaire de Sherbrooke

Laboratoire de simulation clinique (April 30)	Support for the university hospital community – clinical training and implementation of a simulation laboratory	45%	45%

Ministère de la santé et des services sociaux

Québec en Forme Fund	Promotion of healthy lifestyles among young people	–	50%

Société québécoise des infrastructures

Société Bon Pasteur S.E.N.C. (December 31)	Management of buildings to be used for the rental of commercial and residential premises	50%	50%

PUBLIC ACCOUNTS 2019-2020	169

Appendix 6

Properties held and fiduciary transactions

Properties held and fiduciary transactions that are not part of the Government's reporting entity and that are administered for designated beneficiaries

Accounts under administration (December 31)

Under administration of the Curateur public

Account under administration of the Educational Childcare Services Fund under administration of the Ministère de la Famille

Caisse de dépôt et placement du Québec (December 31)

Cautionnements individuels des agents de voyages

under administration of the Office de la protection du consommateur

Comité Entraide - public and parapublic sectors

under administration of the Ministère du Travail, de l'Emploi et de la Solidarité sociale

Commission de la construction du Québec (December 31)

Compensation regime for municipal bodies

under administration of the Société québécoise de récupération et de recyclage

Conseil de gestion de l'assurance parentale (December 31)

Fonds central de soutien à la réinsertion sociale (December 31)

 under administration of the Ministère de la Sécurité publique

Fonds des pensions alimentaires

under administration of the Agence du revenu du Québec

Fonds d'assurance automobile du Québec (December 31)

under administration of the Société de l'assurance automobile du Québec

Fonds d'assurance-garantie

under administration of the Régie des marchés agricoles et alimentaires du Québec

Fonds d'assurance-récolte

Fonds d'assurance-stabilisation des revenus agricoles

under administration of the La Financière agricole du Québec

Fonds d'indemnisation des clients des agents de voyages

under administration of the Office de la protection du consommateur

Fonds d'indemnisation des services financiers

 under administration of the Autorité des marchés financiers

170	PUBLIC ACCOUNTS 2019-2020

Appendix 6

Properties held and fiduciary transactions (cont'd)

Properties held and fiduciary transactions that are not part of the Government's reporting entity and that are administered for designated beneficiaries (cont'd)

Guarantee fund

under administration of the Régie du bâtiment du Québec

Parental Insurance Fund (December 31)

 under administration of the Conseil de gestion de l'assurance parentale (December 31)

Retraite Québec (December 31)

Trust fund under administration of the Bureau général de dépôts pour le Québec under administration of the Ministère des Finances

Unclaimed property (December 31)

under administration of the Agence du revenu du Québec

Workforce Skills Development and Recognition Fund

 under administration of the Ministère du Travail, de l'Emploi et de la Solidarité sociale

Note: When a fiscal year ends on a date other than March 31, the date is indicated in parentheses.

PUBLIC ACCOUNTS 2019-2020	171

Appendix 7

Segment disclosures

Consolidated statement of revenue and consolidated statement of expenditure by government mission

The Government provides segmented financial information for each of its missions. This information is intended to present the resources allocated to support its missions, and to provide users with relevant information for accountability and decision-making purposes. Intersegment transactions are usually evaluated at book value.

The following tables present the revenue sources and costs of each of the Government's missions, namely:

  Health and Social Services, which encompasses the activities of:

- the Ministère de la Santé et des Services sociaux (except for the condition of seniors and caregivers sector),

- the bodies and special funds that contribute to this mission;

  Education and Culture, which encompasses the activities of:

- the Ministère de la Culture et des Communications (except for the debt management sector),

- the Ministère de l'Éducation et de l'Enseignement supérieur (except for the status of women sector),

- the Ministère de l'Immigration, de la Diversité et de l'Inclusion,

- the bodies and special funds that contribute to this mission;

  Economy and Environment, which encompasses mainly the activities of:

- the Ministère des Affaires municipales et de l'Habitation (except for the sector related to compensation in lieu of taxes and support to municipalities, the sector related to support to ministerial activities and the Commission municipale du Québec sector),

- the Ministère de l'Agriculture, des Pêcheries et de l'Alimentation,

- the Ministère de l'Économie et de l'Innovation,

- the Ministère de l'Énergie et des Ressources naturelles,

- the Ministère de l'Environnement et de la Lutte contre les changements climatiques,

- the Ministère des Forêts, de la Faune et des Parcs,

- the Ministère des Relations internationales et de la Francophonie,

- the Ministère de la Sécurité publique (promotion and development of the Capitale-Nationale sector),

- the Ministère du Tourisme,

- the Ministère des Transports,

172	PUBLIC ACCOUNTS 2019-2020

Appendix 7

Segment disclosures (cont'd)

Consolidated statement of revenue and consolidated statement of expenditure by government mission (cont'd)

  Economy and Environment, which encompasses mainly the activities of (cont'd):

- the Ministère du Travail, de l'Emploi et de la Solidarité sociale (sector regarding employment assistance measures),

- the bodies and special funds that contribute to this mission;

  Support for Individuals and Families, which encompasses mainly the activities of:

- the Ministère de l'Éducation et de l'Enseignement supérieur (status of women sector),

- the Ministère de la Famille,

- the Ministère de la Justice (compensation and recognition sector),

- the Ministère de la Santé et des Services sociaux (condition of seniors and caregivers sector),

- the Ministère du Travail, de l'Emploi et de la Solidarité sociale (except for the sector regarding employment assistance measures),

- the bodies and special funds that contribute to this mission;

  Administration and Justice, which encompasses mainly the activities of:

- the National Assembly and persons appointed by it,

- the Ministère des Affaires municipales et de l'Habitation (sector related to compensation in lieu of taxes and support to municipalities, the sector related to support to ministerial activities and the Commission municipale du Québec sector),

- the Conseil du trésor,

- the Conseil exécutif,

- the Ministère des Finances (except for the debt management),
- the Ministère de la Justice (except for the compensation and recognition sector),

- the Ministère de la Sécurité publique,

- the Generations Fund,

- the bodies and special funds that contribute to this mission.

PUBLIC ACCOUNTS 2019-2020	173

Appendix 7

Segment disclosures (cont'd)

Consolidated statement of revenue and consolidated statement of expenditure by government mission (cont'd)

  Administration and Justice (cont'd):

In addition, revenue and expenditure related to the application or enforcement of any Act, which are under the responsibility of the Minister of Revenue, are presented in this mission, except for refundable tax credits that meet the definition of a tax-funded transfer. Each of these tax credits is presented in the expenditures of the government mission with which it is associated. Revenue from federal government transfers falling under the responsibility of the Ministère des Finances, i.e. revenue from equalization payments, payments from transfers for health care and for post-secondary education and other social programs, are also presented in this mission;

  Debt Service: which encompasses mainly the activities of the Ministère des Finances (debt management sector).

The revenue and expenditure of each government mission are presented after the eliminations of transactions and balances between the entities and unrealized gains and losses related to transactions on assets and liabilities that remained in the Government's reporting entity. In addition, when an entity's activities are related to several missions, its revenue and expenditure are allocated among the missions concerned.

174	PUBLIC ACCOUNTS 2019-2020

Appendix 7

Segment disclosures (cont'd)

Consolidated statement of revenue by government mission

(millions of dollars)

	Fiscal year ended March 31, 2020

	Health and Social Services	Education and Culture	Economy and Environment	Support for Individuals and Families	Administration and Justice	Total

REVENUE

Income and property taxes		1 539	79		48 864	50 482

Consumption taxes		90	2 338	30	18 890	21 348

Duties and permits	2	54	3 031	47	1 401	4 535

Miscellaneous revenue	4 135	1 976	1 732	208	2 911	10 962

Revenue from government enterprises					4 419	4 419

Total own-source revenue	4 137	3 659	7 180	285	76 485	91 746

Federal government transfers	228	1 380	2 185	38	21 397	25 228

Total revenue	4 365	5 039	9 365	323	97 882	116 974

	Fiscal year ended March 31, 2019

	Health and Social Services	Education and Culture	Economy and Environment	Support for Individuals and Families	Administration and Justice	Total

REVENUE

Income and property taxes		1 854	73		47 241	49 168

Consumption taxes	3	90	2 381	30	18 497	21 001

Duties and permits	2	50	2 872	48	1 389	4 361

Miscellaneous revenue	4 046	2 002	1 404	199	3 897	11 548

Revenue from government enterprises					5 548	5 548

Total own-source revenue	4 051	3 996	6 730	277	76 572	91 626

Federal government transfers	211	996	2 302	61	19 550	23 120

Total revenue	4 262	4 992	9 032	338	96 122	114 746

PUBLIC ACCOUNTS 2019-2020	175

Appendix 7

Segment disclosures (cont'd)

Consolidated statement of expenditure by government mission

(millions of dollars)

	Fiscal year ended March 31, 2020

	Health and Social Services	Education and Culture	Economy and Environment	Support for Individuals and Families	Administration and Justice	Debt Service	Total

EXPENDITURE BY SUPERCATEGORY

Transfer	5 264	5 549	9 976	9 966	2 073		32 828

Remuneration	28 238	15 263	1 591	583	5 223		50 898

Operating	10 116	4 391	4 415	356	1 346		20 624

Doubtful accounts and other allowances	81	64	1 311	21	861		2 338

Total expenditure excluding debt service	43 699	25 267	17 293	10 926	9 503	―	106 688

Debt service						7 676	7 676

Total expenditure	43 699	25 267	17 293	10 926	9 503	7 676	114 364

	Fiscal year ended March 31, 2019

	Health and Social Services	Education and Culture	Economy and Environment	Support for Individuals and Families	Administration and Justice	Debt service	Total

EXPENDITURE BY SUPERCATEGORY

Transfer	4 851	5 353	9 419	9 193	1 525		30 341

Remuneration	26 979	14 353	1 492	530	4 024		47 378

Operating	9 618	4 161	3 521	342	1 367		19 009

Doubtful accounts and other allowances	74	20	298	30	594		1 016

Total expenditure excluding debt service	41 522	23 887	14 730	10 095	7 510	―	97 744

Debt service						8 722	8 722

Total expenditure	41 522	23 887	14 730	10 095	7 510	8 722	106 466

176	PUBLIC ACCOUNTS 2019-2020

Appendix 8

Fiduciary transactions conducted by the Government

Summary of properties held and fiduciary transactions administered for designated beneficiaries

(millions of dollars)

	As at March 31, 2020

				Net assets
	Assets		Liabilities	(liabilities)

Accounts under administration(1), under administration of the Curateur public	649		115	534

Account under administration of the Educational Childcare Services Fund	3		3

Caisse de dépôt et placement du Québec(1)	392 619		52 510	340 109	(2),(3)

Cautionnements individuels des agents de voyages	6	(2)	4	2

Comité Entraide – public and parapublic sectors	4		3	1

Commission de la construction du Québec

General administration fund(1)	310		327	(17)

Supplemental Pension Plan(1) :

general account	4 077	(2)	2 453	1 624

complementary account	12 867	(2)	12 867

pensioners' account	9 038	(2)	8 867	171

Other funds(1)	2 356		1 421	935

Compensation regime for municipal bodies

Conseil de gestion de l’assurance parentale(1)	14		14

Parental Insurance Fund(1)	571	(2)	63	508

Fonds central de soutien à la réinsertion sociale(1)	2			2

Fonds d’assurance automobile du Québec(1)	13 063	(2)	8 804	4 259

Fonds d’assurance-garantie	10	(2)		10

Fonds d’assurance-récolte	305	(2)	28	277

Fonds d’assurance-stabilisation des revenus agricoles	29		199	(170)

Fonds des pensions alimentaires	165		165

Fonds d’indemnisation des clients des agents de voyages	138	(2)	6	132

Fonds d’indemnisation des services financiers	84	(2)	22	62

PUBLIC ACCOUNTS 2019-2020	177

Appendix 8

Fiduciary transactions conducted by the Government (cont'd)

Summary of properties held and fiduciary transactions administered for designated beneficiaries (cont'd)

(millions of dollars)

	As at March 31, 2020

			Net assets
	Assets	Liabilities	(liabilities)

Guaranty fund	8	23	(15)

Retraite Québec(1)	261	246	15

Government pension plans – share paid by participants(1):

RREGOP	76 699(2)	68 722	7 977

PPMP	9 327(2)	8 193	1 134

PPPOCS	728(2)	659	69

SPMSQ	615(2)	569	46

Other pension plans administered by Retraite Québec(1)	392(2)	324	68

Québec Pension Plan Fund(1)

Québec Pension Plan – Base plan	82 421(2)	876	81 545

Québec Pension Plan – Additional plan	418(2)	2	416

Trust fund under administration of the Bureau général de dépôts pour le Québec	1 143	1 143

Unclaimed property(1), under administration of the Agence du revenu du Québec	202	172	30

Workforce Skills Development and Recognition Fund	108	11	97

(1) The data are as at December 31, 2019, i.e. the end date of the trust fund's fiscal year.

(2) The funds of certain trusts are entrusted in whole or in part to the Caisse de dépôt et placement du Québec (the Caisse). The net assets of the Caisse, shown at fair value, included $208 301 M in funds entrusted to it by these trusts.

(3) The net assets of the Caisse include assets taken into account in the Government's consolidated financial statements, particularly those of the Retirement Plans Sinking Fund and the Generations Fund. The fair value of these assets was $101 079 M.

178	PUBLIC ACCOUNTS 2019-2020

Glossary

The following terms are used in the sections "Analysis of the consolidated financial statements" and "Consolidated financial statements" contained in this volume. Definitions mainly come from the CPA Canada Public Sector Accounting Handbook.

Accrual basis of accounting

The accrual basis of accounting is an accounting method that involves taking into account, in determining an entity's net results, the revenues the entity earned and the expenditures it incurred during a fiscal year without considering the moment the transactions were settled through cash receipts or disbursements or in any other manner.

Advance borrowings

Advance borrowings are borrowings made by the general fund of the Consolidated Revenue Fund in a fiscal year to meet its financial requirements in the next fiscal year.

Budget balance

The budget balance and its calculation method are defined in the Balanced Budget Act (CQLR, chapter E-12.00001).

The budget balance measures the attainment of a balanced budget. For a given fiscal year, it is the result of the difference between the revenue and expenditure determined in accordance with the Government's accounting policies and taking into account the following adjustments:

  items not included in the budget balance:

i) the revenue and expenditure recorded in the Generations Fund,

ii) certain retroactive adjustments to revenue from government enterprises,

iii) for fiscal 2012-2013, the result arising from discontinued operations following the decision to close the Gentilly-2 nuclear generating station, presented in Hydro-Québec's annual consolidated financial statements;

  items included in the budget balance:

i) entries charged directly to the accumulated deficit, except for those resulting from:

(1) the retroactive effect of any new Canadian Institute of Chartered Accountants standard1  for the years preceding the changeover year proposed by the Institute,

(2) accounting changes resulting from the 2006-2007 accounting reform appearing in the public accounts.

_____________________________________

1 The standards of the Canadian Institute of Chartered Accountants have been published by CPA Canada since November 1, 2013.

PUBLIC ACCOUNTS 2019-2020	181

Glossary (cont'd)

Cash equivalents

Cash equivalents are short-term highly liquid investments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of changes in value. Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investing or other purposes. An investment would normally qualify as a cash equivalent only when it has a short maturity of, say, three months or less from the date of acquisition.

Consolidated Revenue Fund

The Consolidated Revenue Fund consists of all money received or collected from various sources over which the Parliament of Québec has the power of appropriation. It comprises a general fund and special funds.

Cost-sharing plans

Cost-sharing pension plans are joint plans for which the Government's responsibility for payment of the benefits granted by the plan is limited to its share of the cost of benefits accrued by employees.

Cost-balance plans

Cost-balance pension plans are plans for which the Government covers the total cost of accrued benefits, net of the contributions paid by employees and certain employers.

Debt representing accumulated deficits

The debt representing accumulated deficits consists of the accumulated deficits presented in the Government's consolidated financial statements.

Derivative instruments

Derivative instruments are instruments whose value fluctuates depending on an underlying instrument, regardless of whether the underlying instrument is actually held or issued.

Financial assets

Financial assets represent assets available at the end of the fiscal year that can be used to repay existing debts or to finance future operations. They are not intended to be used to deliver public services.

Financial instruments

Financial instruments are liquid assets, equity securities in an entity or contracts that are both a source of financial assets for one of the two contracting parties and a source of financial liabilities or equity instruments for the other contracting party.

182	PUBLIC ACCOUNTS 2019-2020

Glossary (cont'd)

Fixed assets

Fixed assets consist of acquired, built, developed or improved non-financial assets, whose useful life extends beyond the fiscal year and which are intended to be used on an ongoing basis for producing goods or delivering services.

General fund

The general fund consists of money paid into the Consolidated Revenue Fund that has not been credited to a special fund under legislative provisions.

Generations Fund

Under the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1), the Minister of Finance deposits the sums that make up this fund with the Caisse de dépôt et placement du Québec. These sums are used exclusively for repaying the Government's gross debt.

Government enterprises

A government enterprise has all of the following characteristics:

  it is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court;

  it is vested with the financial and administrative power to carry out commercial activities;

  its main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government's reporting entity;

  it may, during the normal course of its operations, pursue its activities and settle its debts using revenue from sources not included in the Government's reporting entity.

Government business partnerships

A government business partnership has all of the following characteristics:

  it is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court;

  it is vested with the financial and administrative power to carry out commercial activities;

  its main activity is the sale of goods or the delivery of services to individuals or to organizations other than the partners, not included in the Government's reporting entity;

  it may, during the normal course of its operations, pursue its activities and settle its debts using revenue from sources other than the partners, not included in the Government's reporting entity.

PUBLIC ACCOUNTS 2019-2020	183

Glossary (cont'd)

Gross debt

The gross debt corresponds to the sum of debts before deferred foreign exchange gains or losses and the liability regarding the pension plans and other employee future benefits. The balance of the Generations Fund is subtracted from this amount.

The gross debt for a fiscal year does not include borrowings contracted by the Minister of Finance for the following fiscal year.

Gross domestic product (GDP)

GDP is the value of all goods and services produced within the geographical limits of a country or a territory during a given calendar year.

Inventories

Inventories consist of supplies that are consumed in the normal course of operations during the coming fiscal years.

Liabilities

Liabilities are obligations of the Government toward third parties on the financial statement date arising from past transactions or events, and whose fulfilment will give rise to an outflow of resources representative of economic benefits in the future.

Missions

Missions are the basic activity areas of a government that constitute its raison d'être. In Québec, there are six missions: "Health and Social Services", "Education and Culture", "Economy and Environment", "Support for Individuals and Families", "Administration and Justice", and "Debt Service".

Net debt

The net debt corresponds to the difference between the Government's financial assets and its liabilities. It consists of accumulated deficits and non-financial assets.

Non-financial assets

Non financial assets represent assets who, by their nature, are used in the normal course of the Government's activities to deliver public services.

Own-source revenue

Own-source revenue consists of revenue from income and property taxes, consumption taxes, duties and permits, miscellaneous sources and government enterprises.

184	PUBLIC ACCOUNTS 2019-2020

Glossary (cont'd)

Retirement Plans Sinking Fund (RPSF)

Under the Financial Administration Act (CQLR, chapter A-6.001), the Minister of Finance may make long-term investments by depositing money from the general fund of the Consolidated Revenue Fund with the Caisse de dépôt et placement du Québec, up to an amount equal to the sums recorded as the pension plans liability, in order to create a sinking fund to provide for the payment of all or part of the benefits awarded under these plans.

Revenue from duties and permits

Revenue from duties and permits arises from transactions with consideration for which the Government grants a third party, in exchange for liquid assets, a right of use or an operating permit or issues a third party a certificate.

Sinking Fund relating to Government Borrowings

Under the Financial Administration Act (CQLR, chapter A-6.001), the Minister of Finance may create a sinking fund to provide for the repayment of any borrowing that is part of the Government's public debt. To that end, the Minister may, with the authorization of the Government, take out of the general fund of the Consolidated Revenue Fund any sum the Minister pays into the sinking fund. In addition, prudential liquid assets are kept in the sinking fund to enable the Government to fulfill its financial commitments in the event of major disruptions in financial markets.

Special fund

A special fund is a fund established by an Act to provide for certain financial commitments of a minister, a budget-funded body or a non-budget-funded body exercising an adjudicative function. Legislative provisions determine which sums paid into the Consolidated Revenue Fund must be credited to a special fund.

Supercategories

Supercategories consist of the categories used to account for expenditures. There are five expenditures supercategories.

Transfer

This supercategory includes expenditures that are paid out to provide beneficiaries with various forms of financial support. For the Government, these expenditures do not constitute direct acquisitions of goods or services or funds granted for the purpose of obtaining a return, as in the case of an investment, or amounts for which it expects to be repaid at a later date, as in the case of loans.

PUBLIC ACCOUNTS 2019-2020	185

Glossary (cont'd)

Supercategories (cont'd)

Remuneration

This supercategory includes expenditures incurred for ordinary remuneration, overtime and certain other indemnities paid directly by the Government to permanent and part-time employees and to casual employees, including students and seasonal public sector employees. It also includes the remuneration of health professionals, salaries and allowances incurred towards members of the National Assembly, any person appointed or designated by the National Assembly to perform a function under its jurisdiction, the personnel it manages, judges and members of the Sûreté du Québec. Lastly, it includes all benefits and other contributions paid by the Government in its capacity as an employer, particularly, contributions to the pension plans, the Québec Pension Plan, the Québec Parental Insurance Plan and employment insurance.

Operating

This supercategory includes expenditures incurred in the course of an entity's administrative activities, apart from remuneration expenses, transfer expenses, doubtful accounts and other allowances, and debt service. In particular, it includes the estimated cost of reassessments and of the Government's new obligations regarding the remediation of contaminated sites, as well as the depreciation of fixed assets.

Doubtful accounts and other allowances

This supercategory includes expenditures resulting from changes in the allowance for doubtful accounts, the allowance for losses on financial initiatives guaranteed by the Government and the valuation allowance for loans, portfolio investments and advances.

Debt service

This supercategory includes interests on debts and on obligations related to accrued benefits of pensions plans and other future benefits. he revenues dedicated to the repayment of those liabilities are presented as a reduction of debt service is sufficient. The latter also includes the amortization of premiums, discounts and costs related to the issuance and management of debts, as well as foreign exchange gains and losses, including their amortization.

Transfer expenditures

Transfers are economic benefits granted by a government to a recipient, for no consideration in goods or services and for which the government does not expect to be reimbursed at a later date or to obtain a direct financial return.

186	PUBLIC ACCOUNTS 2019-2020